UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
EGL, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

EGL, Inc. common stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:

40,818,870 shares of EGL, Inc. common stock (net of 5,718,606 treasury shares);

1,602,087 options to purchase EGL, Inc. common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction valuation is determined based upon the sum of (a) the product of (i) 40,818,870 shares of EGL, Inc. common stock (net of 5,718,606 treasury shares) outstanding on May 24, 2007, and (ii) the merger consideration of $47.50 per share (equal to $1,938,896,325) and (b) an aggregate of $32,042,308 expected to be paid upon the cancellation of outstanding options having an exercise price less than $47.50 (the "Total Consideration"). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the filing fee was determined by multiplying 0.0000307 by the Total Consideration.

(4)	Proposed maximum aggregate value of transaction:

$1,970,938,633

(5)	Total fee paid:

$60,507.82

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUBJECT TO COMPLETION, DATED AS OF JUNE 5, 2007

MERGER PROPOSED — IMPORTANT

, 2007

To the Shareholders of EGL, Inc.:

You are cordially invited to attend the 2007 annual meeting of shareholders of EGL, Inc. to be held on           ,          , 2007 at     a.m., local time, at           ,           , Houston, Texas. The attached proxy statement provides information regarding the matters to be acted on at the annual meeting, including at any adjournment or postponement thereof.

At the annual meeting, you will be asked to consider and vote upon:

•	a proposal to approve the Agreement and Plan of Merger dated as of May 24, 2007, among CEVA Group Plc, EGL, Inc. and CEVA Texas Holdco Inc. Pursuant to the merger agreement, CEVA Texas Holdco Inc. (“Acquisition Co.”), will merge with and into EGL, with EGL continuing as the surviving corporation;

•	any motion to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the foregoing proposal;

•	the election of eight directors; and

•	such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

If the merger agreement is approved and the merger is completed, each share of EGL common stock (other than shares held directly or indirectly by CEVA Group Plc (“Parent”), Acquisition Co., subsidiaries of EGL, shareholders who have perfected their dissenters’ rights under Texas law, and, at Parent’s election, shares acquired by certain affiliates of Parent from certain members of EGL’s senior management) will be converted into the right to receive $47.50 in cash without interest. Immediately prior to the merger, certain members of EGL’s senior management (referred to as Rollover Investors) may exchange all or a portion of their equity interests in EGL, or cash consideration they receive in the merger for their EGL equity interests, for equity interests in an affiliate of Parent. As a result of the merger, EGL will be indirectly wholly owned by Parent. A copy of the merger agreement is included as Annex A to the accompanying proxy statement.

On December 26, 2006, EGL’s board of directors established a special committee consisting of four independent directors, and empowered it to, among other things, study, review, evaluate, negotiate and, if appropriate, make a recommendation to EGL’s board of directors with respect to a merger transaction. The special committee has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of EGL and its shareholders other than the Rollover Investors, and has recommended to the full EGL board of directors that the board of directors approve the merger agreement, the merger and the other transactions contemplated thereby.

EGL’s board of directors, after considering factors including the unanimous determination and recommendation of the special committee, unanimously determined (with directors James R. Crane and Frank J. Hevrdejs, who were involved in a previous proposal to acquire EGL, taking no part in the deliberations or the vote) that the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of EGL and its shareholders other than the Rollover Investors, and approved the merger agreement, the merger and the other transactions contemplated thereby. Accordingly, EGL’s board of directors recommends (with Messrs. Crane and Hevrdejs taking no part in the deliberations or the vote) that you vote FOR the approval of the merger agreement. In arriving at their respective recommendations of the merger agreement, EGL’s board of directors and its special committee carefully considered a number of factors which are described in the accompanying proxy statement.

The accompanying proxy statement provides you with detailed information about the merger agreement and the merger. You are urged to read the entire document carefully.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of EGL’s outstanding shares is required to approve the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of EGL common stock present in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote.

Accordingly, the eight nominees who receive the highest number of properly executed “FOR” votes from the holders of EGL common stock will be elected as directors.

If you fail to vote, the effect will be the same as a vote against the approval of the merger agreement. Once you have read the accompanying materials, please take the time to vote on the proposals submitted to shareholders at the annual meeting, whether or not you plan to attend the meeting, by completing and mailing the enclosed proxy card or by voting your shares by telephone by following the instructions on your proxy card. If you receive more than one proxy card because you own shares that are registered differently, please vote all of your shares shown on all of your proxy cards.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the annual meeting.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is assisting us, toll-free at (888) 605-7533.

Sincerely,

James R. Crane
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, or passed upon the fairness or merits of the merger or the adequacy or accuracy of the information contained in the enclosed proxy statement. Any contrary representation is a criminal offense.

This proxy statement is dated          , 2007, and it and the proxy card are first being mailed to shareholders on or about          , 2007.

NOTICE OF ANNUAL MEETING

, 2007

Dear Shareholder:

On          ,          , 2007, EGL, Inc. will hold its 2007 annual meeting of shareholders at          ,          , Houston, Texas. The meeting will begin at a.m., local time.

Only holders of shares of common stock, par value $0.001 per share, of record at the close of business on          , 2007 may vote at this meeting or at any adjournments or postponements that may take place. At the meeting you will be asked to consider and vote upon:

•	a proposal to approve the Agreement and Plan of Merger dated as of May 24, 2007 among CEVA Group Plc, EGL, Inc. and CEVA Texas Holdco Inc., as it may be amended from time to time;

•	any motion to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the foregoing proposal;

•	the election of eight members to the board of directors for the ensuing year; and

•	such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Your board of directors (with directors James R. Crane and Frank J. Hevrdejs, who were involved in a previous proposal to acquire EGL, taking no part in the deliberations or vote) has approved and recommends that you vote FOR the approval of the merger agreement and FOR the adjournment proposal, which are discussed in more detail in the accompanying proxy statement. The board of directors also recommends voting FOR each of the eight nominees to the board of directors.

If you are a holder of shares of our outstanding common stock as of the effective date of the proposed merger, and you follow the applicable procedures set forth in the Texas Business Corporation Act, you have the right to demand the purchase of your shares of our common stock for a purchase price equal to the “fair value” of your shares, as determined by a court. This right is explained more fully under “The Merger — Dissenters’ Rights of Shareholders” in the accompanying proxy statement. The dissenters’ rights provisions of Texas law are attached to the accompanying proxy statement as Annex B.

Regardless of the number of shares you own, your vote is very important. The affirmative vote of the holders of at least a majority of EGL’s outstanding shares is required to approve the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of EGL common stock present in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the eight nominees who receive the highest number of properly executed “FOR” votes from the holders of EGL common stock will be elected as directors. The holders of a majority of shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum as to that matter at the annual meeting. If you fail to vote, the effect will be the same as a vote against the approval of the merger agreement.

We hope you will be able to attend the meeting, but whether or not you plan to attend, please vote your shares by:

•	signing and returning the enclosed proxy card as soon as possible, or

•	calling the toll-free number listed on the proxy card.

Voting by proxy will not prevent you from voting your shares in person in the manner described in the accompanying proxy statement if you subsequently choose to attend the annual meeting. You should not send in your certificates representing shares of EGL, Inc. common stock until you receive instructions to do so.

We are sure you will understand that if you do attend the meeting, space limitations will make it necessary to limit attendance to shareholders, though each shareholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts will need a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting, and cell phones must be turned off.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Dana A. Carabin
Corporate Secretary

i

SUMMARY TERM SHEET

The following summary, together with “Questions and Answers About the Annual Meeting and the Merger,” highlights selected information contained in this proxy statement. It may not contain all of the information that may be important in your consideration of the merger and the other proposals. We encourage you to read carefully this proxy statement before voting. Where appropriate, we have set forth a section and page reference directing you to a more complete description of the topics described in this summary.

The Parties to the Merger:	EGL, Inc., which we sometimes refer to in this proxy statement as we or EGL, is a leading global transportation, supply chain management and information services company dedicated to providing flexible logistics solutions on a price competitive basis. EGL’s services include air and ocean freight forwarding, customs brokerage, local pick up and delivery service, materials management, warehousing, trade facilitation and procurement and integrated logistics and supply chain management services. EGL provides value-added services in addition to those customarily provided by traditional air freight forwarders, ocean freight forwarders and customs brokers. These services are designed to provide global logistics solutions for customers in order to streamline their supply chain, reduce their inventories, improve their logistics information and provide them with more efficient and effective domestic and international distribution strategies in order to enhance their profitability. EGL trades on the NASDAQ Global Select Market under the symbol “EAGL” and was incorporated in Texas in 1984.

CEVA Group Plc, which we sometimes refer to in this proxy statement as Parent, is a public company limited by shares incorporated in England and Wales owned by affiliates of Apollo Management VI, L.P., which we sometimes refer to in this proxy statement as Apollo.

CEVA Texas Holdco Inc., which we sometimes refer to in this proxy statement as Acquisition Co., is a Texas corporation and an indirect wholly owned subsidiary of Parent.

See “The Parties to the Merger,” beginning on page 16.

The Merger:	Pursuant to the merger agreement, Acquisition Co. will be merged with and into EGL, with EGL continuing as the surviving company in the merger, which we refer to as the Surviving Corporation. Immediately following the merger, EGL, as the Surviving Corporation in the merger, will be an indirect wholly owned subsidiary of Parent. Parent is owned by CEVA Investments Limited, which is in turn owned by affiliates of Apollo and certain minority shareholders, including TNT N.V. and certain employees of Parent or Parent’s subsidiaries. In connection with the merger, certain members of senior management of EGL, whom we refer to as the Rollover Investors, may make commitments, which we refer to as Rollover Commitments, to purchase shares of an affiliate of Parent either with cash or by contributing their equity interests in EGL to an affiliate of Parent. The following members of EGL’s management have been identified by Parent as Rollover Investors: E. Joseph Bento and Vittorio Favati. Parent expects that additional management members will make Rollover Commitments. See “The Merger — Effects of the Merger” beginning on page 41, and “The Merger — Interests of Certain Persons in the Merger” beginning on page 44.

We are working to complete the merger as quickly as possible, and we currently anticipate that it will be completed in the third quarter of 2007. However, we cannot predict the exact timing of the completion of the merger and whether the merger will be completed. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived.

Whenever we refer to the merger agreement in this proxy statement, we are referring to the Agreement and Plan of Merger attached as Annex A to this proxy statement, as it may be amended from time to time. You should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration; Effects of the Merger:	If the merger is completed, you will receive $47.50 per share in cash, without interest, for each share of EGL common stock you own at that time, unless you are a dissenting shareholder and you perfect your dissenters’ rights under Texas law. As a result of the merger, EGL’s shareholders, other than Parent and the Rollover Investors, will no longer have a direct or indirect equity interest in EGL; EGL common stock will no longer be listed on the NASDAQ Global Select Market, which we refer to as NASDAQ; and the registration of EGL common stock under Section 12 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, will be terminated. See “The Merger — Effects of the Merger” beginning on page 41.

Treatment of Outstanding Options and Restricted Stock:	If the merger is completed, unless otherwise agreed between a holder, EGL and Parent, each outstanding option to purchase shares of EGL common stock granted under an EGL plan and not exercised prior to the merger will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of EGL common stock underlying the option multiplied by the amount (if any) by which $47.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Unless otherwise agreed between a holder and Parent, each share of restricted stock will vest and be cancelled and converted into the right to receive a cash payment equal to $47.50, without interest and less any applicable withholding taxes. See “The Merger — Effects of the Merger” beginning on page 41.

Interests of Certain Persons in the Merger:	In considering the proposed transactions, you should be aware that some EGL shareholders, directors, officers and employees have interests in the merger that may be different from, or in addition to, your interests as an EGL shareholder generally, including:

• the opportunity to invest in an affiliate of Parent;

• ongoing employment arrangements and other arrangements with respect to Parent;

• accelerated vesting and cash-out of in-the-money stock options and of restricted stock held by directors, officers and employees of EGL, unless otherwise agreed between a holder, EGL and Parent;

• management retention agreements with EGL that provide for benefits upon the occurrence of a qualifying termination following a change in control of EGL such as the merger;

• continued indemnification and directors’ and officers’ liability insurance to be provided by Parent and the Surviving Corporation to current and former directors, officers and employees of EGL and its subsidiaries;

• a “retention bonus” program providing for cash payments after the closing of the merger; and

• receipt of a portion of the termination fee paid by EGL pursuant to the Agreement and Plan of Merger dated as of March 18, 2007 among Talon Holdings LLC, EGL and Talon Acquisition Co., which we refer to in this proxy statement as the Talon merger agreement.

These arrangements are more fully described under “The Merger — Effects of the Merger” beginning on page 41 and “The Merger — Interests of Certain Persons in the Merger” beginning on page 44.

The special committee and the board of directors were aware of these interests and considered them, among other matters, prior to providing their respective recommendations with respect to the merger agreement.

Annual Meeting:	We will hold the 2007 annual meeting of shareholders of EGL on , , 2007 at a.m. local time, at , , Houston, Texas. At the meeting, shareholders will be asked to consider and vote upon:

• a proposal to approve the Agreement and Plan of Merger dated as of May 24, 2007 among Parent, EGL and Acquisition Co., as it may be amended from time to time;

• any motion to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the foregoing proposal;

• the election of eight members to the board of directors for the ensuing year; and

• such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The record date for the annual meeting is , 2007. Only holders of EGL common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

Required Vote:	The affirmative vote of the holders of at least a majority of the shares of EGL common stock then entitled to vote at a meeting of shareholders, which means a majority of the outstanding shares of EGL common stock, and which we sometimes refer to as the Required Vote, is required to approve the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of EGL common stock present in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the eight nominees who receive the highest number of properly executed “FOR” votes from the holders of EGL common stock will be elected as directors. The holders of a majority of shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum as to that matter at the annual meeting.

If you fail to vote, the effect will be the same as a vote against the approval of the merger agreement.

Voting, Proxies and Revocation of Proxies:	Stockholders of record entitled to vote at the annual meeting may vote their shares by telephone, by returning the enclosed proxy card by mail, or by voting in person by appearing at the annual meeting. If your shares of EGL common stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote against the approval of the merger agreement.

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone) may revoke the proxy at any time before it is voted at the annual meeting. See “The Annual Meeting — Revocation of Proxies” for more details.

Recommendations:	The special committee of independent directors of EGL’s board of directors that was appointed to, among other things, review and evaluate the merger proposal has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of EGL and its shareholders other than the Rollover Investors, and has recommended to the full EGL board of directors that the board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that the shareholders of EGL approve the merger agreement. In making its determination and recommendation, the special committee also recommended that the board of directors terminate the Talon merger agreement. After considering factors including the unanimous recommendation of the special committee, EGL’s board of directors (with Messrs. Crane and Hevrdejs, who were involved in the transactions contemplated by the Talon merger agreement, taking no part in the deliberations or the vote) has:

• terminated the Talon merger agreement and caused EGL to pay the $30 million termination fee in accordance with the terms of the Talon merger agreement;

• determined that the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of EGL and its shareholders other than the Rollover Investors;

• approved the merger agreement, the merger and the other transactions contemplated thereby, including the merger; and

• recommended that EGL’s shareholders approve the merger agreement.

Accordingly, the special committee and the board of directors recommend that you vote to approve the merger agreement. See “The Merger — Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement” beginning on page 32.

Additionally, the board of directors recommends voting FOR each of the eight nominees to the board of directors. Biographical information for each nominee is outlined in this proxy statement under “Election of Directors”. Although the board of directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the board.

Opinion of Deutsche Bank:	The special committee and the board of directors received an opinion from Deutsche Bank Securities, Inc. (“Deutsche Bank”), to the effect that, as of the date of its opinion, the cash merger consideration of $47.50 per share, without interest, to be received by the holders of EGL common stock in the merger was fair, from a financial point of view, to such holders. Deutsche Bank’s opinion is subject to the assumptions, limitations and qualifications set forth in such opinion, which is attached as Annex C to this proxy statement. We encourage you to read carefully the opinion in its entirety and the section entitled “The Merger — Opinion of Deutsche Bank” beginning on page 35 for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion of Deutsche Bank was provided to EGL’s special committee and its board of directors in connection with their respective evaluations of the merger, does not address any other aspect of the merger and does not constitute a recommendation as to how any shareholder should vote on any matter at the annual meeting.

What We Need to Do to Complete the Merger:	We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others:

• approval of the merger agreement by the Required Vote;

• the absence of any legal restraint or prohibition preventing the consummation of the merger and the other transactions contemplated by the merger agreement;

• the expiration or early termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we call the HSR Act, and receipt of certain foreign competition approvals, as described under “The Merger — Regulatory Approvals”;

• the absence of any fact, circumstance, event, change, effect or occurrence that constitutes a material adverse effect on EGL, as described under “The Merger Agreement — Representations and Warranties,” that has occurred since the date of the merger agreement and is continuing;

• the representations and warranties of EGL and those of Parent and Acquisition Co. being true and correct, except in certain cases where the failure to be true and correct would not have a material adverse effect; and

• EGL’s and Parent’s performance in all material respects of all of their respective obligations and compliance in all material respects with all of their respective agreements in the merger agreement.

At any time before the merger, to the extent legally allowed, the board of directors of EGL may, acting together with Parent and Acquisition Co., waive compliance with any of the conditions contained in the merger agreement without the approval of EGL’s shareholders. As of the date of this proxy statement, neither EGL nor Parent expects that any condition will be waived. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 72.

Termination of the Merger Agreement:	The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether prior to or after EGL’s shareholders approve the merger agreement:

• by mutual written consent of EGL and Parent;

• by either EGL or Parent if the merger is not completed by November 1, 2007, which we refer to as the end date; although, if certain antitrust or regulatory conditions have not been satisfied by the end date, either Parent or EGL may extend the date until January 10, 2008;

• by either EGL or Parent if a legal restraint or order permanently restraining or otherwise prohibiting the consummation of the merger has become final and non-appealable, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts to remove the restraint or order;

• by either EGL or Parent if the shareholders of EGL fail to approve the merger agreement at the shareholders meeting or any adjournment or postponement of that meeting, provided that EGL may not exercise such termination right if the failure to obtain shareholder approval was proximately caused by a breach of specified provisions of the merger agreement;

• by either EGL or Parent if the other party has breached or failed to perform any of its representations, warranties or covenants, the breach or failure to perform would result in a failure of a mutual condition or a condition to the terminating party’s obligation to complete the merger and the breach or failure to perform cannot be cured by the end date, provided that the party seeking to terminate has given the other party the required notice and is not then in material breach of the merger agreement so as to cause a condition to closing not to be satisfied;

• by EGL in certain circumstances if, prior to the receipt of the Required Vote, the board of directors of EGL (or the special committee) has received a superior proposal, provided EGL has complied with its obligations under the merger agreement described under “The Merger Agreement — Termination,” and “The Merger Agreement — Termination Fee and Expenses; Remedies;”

• by Parent if the board of directors of EGL or the special committee withdraws or modifies, or publicly proposes to withdraw or modify, in a manner adverse to Parent or Acquisition Co., its recommendation, fails to recommend to EGL’s shareholders that they approve the merger agreement or approves or recommends, or publicly proposes to approve or recommend, any alternative proposal; or

• by Parent if since the date of the merger agreement there shall have been a material adverse effect with respect to EGL that cannot be cured by the end date.

See “The Merger Agreement — Termination” beginning on page 73.

Expenses and Termination Fee:	If the merger agreement is terminated under certain specified circumstances:

• EGL will be obligated to pay a termination fee of $20 million to Parent;

• EGL will be obligated to pay the reasonable out-of-pocket documented expenses of Parent and Acquisition Co., up to $15 million, which would be credited against the $20 million termination fee if it becomes payable; or

• Parent will be obligated to pay a termination fee of either $40 million or $60 million (depending on the circumstances) to EGL.

See “The Merger Agreement — Termination Fee and Expenses; Remedies” beginning on page 74.

Financing of the Merger:	The merger agreement does not contain any condition relating to the receipt of financing by Parent and Acquisition Co. Parent estimates that the total amount of funds necessary to consummate the transaction, including debt to be incurred and to remain outstanding in connection with the merger, and to pay related customary fees and expenses is approximately $2.2 billion. Parent currently expects this amount to be provided through a combination of sources including:

• up to approximately $100.0 million in new equity financing from an affiliate of Parent,

• up to approximately $1.85 billion in new debt financing,

• approximately $253.3 million of cash of Parent and EGL, and

• approximately $36.0 million of debt of EGL to remain outstanding after the consummation of the merger.

See “The Merger — Financing of the Merger” beginning on page 50.

No Solicitation of Competing Proposals:	The merger agreement restricts the ability of EGL to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving EGL or its subsidiaries and the board of directors’ and the special committee’s ability to change or withdraw their respective recommendations of the merger agreement. Notwithstanding these restrictions, under circumstances specified in the merger agreement, EGL may respond to an unsolicited “alternative proposal” or terminate the merger agreement and enter into an agreement with respect to a “superior proposal,” as each term is defined in the merger agreement and described in the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation,” so long as it complies with the terms of the merger agreement. The board of directors or the special committee may also withdraw its recommendation of the merger agreement if it concludes that doing so is necessary in order to comply with its fiduciary duties. See “The Merger Agreement — Other Covenants and Agreements — No Solicitation” beginning on page 64.

Dissenters’ Rights:	If you are a holder of shares of our outstanding common stock as of the effective date of the merger, and you follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to demand the purchase of your shares of our common stock for a purchase price equal to the “fair value” of your shares, as determined by a court. Under Texas law, fair value of shares for purposes of the exercise of dissenters’ rights is defined as the value of the shares as of the date immediately preceding the shareholders meeting date, excluding any appreciation or depreciation in value of the shares in anticipation of the merger. Failure to comply strictly with all of the procedures required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights, in which event you will be entitled to receive the merger consideration in accordance with the merger agreement. If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted in favor of the merger and the merger agreement and you will lose your dissenters’ rights. In view of the complexity of Articles 5.11, 5.12 and 5.13 of the

Texas Business Corporation Act, if you are considering dissenting from the merger, we urge you to consult your own legal counsel. The relevant sections of the Texas Business Corporation Act are reproduced and attached as Annex B to this proxy statement.

See “The Merger — Dissenters’ Rights of Shareholders” beginning on page 54.

Material United States Federal Income Tax Consequences:	The receipt of cash in exchange for shares of EGL common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss in the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in EGL common stock surrendered. Tax matters are very complicated. The tax consequences of the merger to you will depend upon your particular circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you. See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 48.

Accounting Treatment of the Merger:	The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price of $1.97 billion would be allocated to the assets and liabilities of EGL based on their relative fair values following Statement of Financial Accounting Standards No. 141, Business Combinations.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

Q:	Where and when is the annual meeting?

A:	We will hold the 2007 annual meeting of shareholders of EGL on , , 2007 at a.m. local time, at , , Houston, Texas.

Q:	What matters will be voted on at the annual meeting?

A:	You will be asked to consider and vote upon:

• a proposal to approve the Agreement and Plan of Merger dated as of May 24, 2007 among Parent, EGL and Acquisition Co., as it may be amended from time to time;

• any motion to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the foregoing proposal;

• the election of eight members to the board of directors for the ensuing year; and

• such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Q:	How do EGL’s special committee and board of directors recommend that I vote on the proposals?

A:	The special committee and the board of directors of EGL recommend that you vote:

• FOR the proposal to approve the merger agreement, and

• FOR the adjournment proposal.

In addition, the board of directors recommends that you vote FOR each of the eight nominees to the board of directors.

Q:	What happened to the proposed merger with affiliates of James R. Crane?

A:	On May 24, 2007, EGL terminated the Talon merger agreement with James R. Crane’s affiliates in accordance with its terms in order to enter into the merger agreement with Parent and Acquisition Co. Concurrent with the termination of the Talon merger agreement and pursuant to its terms, EGL paid Talon Holdings LLC a termination fee of $30 million.

Q:	Who is entitled to vote at the annual meeting?

A:	The record date for the annual meeting is , 2007. Only holders of EGL common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

Q:	What constitutes a quorum for the annual meeting?

A:	The holders of a majority of shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum as to that matter at the annual meeting. Therefore, the presence, in person or by proxy, of shareholders representing a majority of the shares of EGL common stock outstanding on the record date will constitute a quorum for the proposals to be considered and voted upon at the annual meeting.

Q:	What vote is required to approve the proposals?

A:	The affirmative vote of the holders of at least a majority of the shares of EGL common stock then entitled to vote at a meeting of shareholders, which means a majority of the outstanding shares of EGL common stock, is required to approve the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of EGL common stock present in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the eight nominees who receive the highest number of properly executed “FOR” votes from the holders of EGL common stock will be elected as directors.

Q:	What will an EGL shareholder receive when the merger occurs?

A:	For every share of EGL common stock that they own at the effective time of the merger, shareholders will be given the right to receive $47.50 in cash, without interest. This does not apply to shares held directly or indirectly by Parent, Acquisition Co., EGL or its subsidiaries, or shareholders who have perfected their dissenters’ rights under Texas law, or, at Parent’s election, certain shares acquired by an affiliate of Parent from the Rollover Investors.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, and currently expect the merger to close in the third quarter of 2007. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived, as permitted by law.

Q:	What do I need to do now?

A:	Please vote as soon as possible. We urge you to read this proxy statement carefully, including its annexes, and to consider how the transaction affects you as a shareholder.

Q:	How do I vote?

A:	You should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at the annual meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote FOR the proposals presented at the meeting. If you fail to vote your shares or do not instruct your broker how to vote any shares held for you in a brokerage account, the effect will be a vote against approval of the merger agreement.

If your shares are held by your broker, bank or other nominee, see below.

Q:	Can I vote by telephone or by Internet?

A:	If you hold your shares as a shareholder of record, you may vote by telephone by following the instructions set forth on the enclosed proxy card.

If your shares are held by your broker, bank, or other nominee, often referred to as held in “street name,” please contact your broker, bank or other nominee to determine whether you will be able to vote by telephone or by Internet.

Q:	What is the difference if I hold shares as a shareholder of record or as a beneficial owner?

A:	Most shareholders of EGL hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record: If your shares are registered directly in your name with EGL’s transfer agent, Computershare Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Computershare Trust Company on behalf of EGL. As the shareholder of record, you have the right to grant your voting proxy directly to EGL or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	If my shares are held in a brokerage account, will my broker vote my shares for me?

A:	Your broker, bank or other nominee will only be permitted to vote your shares for you with respect to the merger proposal if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker regarding how to instruct them to vote your shares. If you do not instruct your broker, bank or other nominee how to vote your shares that they hold with respect to the merger proposal, those shares will not be voted with respect to the merger proposal and the effect will be the same as a vote against the approval of the merger agreement. Your broker may have the discretion to vote for the election of directors if you do not give it directions as to voting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:	May I change my vote?

A:	Yes. You may change your vote at any time before your proxy is voted at the annual meeting, subject to the limitations described below. You may do this in a number of ways. First, you may send us a written notice stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the secretary of EGL at the address on page 19. You may also submit a later-dated proxy using the telephone voting procedures on the proxy card so long as you do so before the deadline of 11:59 p.m., Central time, on , 2007. Third, you may attend the annual meeting and vote in person. Simply attending the annual meeting, without voting in person, will not revoke your proxy. If your shares are held in street name and you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your EGL common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	What are the material United States federal income tax consequences of the transaction to shareholders?

A:	Your receipt of cash in exchange for shares of EGL common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss in the merger in an amount equal to the difference, if any, between the cash you receive and your tax basis in EGL common stock surrendered. Since the tax consequences of the merger to you will depend on your particular circumstances, you should consult your own tax advisor for a full understanding of the U.S. federal, state, local, non-U.S. and other tax consequences of the merger to you. See “The Merger — Material United States Federal Income Tax Consequences” beginning on page 48.

Q:	Do shareholders have dissenters’ rights?

A:	If you are a holder of shares of our outstanding common stock as of the effective date of the merger, and you follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to demand the purchase of your shares of our common stock for a purchase price equal to the “fair value” of your shares, as determined by a court. Under Texas law, fair value of shares for purposes of the exercise of dissenters’ rights is defined as the value of the shares as of the date immediately preceding the shareholders meeting date, excluding any appreciation or depreciation in value of the shares in anticipation of the merger. You should be aware that the fair value of your shares as determined under Texas law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not dissent. We encourage you to read these sections of the Texas statute carefully and consult with legal counsel if you desire to exercise your dissenters’ rights. These sections of the Texas statute are included as Annex B to this proxy statement. See “The Merger — Dissenters’ Rights of Shareholders.”

Q:	Who can attend the annual meeting?

A:	All shareholders of record as of the close of business on , 2007 may attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting, and cell phones must be turned off.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson Inc., which is acting as the proxy solicitation agent and information agent in connection with the merger:

Georgeson Inc. 17 State Street, 10th Floor New York, NY 10004 Banks and brokerage firms please call: (212) 440-9800 All others call toll-free: (888) 605-7533

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements, including those relating to (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items; (ii) plans and objectives of management for future operations, including plans or objectives relating to EGL’s service offerings; (iii) future economic performance; (iv) the consummation of the merger or any similar transaction involving EGL; (v) the outcome of any litigation, including lawsuits related to the merger agreement or the Talon merger agreement; (vi) assumptions underlying or relating to any of the matters in clauses (i) through (v); and (vii) other statements that include expectations, intentions, projections, developments, future events, expected performance, underlying assumptions, and other statements which are other than statements of historical facts. These forward-looking statements include, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “should,” “could,” “may,” “management believes,” “continue,” “strategy,” “budget,” “forecast,” “plan,” “predict,” “project” or similar expressions.

Our actual results may differ significantly from the results discussed in the forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the matters discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, as well as elsewhere in this proxy statement and in our other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we disclaim any responsibility to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

In addition to the risks and other factors and matters contained in this proxy statement, we believe the following factors could cause actual results or matters related to the merger to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against EGL and others relating to the Talon merger agreement with affiliates of James R. Crane or the merger agreement with Parent and Acquisition Co.;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the HSR Act and other regulatory approvals;

•	the failure to obtain the necessary financing set forth in commitment letters received by Parent in connection with the merger;

•	the failure of the merger to close for any other reason;

•	the effect of the announcement of the merger on our customer relationships, personnel, operating results and business generally;

•	the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of financings that will be obtained for the merger;

•	the risks identified elsewhere in this proxy statement associated with EGL being able to meet its projections;

•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis; and

•	the impact of the substantial indebtedness incurred to finance the consummation of the merger.

The foregoing list should not be construed to be exhaustive. We believe the forward-looking statements in this proxy statement are reasonable; however, there is no assurance that the actions, events or results of the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations or financial condition or on the merger. In addition, actual results or matters related to the merger could differ materially from the forward-looking statements contained in this proxy statement as a result of the timing of the completion of the merger or the impact of the merger on our operating results, capital resources, profitability, cash requirements, management resources and liquidity. In view of these uncertainties, you should not place undue reliance on any forward-looking statements, which are based on our current expectations. Further, forward-looking statements speak only as of the date they are made, and, other than as required by applicable law, we undertake no obligation to update publicly any of them in light of new information or future events.

THE PARTIES TO THE MERGER

Parent

Parent, a public company limited by shares incorporated in England and Wales, is the holding company of the CEVA Logistics business (formerly known as TNT Logistics), which is a leading global logistics and supply chain management company. CEVA Logistics designs, implements and operates complex supply chain solutions on a national, regional or global scale for multinational and large local companies. It provides customers with end-to-end logistics solutions spanning the entire supply chain. CEVA Logistics focuses on a diverse range of market sectors including automotive, tires, high-tech/electronics, industrial, fast moving consumer goods, and publishing and media. CEVA Logistics employs over 38,000 people and operates an extensive global network with facilities in 26 countries worldwide, and maintains 567 sites globally with a combined space of approximately 7.4 million square meters. For fiscal year 2006, CEVA Logistics generated sales of approximately €3.5 billion. Parent is owned by CEVA Investments Limited, which in turn is owned by affiliates of Apollo Management VI, L.P., one of the leading private equity investors in the world, and certain other shareholders.

The CEVA Logistics headquarters are located at Neptunusstraat 41-63, 2132 JA Hoofddorp, P.O. Box 483, NL-2130 AL Hoofddorp, The Netherlands and its phone number is +31 20 500 6000.

Acquisition Co.

Acquisition Co. is a Texas corporation and wholly owned indirect subsidiary of Parent with principal executive offices at c/o CEVA Group Plc, 10751 Deerwood Park Blvd., Suite 200, Jacksonville, Florida 32256, and its phone number is (904) 928-1400. Acquisition Co. was formed solely for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement, including arranging the related financing transactions. Acquisition Co. has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

EGL, Inc.

EGL, Inc. is a leading global transportation, supply chain management and information services company dedicated to providing flexible logistics solutions on a price competitive basis. EGL’s services include air and ocean freight forwarding, customs brokerage, local pick up and delivery service, materials management, warehousing, trade facilitation and procurement and integrated logistics and supply chain management services. EGL provides value-added services in addition to those customarily provided by traditional air freight forwarders, ocean freight forwarders and customs brokers. These services are designed to provide global logistics solutions for customers in order to streamline their supply chain, reduce their inventories, improve their logistics information and provide them with more efficient and effective domestic and international distribution strategies in order to enhance their profitability.

EGL believes that it is one of the largest forwarders of domestic and international air freight based in the United States. It has a network of approximately 400 facilities, agents and distribution centers located in over 100 countries on six continents featuring advanced information systems designed to maximize cargo management efficiency and customer satisfaction. Each of EGL’s facilities is linked by a real-time, online communications tool that speeds the two-way flow of shipment data and related logistics information between origins and destinations around the world.

EGL’s address is 15350 Vickery Drive, Houston, Texas 77032, and its phone number is (281) 618-3100. EGL trades on the NASDAQ Global Select Market under the symbol “EAGL” and was incorporated in Texas in 1984.

THE ANNUAL MEETING

Date, Time and Place

The annual meeting of EGL shareholders will be held at     a.m., local time, on          ,          , 2007, at          ,          Houston, Texas. We are sending this proxy statement to you in connection with the solicitation of proxies by the EGL board for use at the annual meeting and any adjournments or postponements of the annual meeting.

Purpose

At the annual meeting, you will be asked to consider and vote upon:

•	a proposal to approve the Agreement and Plan of Merger dated as of May 24, 2007 among Parent, EGL and Acquisition Co., as it may be amended from time to time;

•	any motion to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the foregoing proposal;

•	the election of eight members to the board of directors for the ensuing year; and

•	such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

EGL Board Recommendations

The special committee of independent directors of EGL’s board of directors that was appointed to, among other things, review and evaluate the merger proposal has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of EGL and its shareholders other than the Rollover Investors, and has recommended to the full EGL board of directors that the board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, and that the shareholders of EGL approve the merger agreement. In making its determination and recommendation, the special committee also recommended that the board of directors terminate the Talon merger agreement.

After considering factors including the unanimous recommendation of the special committee, EGL’s board of directors has terminated the Talon merger agreement and has caused EGL to pay the $30 million termination fee in accordance with the terms of the Talon merger agreement, and has determined (with Messrs. Crane and Hevrdejs, who were involved in the transactions contemplated by the Talon merger agreement, taking no part in the deliberations or the vote) that the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of EGL and its shareholders other than the Rollover Investors, and has approved the merger agreement, the merger and the other transactions contemplated thereby, including the merger. Accordingly, the EGL board of directors recommends that all EGL shareholders vote FOR the approval of the merger agreement and FOR the adjournment proposal.

Additionally, the board of directors recommends voting FOR each of the eight nominees to the board of directors. Biographical information for each nominee is outlined in this Proxy Statement under “Election of Directors”. Although the board of directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for directors will be voted for a substitute nominee(s) chosen by the board.

Record Date, Outstanding Shares and Voting Rights

The EGL board of directors has fixed the close of business on          , 2007 as the record date for the annual meeting. Only holders of record of shares of EGL common stock on the record date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. As of the record date, there were          outstanding shares of EGL common stock held by approximately          holders

of record. At the annual meeting, each share of EGL common stock will be entitled to one vote on all matters. Votes may be cast at the annual meeting in person or by proxy.

Quorum; Vote Required

The holders of a majority of shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum as to that matter at the annual meeting. Shares that abstain from voting on the merger agreement will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote against approval of the merger agreement.

If a broker or nominee holding shares of record for a customer indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists. Brokers or nominees holding shares of record for customers who do not have discretionary authority to vote on a particular proposal will not be entitled to vote on the merger agreement unless they receive voting instructions from their customers. Accordingly, broker non-votes will not be voted in favor of approval of the merger agreement, meaning that shares constituting broker non-votes will have the same effect as shares voted against approval of the merger agreement. Your broker may have the discretion to vote for the election of directors if you do not give it directions as to voting.

The affirmative vote of the holders of at least a majority of the shares of EGL common stock then entitled to vote at a meeting of shareholders, which means a majority of the outstanding shares of EGL common stock, and which we sometimes refer to as the Required Vote, is required to approve the merger agreement. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of EGL common stock present in person or by proxy and entitled to vote. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Accordingly, the eight nominees who receive the highest number of properly executed “FOR” votes from the holders of EGL common stock will be elected as directors.

In order for your shares of EGL common stock to be included in the vote, you must submit your proxy and vote your shares by returning the enclosed proxy, marked, signed and dated, in the postage prepaid envelope provided, or by telephone, as indicated on the proxy card, or you may vote in person at the annual meeting.

Voting of Proxies

All shares of EGL common stock that are entitled to vote and are represented at the annual meeting by properly-executed proxies received prior to or at the meeting, and not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated on your properly-executed and returned proxy, such proxy will be voted FOR approval of the merger agreement, FOR the adjournment proposal and FOR the election of the director nominees. You may also submit your proxy by telephone by following the instructions on the enclosed proxy card.

If you hold your shares through a broker, bank or other nominee, you should follow the separate voting instructions, if any, provided by the broker, bank or other nominee with the proxy statement. Your broker, bank or nominee may provide proxy submission through the Internet or by telephone. Please contact your broker, bank or nominee to determine how to vote.

The EGL board does not know of any matters other than those described in the notice of the annual meeting that are expected to come before the annual meeting. However, if any other matters are properly presented at the annual meeting for consideration, the persons named in the proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment unless authority is specifically withheld.

Revocation of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before it is voted, subject to the limitations described below. Proxies may be revoked by:

•	filing with the secretary of EGL, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a date later than the proxy to be revoked;

•	duly executing a later-dated proxy relating to the same shares and delivering it to the secretary of EGL before the taking of the vote at the annual meeting or submitting a later-dated proxy using the telephone voting procedures so long as you do so before the deadline of 11:59 p.m., Central time, on , 2007; or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not by itself constitute a revocation of a proxy.

You should send any written notice of revocation or subsequent proxy to EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, Attention: Secretary, or hand deliver it to the secretary of EGL at or before the taking of the vote at the annual meeting.

If your shares of EGL common stock are held through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding the revocation of proxies. If your broker, bank or nominee allows you to submit a proxy by telephone or the Internet, you may be able to change your vote by submitting a proxy again by telephone or the Internet.

Solicitation of Proxies; Expenses

In connection with the annual meeting, proxies are being solicited by, and on behalf of, the EGL board. EGL will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, proxies may be solicited from EGL shareholders by directors, officers and employees of EGL in person or by telephone, facsimile or other means of communication. These directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, EGL has retained Georgeson Inc., a proxy solicitation firm, to assist EGL in the solicitation of proxies from shareholders for the annual meeting for a fee of $12,500, a nominal fee per shareholder contact and reimbursement of reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of EGL common stock, and EGL will reimburse them for their reasonable expenses incurred in forwarding these materials.

Please do not send any certificates representing shares of EGL common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of EGL common stock will be as described in this proxy statement. See “The Merger Agreement — Payment for EGL Common Stock in the Merger.”

The list of EGL shareholders entitled to vote at the annual meeting will be available for inspection at EGL’s principal executive office beginning two days after the notice of the annual meeting is given and continuing through the meeting.

THE MERGER

Background of the Merger

EGL’s board of directors regularly evaluates strategic alternatives to enhance shareholder value. In the summer of 2005, the board of directors considered various alternatives, including a dividend program, a share repurchase, and the solicitation of private equity interest in a leveraged buyout. On August 29, 2005, the board authorized a modified “Dutch auction” self-tender offer under which EGL purchased an aggregate of 8,085,958 shares at a price of $26 per share in October 2005.

Also during the summer of 2005, Mr. Crane explored the possibility of a leveraged buyout and had discussions with various potential financing sources and investment banks, but he ultimately decided not to pursue such a transaction after determining that the amount of debt that EGL would have to incur would be too risky and that the requirements imposed by potential equity partners were too significant.

Beginning in September of 2006, Mr. Crane initiated discussions with several private equity and investment banking firms, including Bank of America Investment Bank, which we refer to as Bank of America Investment, to discuss potential alternatives, including a stock repurchase or potential management-led leveraged buyout.

On November 3, 2006, Mr. Crane met with the representatives of two different private equity firms, one of which was General Atlantic LLC, which we refer to as General Atlantic, to discuss the possibility of their participation as an equity financing source in a management-led buyout for EGL. General Atlantic expressed interest in pursuing such a transaction, and following this meeting, presented Mr. Crane with a preliminary proposal describing the terms on which it would be willing to provide equity financing for the transaction. Also following these meetings, Mr. Crane began to have high level discussions with potential debt financing sources for a leveraged buyout transaction and retained Weil, Gotshal & Manges LLP, which we refer to as Weil Gotshal, to provide legal advice regarding a potential going private transaction.

At a regularly scheduled meeting of the board of directors on November 13, 2006, the board spent a portion of the meeting discussing with an investment banking firm certain strategic alternatives to enhance shareholder value, including sale transactions including a leveraged buyout transaction, a Dutch auction share repurchase and maintaining the status quo. These discussions were based solely on publicly-available information. Mr. Crane indicated to the board that he was evaluating the potential of pursuing a management buyout presenting an offer to EGL in the near future. Various board members commented that if Mr. Crane put EGL in play, the process could result in EGL consummating a transaction with a strategic or financial buyer other than Mr. Crane. The board took no action at the meeting with respect to the strategic alternatives that were discussed.

During the period following the November 13, 2006 board meeting, Mr. Crane explored the possibility of a management buyout. Confidentiality agreements were executed at various times with several potential sources of debt and equity financing for a management-led leveraged buyout, including General Atlantic as an equity financing source, Banc of America Securities LLC, which we refer to as Banc of America, and Goldman Sachs Credit Partners L.P., which we refer to as Goldman Sachs, as debt financing sources. Following their execution of confidentiality agreements, due diligence sessions were held with each of the parties, and such parties were given preliminary confidential information regarding EGL, including the five-year projections for EGL prepared by EGL’s management.

During late November and early December 2006, Mr. Crane had meetings with several potential debt and equity sources regarding the terms and conditions of a potential leveraged buyout transaction. On December 1, 2006, Mr. Crane had a meeting with representatives of General Atlantic, Banc of America and Goldman Sachs to discuss a management-led buyout and the potential terms of the equity and debt financing for such a transaction.

On December 12, 2006, Mr. Crane initiated discussions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as Merrill Lynch, which was subsequently retained as Mr. Crane’s financial advisor.

Following this evaluation and negotiation, on or about December 22, 2006, Mr. Crane decided to explore further the possibility of a transaction in which General Atlantic would provide the equity financing and to end his discussions with other potential equity financing sources. From December 22, 2006 to December 28, 2006, General Atlantic and the potential debt financing sources for the transaction, which included Banc of America, Goldman Sachs and Merrill Lynch, conducted additional due diligence, which included review of material placed in an on-line data room formed on December 22, 2006, and interviews with certain members of EGL’s accounting and legal departments.

Mr. Crane called a telephonic meeting of the board of directors for December 26, 2006, at which time he informed them of his definite interest in pursuing a leveraged buyout transaction, and that he was close to being in a position to make a proposal to acquire EGL. Frank Hevrdejs, an EGL director and a founder and principal of The Sterling Group, L.P., which we refer to as Sterling, told the board that Mr. Crane had asked him for input and analysis regarding his proposal, and that Sterling was considering participating in Mr. Crane’s proposal. The board then discussed the formation of a special committee. The board formed the committee and appointed Milton Carroll (Chair), James Flagg, Michael Jhin and Sherman Wolff to serve on the committee. The board delegated to the special committee the power and authority to, among other things, determine whether a possible transaction between EGL and a buyout group led by Mr. Crane was fair to, and in the best interests of, EGL’s shareholders, and to recommend to the full board what action, if any, should be taken with respect to such proposed transaction. The board resolved not to recommend a proposal without a prior favorable recommendation of the proposal from the special committee. The special committee was also empowered to retain any and all independent advisors (including financial and legal advisors) as it deemed necessary or appropriate to discharge its duties.

Following its formation, the special committee considered the retention of advisors. The special committee interviewed several potential legal advisors. After deliberation, on December 29, 2006 the special committee engaged Andrews Kurth LLP, which we refer to as Andrews Kurth, as counsel. Following its engagement, Andrews Kurth reviewed with the special committee its fiduciary duties and the directors’ responsibilities in connection with a proposed company buyout. Also on that date, Baker Botts, counsel to EGL, Weil Gotshal, counsel to Mr. Crane, and Andrews Kurth had a telephone conference to discuss process, timing and other legal issues to be addressed in the event that Mr. Crane and his equity sponsors were able to put forth a proposal.

On January 2, 2007, Mr. Crane delivered a letter to the board of directors of EGL setting forth his proposal, together with General Atlantic, to acquire all of the outstanding common stock of EGL at a price of $36 per share. The letter indicated that Mr. Crane would continue as Chairman and CEO of EGL following the proposed transaction and that he and other members of senior management of EGL would participate in the transaction by making a significant equity investment. The letter outlined the equity and debt financing for the transaction and indicated that Banc of America, Goldman Sachs and Merrill Lynch had delivered letters to General Atlantic and Mr. Crane indicating that each was “highly confident” that it could arrange its portion of the $1.125 billion of debt financing required for the proposed transaction. Mr. Crane’s letter also conveyed the expectation that a special committee of independent directors would review and consider the proposal. The letter made clear that the transaction was subject to execution of definitive documentation, recommendation by the special committee and approval of the board of EGL, and that no binding obligation on the part of EGL, Mr. Crane or General Atlantic would arise with respect to such proposal until such documentation and approval were obtained. That day EGL issued a press release announcing the proposal and the formation of the special committee.

On January 3, 2007, the first of several lawsuits challenging the initial Crane group’s proposed acquisition and related matters was commenced. For more information regarding these lawsuits and subsequent lawsuits relating to other aspects of the merger, please see “The Merger — Litigation Related to the Merger.”

From December 31, 2006 to January 5, 2007, the special committee interviewed Deutsche Bank Securities Inc., or Deutsche Bank, and one other potential financial advisor and held discussions with a number of other potential financial advisors. After consideration of the relative experience of the potential financial advisors in transactions similar to those the special committee would likely engage in and their experience in EGL’s industry, the special committee engaged Deutsche Bank as its financial advisor to evaluate the proposal by the initial Crane group and to advise the special committee on such other matters, including the potential solicitation of interest in EGL from third parties, as the special committee determined appropriate.

On January 9, 2007, the board met. Mr. Crane did not attend this meeting because of his interests in the transactions to be discussed, and Mr. Hevrdejs excused himself from the meeting when the board began to discuss the role of the special committee. Representatives of Andrews Kurth and Deutsche Bank attended a portion of the meeting and discussed the expected process of the special committee. At the meeting, the board expanded the authority of the special committee to consider, in addition to the initial Crane group’s bid, other strategic alternatives, and authorized the payment of a fee to each member of the special committee for the additional services that would be required. The chairman of the governance committee, and the chairman of the compensation committee, both independent directors who were not serving on the special committee, made the recommendation that the fees should be $75,000 for the chairman and $25,000 for each other member, in each case for the initial three months’ service. on the special committee commencing on December 26.

On January 12, 2007, Weil Gotshal, on behalf of the initial Crane group, submitted a draft merger agreement to the special committee.

On January 16, 2007, the special committee and its advisors met with the initial Crane group and its advisors to discuss their proposal. During the meeting, the special committee and its advisors informed Mr. Crane and his advisors that the special committee would need to conduct a market check process to solicit interest from third parties for the sale of EGL in order to be in a position to evaluate the proposal from the initial Crane group.

On February 1, 2007, Andrews Kurth advised Weil Gotshal that the special committee had determined that, given the ongoing market check process, it was premature at that time to begin negotiating the draft merger agreement that Weil Gotshal had submitted.

On February 6, 2007, General Atlantic notified the special committee that, in light of the information provided to it related to the financial performance of EGL for the fourth quarter of 2006, General Atlantic had withdrawn as equity sponsor of the initial Crane group’s proposal.

On February 7, 2007, EGL issued a press release announcing the withdrawal by General Atlantic. The press release also stated that EGL’s fourth quarter results would be negatively impacted due to a decline in revenue per shipment at EGL’s domestic freight forwarding division. The press release further stated that Mr. Crane had informed the special committee that he intended to pursue one or more alternative equity sources to replace General Atlantic and that he intended to present a revised proposal to the board reflecting any such new equity commitments.

While EGL was continuing to prepare its financial statements for the year ended December 31, 2006, the special committee and its advisors continued to solicit indications of interest from selected potential strategic and financial bidders. During the course of the market check, Deutsche Bank contacted, or was contacted by, 19 potentially interested parties, including both private equity funds and operating companies engaged in freight forwarding and transportation logistics. Such operating companies included direct and indirect competitors of EGL. Among other matters, the special committee and its advisors prepared a confidential information memorandum regarding EGL and a form of confidentiality agreement for prospective bidders to enter into before receiving confidential information about EGL. Apollo Management VI, LP, which we refer to as Apollo, executed a confidentiality agreement on January 23, 2007.

The special committee and its advisors also established a virtual data room containing information, including confidential information, that would be available to prospective bidders who signed a confidentiality agreement. The special committee, after consultation with its advisors, concluded that the date on which bidders would be asked to submit indications of interest should be after EGL released its fourth quarter and full-year 2006 financial statements, given the uncertainty among prospective bidders as to their evaluations of EGL prior to their having access to EGL’s year-end 2006 financial statements.

On February 12, 2007, EGL announced that, prior to the withdrawal of General Atlantic’s financial support for the initial Crane group’s proposal, Deutsche Bank had commenced a market check process. The special committee further stated that, although it had not reached any conclusion as to whether a sale or any other strategic alternative should be pursued, the special committee and its advisors would continue the process of investigating strategic alternatives available to EGL, whether or not Mr. Crane terminated his prior proposal or found another equity sponsor to replace General Atlantic.

As the market check process continued, on February 16, 2007, the special committee received a letter from Apollo expressing its interest in pursuing an acquisition of EGL and its confidence that, subsequent to completing due diligence, Apollo would be able to provide a superior proposal to EGL’s shareholders relative to the $36 per share proposal of the initial Crane group.

On February 20, 2007, the board met and received updated information regarding Mr. Crane’s plans in view of the recent withdrawal by General Atlantic as an equity investor in the initial Crane group and the process being conducted by the special committee in reviewing strategic alternatives.

On February 25, 2007, Weil Gotshal contacted Andrews Kurth to communicate that Mr. Crane was working with new potential equity sponsors to present an acquisition proposal to EGL, but that the equity sponsors were concerned about the length of time involved in the market check process. Weil Gotshal inquired whether the special committee would consider entering into a binding agreement that contained a “go shop” provision by the next day. Andrews Kurth advised Weil Gotshal that the special committee would not be able to respond that in that time frame. Later that evening, Weil Gotshal sent a revised draft merger agreement to the special committee that contained a “go shop” provision. The “go shop” provision allowed for a period during which, following the execution of the merger agreement with the Crane group, EGL would be entitled to solicit other acquisition offers, and contemplated a reduced termination fee in the event of a termination of the agreement during the initial “go shop” period.

On February 26, 2007, the special committee met with its advisors to discuss a draft term sheet for a revised proposal that it had received that day from Mr. Crane, together with certain members of senior management of EGL, supported by equity financing from The Woodbridge Company Limited and Centerbridge Partners, LP. We refer to this group as the second Crane group or the Crane group. The February 26, 2007 proposal from the Crane group contemplated a $36 per share price and included a 20-day “go shop” period. The draft term sheet provided for entering into a binding merger agreement within one business day.

On February 27, 2007, the special committee reconvened and agreed on a response to the Crane group’s draft term sheet. Mr. Carroll communicated the response to Mr. Crane, stating, among other things, that the special committee and its advisors were conducting a market check process that had not yet been concluded to evaluate third party interest in acquiring EGL, and that in any event no understanding could be reached with the Crane group on its draft term sheet or any revised terms that might be acceptable to the special committee within the time frame contemplated by the Crane group.

Also on February 27, 2007, Deutsche Bank distributed to potential bidders, including Apollo, a process letter describing bidding procedures and instructing bidders to provide non-binding indications of interest by 5:00 p.m. New York time on March 14, 2007.

After the market closed on February 27, 2007, EGL issued a press release disclosing its fourth quarter and full-year 2006 earnings.

Before the market opened on February 28, 2007, the new Crane group publicly announced its proposal to acquire the outstanding common stock of EGL not owned by the Rollover Investors for $36 per share. The Crane group thereafter filed an amended Schedule 13D with the SEC disclosing its proposal.

Thereafter, the special committee and its advisors continued to have discussions with the Crane group and its advisors regarding its proposal. Among other matters, Andrews Kurth and Weil Gotshal discussed certain aspects of the draft form of merger agreement previously submitted by Weil Gotshal, including provisions regarding termination of the agreement and the special committee’s and EGL’s ability to receive and respond to acquisition proposals from parties other than the Crane group.

On March 2, 2007, and again on March 7, 2007, a representative of Deutsche Bank met with a representative of Apollo to discuss Apollo’s interest in the transaction, the expected timing of indications of interest, the status of the Crane group’s current proposal, and other matters relevant to Apollo’s interest in EGL.

On March 6, 2007, representatives of Deutsche Bank met with representatives of Merrill Lynch, financial advisor to the Crane group. At the meeting, Deutsche Bank discussed with Merrill Lynch the structure of the Crane group’s proposal, the conditions on the Crane group’s financing arrangements and the Crane group’s perspective on the valuation of its $36 per share proposal.

The special committee met on March 6, 2007 to discuss the status of Deutsche Bank’s market check process and its further discussions with the Crane group aimed at improving the Crane group’s proposal. Among other matters, Deutsche Bank advised the special committee that, of the parties contacted, four prospective bidders had executed confidentiality agreements and received copies of EGL’s confidential information memorandum. Deutsche Bank further reported on the level of interest expressed by the prospective bidders, as well as of the level of activity by each prospective bidder in reviewing materials in the data room.

Also at the March 6 meeting, Deutsche Bank led a discussion of various analyses it had performed, based on EGL’s financial results for 2006, in connection with its review of possible trading ranges for EGL’s common stock. Deutsche Bank noted that its analyses were preliminary and subject to revision, and did not constitute an opinion. After further discussion with its advisors, the special committee concluded that Deutsche Bank should continue its marketing efforts with prospective bidders, and that at the same time the special committee and its advisors should continue to work with the Crane group to improve its proposal. The special committee and its advisors discussed statements made by representatives of the Crane group to the effect that the special committee should expedite its market check process, since there could be no assurance that all financial sponsors backing the Crane group’s proposal would continue to be willing to provide binding financing commitments for an indeterminate period. Given the special committee’s concern that the Crane group might be willing to execute binding acquisition agreements only within a limited time frame, the special committee instructed Deutsche Bank to communicate to each prospective bidder that it move as promptly as possible to submit its indication of interest. Accordingly, Deutsche Bank had discussions with Apollo and certain other parties about their level of interest and potential timing for submission of an indication of interest.

On March 7, 2007, Deutsche Bank received a letter from Apollo stating that Apollo expected to submit a written proposal to acquire EGL at a cash price in excess of the $36 price reflected in the Crane group’s proposal prior to the March 14 bid deadline.

The special committee met on March 9, 2007 and determined that the $36 price reflected in the Crane group’s proposal was not compelling and that the special committee would communicate that to the Crane group.

On March 12, 2007, Apollo submitted a written indication of interest to acquire all outstanding shares of EGL for $38 per share in cash. Apollo’s bid included a summary of open due diligence items and its further information requests in connection with completion of its confirmatory due diligence.

Shortly after the previously-announced 5:00 p.m. deadline on March 14, 2007 for submitting indications of interest pursuant to EGL’s market check process, the special committee met. Deutsche Bank discussed the results of its marketing efforts and further discussions with representatives of the Crane group and Apollo. Deutsche Bank reported that of the four potential bidders who had conducted a review of material in the data room and had further discussions with Deutsche Bank, only Apollo had submitted an indication of interest, the March 12 proposal of $38 per share. The special committee, along with its advisors, considered a variety of issues related to Apollo’s indication of interest and the current status of negotiations with the Crane group and its sponsors. Deutsche Bank reported that it had previously informed representatives of Merrill Lynch, financial advisor to the Crane group, that in the special committee’s view the Crane group’s $36 per share proposal was not a compelling proposal. Mr. Carroll reported to the special committee that he had also informed Mr. Crane that in the special committee’s view the Crane group’s current proposal was not compelling.

Taking into account the relative merger consideration of the Crane group’s and Apollo’s proposals, the special committee concluded that it should provide for an additional period of time to allow each of the Crane Group and Apollo, together with their financing sources and advisors, as appropriate, to conduct certain expedited confirmatory diligence in order to submit a “best and final” proposal.

On March 15, 2007, Deutsche Bank, on behalf of the special committee, sent a second process letter via e-mail to representatives of Apollo and the Crane group, informing Apollo and the Crane group that their “best and final” proposals, along with binding acquisition agreements and financing commitments, were to be submitted to Deutsche Bank by March 26, 2007. The letter specified that the special committee reserved the right, however, to modify or terminate the process without notice in its discretion.

Within an hour of Deutsche Bank sending the second process letter, a representative of Centerbridge called Deutsche Bank and requested an immediate meeting. At this meeting, held the same day at Deutsche Bank’s office in New York, representatives of Centerbridge informed Deutsche Bank that the Crane group, including its financial sponsors, would increase their bid to $38 per share cash consideration for shareholders other than the Rollover Investors. Centerbridge further stated that because the Crane group’s definitive proposal had already been outstanding for over two weeks without the protection of a contract containing a termination fee, the improved offer was conditioned on immediate action by the special committee with the expectation of a signed definitive agreement prior to the open of market trading the following day, March 16. Further, unless the special committee was prepared to move forward on such basis, Centerbridge would withdraw its support from the Crane group and would publicly announce on March 16 that it was terminating its support of the Crane group’s proposal.

Later on March 15, Deutsche Bank reported the conversations it had had with Centerbridge to the special committee. Deutsche Bank also reviewed the status of discussions that it had had with Apollo, including Apollo’s stated indication of a willingness to consider improving its offer beyond $38 per share, conditioned on receiving additional information from EGL in a manner that would permit it to improve and finalize its bid on a timely basis.

The special committee reconvened during the evening of March 15, 2007. In consultation with its advisors, the special committee continued its analysis of the relative likelihood of finalizing an acquisition agreement and completing a transaction with the Crane group or Apollo, in either case at a price equal to or in excess of $38 per share. After further consideration of its alternatives, the special committee concluded that it should communicate to Apollo that its proposal of $38 per share was not a compelling proposal because of its conditionality. The special committee also concluded that it should continue discussions with the Crane group with a view toward finalizing a definitive merger agreement, backed by binding commitments of financial sponsors, at a price of at least $38 per share. The special committee concluded that, assuming a termination fee could be negotiated with the Crane group in an amount that would not inhibit Apollo from continuing its efforts to acquire EGL at a higher price, if in fact Apollo was committed to going forward, it would be in the best interests of EGL and its shareholders to secure a binding merger agreement with the Crane group, backed by binding financial commitments from its sponsors and lenders, rather than risk a possible withdrawal of the Crane group’s proposal with no binding commitment on the part of Apollo to acquire EGL, at $38 per share or any other price.

After the special committee call on March 15, Deutsche Bank called a representative of Apollo, informing Apollo that its current proposal was not compelling, and suggested that if Apollo wanted to continue its interest it would be necessary to revise its proposal and do so “as soon as possible.” In addition, Deutsche Bank had conversations with advisors to the Crane group indicating that, while the special committee was considering the revised proposal from the Crane group, it was not prepared to act on the timetable indicated by the Centerbridge revised proposal.

On the evening of March 15, Mr. Carroll, on behalf of the special committee, called Mr. Crane to discuss the proposal received from Centerbridge, and discussed, among other things, the timing for any potential agreement and the price the Crane group was prepared to pay. Mr. Crane, on behalf of the Crane group, indicated that $38 per share was its “best and final” proposal.

On March 16, 2007, the special committee received a letter from Apollo indicating, among other issues, that it could potentially increase its proposed price, subject to the completion of customary due diligence. Apollo expressed concerns regarding the bidding process and its access to EGL’s management and additional confidential information. Apollo’s March 16 letter did not specify what price, if any, in excess of $38 per share it would propose.

In the afternoon of March 16, Deutsche Bank spoke with a representative of Apollo and discussed the elements of the letter received from Apollo earlier in the day. Deutsche Bank pointed out that the letter did not include a revised price and indicated that the special committee would need a revised proposal from Apollo in order to give serious consideration to any Apollo proposal. Apollo indicated that it would not revise its price based on the information that it had received to date, but that it would consider revising its price if it would be allowed to conduct due diligence consistent with its written due diligence request lists.

On March 16 and 17, 2007, the special committee and its advisors continued to negotiate with the Crane group and its advisors to finalize a definitive merger agreement and binding commitment letters for the Crane group’s sponsors to provide financing in support of the Crane group’s proposal. On March 17, representatives of Deutsche Bank spoke by telephone with representatives of Centerbridge regarding open business issues. A principal open issue discussed was the Crane group’s provision in the definitive agreement for a termination fee of $48 million in the event of a termination of the definitive agreement under certain circumstances involving a competing offer from a third party. Deutsche Bank indicated that it believed that the special committee was not prepared to endorse a $48 million termination fee. Deutsche Bank further emphasized that if resolution on this issue could not be reached, consideration of the Crane group’s definitive proposal would likely be delayed.

During the morning of Sunday, March 18, 2007, Andrews Kurth contacted Weil Gotshal and said that the special committee could not agree to a termination fee in excess of $30 million, but that all remaining issues with regard to the Crane group’s proposal and its definitive merger agreement and ancillary documents had been resolved. After consulting with the Crane group, Weil Gotshal reported to Andrews Kurth that $30 million would be acceptable for the termination fee. The special committee met on the afternoon of March 18, 2007 to discuss the status of the merger agreement and related agreements and the resolution of certain open issues, including the termination fee. Deutsche Bank reported its most recent discussions with representatives of Apollo, in particular their response that Apollo would not revise its proposal unless it had access to the further information it had requested. In addition, Deutsche Bank informed the special committee that it had received a phone call on the morning of March 18 from a representative of Apollo requesting a meeting early in the week of March 19, to include legal counsel, bankers and principals, to discuss a comprehensive schedule for completion of the required Apollo due diligence.

The special committee received advice from its legal counsel on applicable fiduciary duties, and reviewed a final revised draft of the merger agreement in substantially the form that had been distributed to the special committee members the day before the meeting. The special committee also reviewed updated written evaluation materials prepared by Deutsche Bank relating to the Crane group’s $38 per share proposal. At the special committee’s request, Deutsche Bank delivered its oral opinion that, as of the date of the meeting, and based upon and subject to the assumptions made, matters considered and limits of review set forth in its written opinion, the proposed merger consideration of $38 per share was fair, from a financial point of view, to the shareholders of EGL other than the Rollover Investors. Following its presentation, Deutsche Bank subsequently confirmed in writing its oral opinion.

The special committee then discussed the relative benefits to EGL’s shareholders in entering into a binding merger agreement with the Crane group at a price of $38 per share and a termination fee in the amount of $30 million in connection with a termination of the merger agreement under certain circumstances involving a competing offer from a third party. The special committee compared the Crane group’s binding offer, supported by financing commitments, against the potential of Apollo acquiring EGL at an unspecified higher price after completion of its due diligence and, in the meantime, the risk of the Crane group losing one or more of its financing sources if an agreement was delayed. After such discussion, the special committee resolved, by unanimous vote, that the merger agreement, which we refer to as the Talon merger agreement, and the transactions contemplated thereby, including the merger with Talon Acquisition Co., which we refer to as the Talon merger, were advisable, fair to and in the best interest of EGL and its shareholders other than the Rollover Investors and further:

•	approved the Talon merger agreement and the transactions contemplated thereby;

•	recommended to the board that EGL enter into the Talon merger and consummate the transactions contemplated by the Talon merger agreement on the terms and conditions set forth in the agreement;

•	recommended that EGL shareholders approve the Talon merger agreement; and

•	recommended that the board adopt and approve all enabling resolutions adopted by the special committee, including resolutions to amend EGL’s shareholder rights plan to exempt an acquisition transaction with the Crane group from triggering the rights issued pursuant to the plan and exempting the Talon merger from the anti-combination provisions of the Texas business combinations statute.

Following the special committee’s meeting, later on the afternoon of March 18, 2007, the board convened a meeting. Mr. Hevrdejs advised the board that he was considering participating in the proposed merger as a member of the Crane group and would not participate in deliberations or vote in respect of the proposed Talon merger. Mr. Hevrdejs and Mr. Crane recused themselves and left the meeting. The special committee informed the board of its recommendations and the factors that it had considered in reaching its conclusions to recommend the Talon merger to the board. The special committee’s legal counsel discussed applicable fiduciary duties of directors, and reviewed with the board the terms of the Talon merger agreement. Deutsche Bank presented to the board its written financial analysis of the proposed transaction and answered questions posed by members of EGL’s board. Deutsche Bank again delivered its oral opinion that, as of the date of the meeting, and based upon and subject to the assumptions made, matters considered and limits of review set forth in its written opinion, the proposed merger consideration of $38 per share was fair, from a financial point of view, to the shareholders of EGL other than the Rollover Investors. In addition to discussing the special committee’s evaluation of the relative benefits of the Crane group’s definitive offer and Apollo’s conditional interest, the board also considered the apparent lack of interest by any other parties in a bidding process. Following deliberations, the board, with Mr. Hevrdejs and Mr. Crane absent, unanimously adopted the recommendation of the special committee, based upon the view of the board as to the reasonableness of such recommendation and the factors considered by the special committee in arriving at such recommendation, and approved (i) the execution of the Talon merger agreement, (ii) the recommendation that EGL shareholders approve the Talon merger agreement, and (iii) the amendment to the shareholder rights plan and exempting the Talon merger from the anti-combination provisions of the Texas business combinations statute.

The board of directors’ meeting concluded at approximately 6:30 p.m. At approximately 10:30 p.m., EDT, Apollo sent a letter via e-mail to representatives of Andrews Kurth and Deutsche Bank stating, among other matters, its concerns about a possible merger agreement being signed between EGL and the Crane group the following day, and stating that Apollo would be willing to pay $40 per share as merger consideration subject to completion of customary confirmatory due diligence. Apollo did not provide commitments for its financing.

Prior to the opening of financial markets on March 19, 2007, EGL issued a press release announcing the signing of the merger agreement. Shortly thereafter, the special committee received a letter from Apollo criticizing EGL’s actions in entering into the merger agreement with the Crane group, but confirming that, subject to completion of confirmatory due diligence, Apollo remained willing to acquire EGL at a price of $40.

The special committee met on March 19, 2007 and discussed with its advisors the terms of Apollo’s most recent proposal. The special committee determined that Apollo’s proposal was one that the special committee could respond to pursuant to EGL’s merger agreement, and notified the Crane group of its determination. Thereafter, the special committee and its advisors commenced discussions with Apollo and its advisors in an effort to expedite Apollo’s completion of its confirmatory due diligence, with a view toward obtaining a superior proposal from Apollo. On March 22, 2007, the board reinforced with senior management of EGL its previous view that EGL should share with Apollo all information that had been furnished to the Crane group and otherwise fully cooperate with due diligence efforts. In that regard, on March 23, 2007, Apollo met with certain management employees of EGL at EGL’s offices and received additional diligence materials and presentations from some members of management.

On March 27, 2007, Apollo sent the special committee a written proposal stating that Apollo would be willing to pay $41 per share for EGL upon completion of satisfactory due diligence and assuming that no termination fee would be payable in connection with Apollo’s acquisition of EGL. That same day, Apollo filed a lawsuit in state court in Harris County, Texas against EGL and its directors alleging, among other matters, breaches of fiduciary duty by the directors in connection with the merger agreement and related transactions, and that the process leading to the Talon merger agreement was flawed and failed to maximize value for EGL’s shareholders. The special committee notified the Crane group of the change in Apollo’s proposal.

The special committee and its advisors continued to discuss with Apollo and its representatives the logistics of getting them the additional information they requested and arranging further meetings with EGL’s executives. The special committee instructed EGL management to cooperate fully with Apollo in conducting its due diligence.

Thereafter, and in particular during the weeks of April 9 and April 16, 2007, the special committee and its advisors, and EGL, responded to various information requests for due diligence from Apollo and its advisors and financing sources. In addition, representatives of Apollo and members of EGL management met on several occasions to discuss the current and prospective operations of the business. Such meetings included substantially all of the executive management of EGL other than Mr. Crane. In conversations and telephone calls during that period between Mr. Carroll and representatives of Apollo, or Deutsche Bank and representatives of Apollo, Apollo reconfirmed its interest in submitting a definitive proposal to acquire EGL, subject to completion of its due diligence. During the week of April 23, Apollo advised Deutsche Bank that its due diligence review was substantially complete. Deutsche Bank and a representative of Apollo then spoke about Apollo’s expected timing for submission of a definitive proposal. On April 24, 2007, Apollo’s legal counsel delivered a draft form of merger agreement to the special committee’s advisors, which agreement was negotiated by the special committee, Apollo, Andrews Kurth and Wachtell, Lipton, Rosen & Katz, Apollo’s counsel, over the course of the following two weeks.

Apollo presented the special committee with its first fully financed definitive proposal without a due diligence condition on May 2, 2007. The Apollo offer was structured as a merger of EGL with a subsidiary of CEVA, one of Apollo’s portfolio companies, and specified a cash merger price of $43 per share. The offer included a substantially agreed form of merger agreement. The offer also was accompanied by financing commitments supporting the offer. The CEVA merger agreement was on terms substantially similar to the Talon merger agreement, except that it included a mutual non-disparagement provision requiring that neither EGL nor CEVA could make public statements adverse to each other, and would take steps to ensure that their respective officers would comply with this provision; it required EGL to institute a compensation plan designed to retain the services of certain of EGL’s key employees following completion of the merger; and it provided for the establishment of an operating committee comprised of EGL senior management to review EGL’s operations between the signing and closing of the CEVA merger agreement.

On May 6, 2007, the special committee met and, after reviewing with its advisors the terms of the proposed CEVA merger agreement, determined that CEVA’s $43 per share offer constituted a superior proposal as defined in the Talon merger agreement. As required by the Talon merger agreement, the special committee advised the Crane group of its determination, that it was available to discuss and negotiate any revised proposal that the Crane group wished to make during the period provided by the merger agreement, and that EGL would be permitted to terminate the Talon merger agreement and enter into a merger agreement with CEVA from and after the close of business on May 11, 2007 if CEVA’s offer remained a superior proposal.

On May 10, 2007, Apollo, on behalf of CEVA, sent a letter to Mr. Carroll indicating, among other matters, Apollo’s concern that a revised bid by the Crane group prior to the end of the notice period might contain conditions that would frustrate Apollo’s ability to make a revised proposal, or otherwise increase the costs to Apollo, by requiring a higher termination fee payable to the Crane group. Apollo indicated, among other things, that CEVA would not seek a termination fee higher than the $30 million fee previously agreed to in the Talon merger agreement and would respond within 24 hours to any new proposal from the Crane group.

On May 11, 2007, the special committee received a revised offer from the Crane group providing for cash consideration in the amount of $45 per share to all shareholders other than the Rollover Investors. The revised offer further proposed certain other changes in the Talon merger agreement, including an increase in the termination fee from $30 million to $55 million and certain other changes to conform specific terms to the terms contained in Apollo’s proposed form of merger agreement. The Crane group’s revised offer was accompanied by financing commitments supporting the revised offer.

Following receipt of the revised Crane group offer at $45 per share on May 11, 2007, a representative of Deutsche Bank called a representative of Apollo and indicated that the special committee had not made a determination as to CEVA’s latest offer, but that it was Deutsche Bank’s view was that CEVA’s current $43 per share proposal was no longer a superior proposal.

On May 12, 2007, the special committee received a revised offer from Apollo, on behalf of CEVA, increasing the cash consideration payable to EGL’s shareholders to $46 per share and including financing commitments supporting the revised offer. The proposal did not otherwise change the terms of Apollo’s previous $43 per share offer.

On May 13, 2007, the special committee met and determined that CEVA’s revised $46 per share offer constituted a superior proposal as defined in the Talon merger agreement. Thereafter, in accordance with the Talon merger agreement, the special committee notified the Crane group of its determination, and noted that the special committee and EGL would be permitted to terminate the agreement and enter into a merger agreement with CEVA from and after the close of business on May 16, 2007.

On May 16, 2007, Deutsche Bank received a phone call from a representative of Merrill Lynch indicating that Mr. Crane would call Mr. Carroll directly and explain that the Crane group did not intend to submit a revised proposal beyond its $45 offer. Deutsche Bank confirmed with Mr. Carroll that Mr. Crane had determined not to respond to CEVA’s superior proposal. Following the discussion with Mr. Carroll, a representative of Deutsche Bank called Apollo and asked whether CEVA intended to make any clarifications or improvements to its $46 offer, economic or otherwise, before the special committee met to make a recommendation to EGL’s board. Apollo inquired as to whether the Crane group had submitted a revised proposal, and Deutsche Bank declined to comment on the status of any proposals or revised proposals that may have been received by EGL from the Crane group. Apollo instructed Deutsche Bank that the special committee should consider the CEVA proposal at $46 without further revision to its terms and conditions.

During the evening of May 16, the special committee met and discussed the fact that the Crane group had not submitted a revised proposal, the terms of the current CEVA proposal, and the available options. The committee also reviewed with its advisors provisions of the draft merger agreement that had been negotiated with CEVA, and compared the Talon merger agreement and the draft CEVA merger agreement, as well as the capabilities and likelihood of each of the two groups to consummate a transaction. Deutsche Bank presented evaluation materials to the special committee analyzing CEVA’s offer at $46 and offered its oral opinion that, as of the date of the meeting, and based upon and subject to the assumptions made, matters considered and limits of review that would be set forth in its written opinion, the proposed merger consideration of $46 per share was fair, from a financial point of view, to the shareholders of EGL other than any Rollover Investors. The committee determined that the CEVA proposal remained a superior proposal and that it would recommend to the board that it terminate the Talon merger agreement and enter into the CEVA merger agreement.

Following the special committee’s meeting, later in the evening of May 16, the board convened a meeting, from which both Mr. Crane and Mr. Hevrdejs promptly recused themselves and left. The special committee informed the board of its recommendations and discussed in detail with the directors who were not members of the committee numerous positive and negative factors about both the CEVA and the Crane group proposals. At the conclusion of the meeting, several directors expressed the desire to have discussions directly with representatives of Apollo concerning the risks between signing and closing of a transaction with CEVA, the likelihood that a CEVA transaction would be consummated, and the potential effects on EGL if such a transaction did not close. As a result, the board determined that it would not take any action that evening but would instead reconvene the next morning.

Following the board meeting, representatives of Andrews Kurth and Deutsche Bank held discussions with representatives of Apollo and CEVA and their advisors and conveyed where the special committee and board were in the process. As a result of those discussions, Apollo on behalf of CEVA sent a letter to the special committee in which it set forth views as to why the likelihood of closing a transaction with CEVA was equal or greater than the likelihood of closing a transaction with the Crane group.

The letter from CEVA was delivered to the special committee and the other directors besides Messrs. Crane and Hevrdejs on May 17, 2007, prior to the commencement of any special committee or board meetings. Over the course of approximately seven hours through the morning and into the afternoon on May 17, the special committee and the board (without participation by Messrs. Crane and Hevrdejs) held a series of meetings, both in executive sessions and with their advisors. Representatives of Apollo and CEVA and their advisors were invited to some of these meetings, and the directors directly engaged them in discussions regarding CEVA’s $46 proposal. Mr. Crane was also invited to one of these sessions, and he provided an update on the status of EGL’s business, focusing on the possible impact between signing and closing of a transaction with CEVA.

During the morning of May 17, while the directors were meeting, EGL issued a press release approved by the special committee that announced the committee’s recommendation of the $46 CEVA proposal and that the board was continuing to evaluate that proposal and recommendation. During the afternoon, Mr. Crane communicated, both orally and in writing, to the special committee that his group was preparing to submit a revised proposal later that day at a price of $46.25 per share. The special committee and board meetings concluded without any actions being taken.

After the close of business on May 17, the special committee received a revised offer from the Crane group, increasing its cash consideration to $46.25 per share and proposing a termination fee of $40 million. Otherwise, the offer remained as in the prior Crane group proposal, and was accompanied by financing commitments in support of the revised offer.

The special committee met on May 18, 2007 and determined that in light of the $46.25 proposal from the Crane group, CEVA’s $46 offer was no longer a superior proposal. The chairman of the special committee conveyed this determination to Apollo and inquired as to whether CEVA would be submitting a revised proposal. EGL disclosed in a press release after the close of the market on May 18 that the special committee had received the $46.25 proposal from the Crane group and was continuing to evaluate this revised proposal.

Tentatively on May 18, and more definitively on May 19, 2007, Apollo informed the special committee that CEVA would submit a revised proposal on May 20, 2007.

On May 20, 2007, the special committee received a revised offer from Apollo on behalf of CEVA, increasing the merger cash consideration to EGL’s shareholders to $47.50 per share and including financing commitments supporting the revised offer. CEVA also reduced the proposed termination fee payable by EGL from $30 million to $20 million, while at the same time it increased the “reverse termination fee” CEVA would pay to EGL to $40 million in the event that CEVA failed to secure financing and to $60 million in the event that EGL terminated the CEVA merger agreement due to a willful breach by CEVA. The special committee met that day and determined that Apollo’s revised $47.50 per share offer constituted a superior proposal as defined in the Talon merger agreement. Thereafter, in accordance with the Talon merger agreement, the special committee notified the Crane group of its determination, and noted that the special committee and EGL would be permitted to terminate the agreement and enter into a merger agreement with Apollo from and after the close of business on May 23, 2007.

At a regularly-scheduled board meeting on May 21, 2007, after recognizing that the original fees paid to members of the special committee had been for their service through March 27, 2007, the chairman of the governance committee and the chairman of the compensation committee, both independent directors who were not serving on the special committee, made a recommendation to extend payment of the fees for an additional three months. The board authorized the payment of an additional fee to each member of the special committee in the same amount as the board had approved for the first three months of their service: $75,000 for the chairman of the special committee and $25,000 for each other member.

By the close of business on May 23, 2007, the special committee and its advisors had not received any further proposal from the Crane group. Following the close of business, the special committee met to review the status of proposals from both CEVA and the Crane group. Deutsche Bank confirmed that it had received no proposals from the Crane group or its advisors improving on the May 17 offer at $46.25 per share. Deutsche Bank thereupon presented evaluation materials to the special committee analyzing CEVA’s offer at $47.50 in cash merger consideration. Following its presentation of evaluation materials, Deutsche Bank offered its oral opinion that, as of May 23, 2007, and based upon and subject to the assumptions made, matters considered and limits of review set forth in its written opinion, the proposed merger consideration of $47.50 per share was fair, from a financial point of view, to the shareholders of EGL other than any Rollover Investors. Following its presentation, Deutsche Bank subsequently confirmed in writing its oral opinion. See “— Opinion of Deutsche Bank.”

The special committee discussed further aspects of CEVA’s proposed merger, including terms of the merger agreement. The special committee then reviewed a final revised draft of the CEVA merger agreement, in substantially the form that had been distributed to the special committee members earlier in the week. Among other matters, the special committee noted that while the Crane group was increasing its proposed termination fee from $30 million to $40 million, CEVA was reducing its proposed termination fee from $30 million to $20 million, while at the same time CEVA was increasing the “reverse termination fees” it would pay to EGL. After further discussion, the special committee resolved, by unanimous vote, that

•	the terms of the CEVA merger agreement constituted a superior proposal as defined in the Talon merger agreement;

•	the failure of the special committee to withdraw or modify its recommendation in favor of the Talon merger agreement would be inconsistent with the special committee’s exercise of its fiduciary duties, and therefore that the recommendation of the Talon merger agreement was withdrawn; and

•	the special committee recommended to the board that it should pay the termination fee to Talon and terminate the Talon merger agreement.

The special committee also resolved, by unanimous vote, that the CEVA merger agreement and the transactions contemplated thereby, including the CEVA merger, are advisable, fair to and in the best interest of EGL and its shareholders other than the Rollover Investors and further:

•	approved the CEVA merger agreement and the transactions contemplated thereby;

•	recommended to the board that EGL enter into the CEVA merger and consummate the transactions contemplated by the CEVA merger agreement on the terms and conditions set forth in the merger agreement;

•	recommended that EGL shareholders approve the CEVA merger agreement;

•	recommended that the board adopt and approve enabling resolutions adopted by the special committee, including resolutions to amend EGL’s shareholders’ rights plan to exempt an acquisition transaction with CEVA and Apollo from triggering the rights issued pursuant to the plan and exempting the CEVA merger from the anti-combination provisions of the Texas business combinations statute.

Following the special committee’s meeting, later in the evening of May 23, 2007, the board convened a meeting. Mr. Crane recused himself and left the meeting, and Mr. Hevrdejs did not attend. The special committee informed the board of its recommendations for the termination of the Talon merger agreement and the approval of the CEVA merger agreement and the factors that it had considered in reaching its conclusions. Deutsche Bank presented to the board its written financial analysis of the proposed transaction with CEVA and answered questions posed by members of EGL’s board. Deutsche Bank again delivered its oral opinion that, as of May 23, 2007, and based upon and subject to the assumptions made, matters considered and limits of review set forth in its written opinion, the proposed merger consideration of $47.50 per share was fair, from a financial point of view, to the shareholders of EGL other than any Rollover Investors. Representatives of Apollo and CEVA and their advisors were invited to a portion of the meeting, and the directors directly engaged them in discussions regarding CEVA’s proposal. Following deliberations, the board, with Mr. Hevrdejs and Mr. Crane absent, unanimously adopted the recommendations of the special committee, based upon the view of the board as to the reasonableness of such recommendations and the factors considered by the special committee in arriving at such recommendations, and approved (i) the payment of the termination fee and termination of the Talon merger agreement, (ii) the execution of the CEVA merger agreement, (iii) the recommendation that EGL shareholders approve the CEVA merger agreement, and (iv) the amendment to the shareholder rights plan and exempting the merger from the anti-combination provisions of the Texas business combinations statute.

Following the board meeting, the special committee delivered a notice of termination to the Crane group, to be effective upon payment of the $30 million termination fee.

On the morning of May 24, 2007, EGL paid the termination fee of $30 million by wire transfer to Talon, and the Talon merger agreement was terminated. Subsequently, the CEVA merger agreement was executed, and EGL and CEVA issued a joint press release announcing the termination of the Talon merger agreement and the signing of the CEVA merger agreement. Also on May 24, Apollo began the process of dismissing the lawsuit it had filed against EGL and its directors.

Recommendation of the Special Committee and Board of Directors; Reasons for Recommending Approval of the Merger Agreement

The special committee unanimously determined that the merger agreement, the merger and the transactions contemplated thereby are advisable, fair to and in the best interests of EGL and its shareholders. The special committee further recommended that the full board of directors approve the merger agreement and the transactions contemplated thereby, including the merger, that EGL enter into the merger agreement, and that EGL shareholders approve the merger agreement. In making its determination and recommendation, the special committee also recommended that the board of directors terminate the prior Talon merger agreement. The special committee considered a number of factors in determining to make its recommendation.

EGL’s board of directors, following the special committee’s recommendation, terminated the prior merger agreement and caused EGL to pay the $30 million termination fee in accordance with the terms of the Talon merger agreement, and also determined, by unanimous vote of the directors participating in respect of the proposal, that the merger agreement and the proposed merger are advisable, fair to and in the best interests of EGL and its shareholders, and unanimously approved the merger agreement and the merger. EGL’s board of directors (other than Messrs. Crane and Hevrdejs, who did not participate in the deliberations or vote due to their involvement in the transactions contemplated by the prior merger agreement) unanimously recommends that EGL’s shareholders vote for the approval of the merger agreement.

Special Committee

The special committee consists solely of directors who are not officers or employees of EGL, who are independent of and have no economic interest or expectancy of an economic interest in Apollo, CEVA or any of their affiliates, and who do not have an economic interest or expectancy of an economic interest in the Surviving Corporation. The special committee, with the advice and assistance of legal and financial advisors that it selected and retained, evaluated and negotiated the proposals received from both the Crane group and CEVA. The committee held over 20 meetings during the course of nearly five months, with almost all of such meetings being attended by all of the members. In recommending the approval of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that it believed supported its recommendation, including among other things:

•	the fact that the merger consideration of $47.50 per share, to all shareholders other than Rollover Investors, represented a substantial premium over the market price of EGL’s common stock before the public announcement of the transactions contemplated by the Talon merger agreement, namely, an approximately 60% premium over $29.78, the closing price of EGL stock on December 29, 2006;

•	the fact that the Talon merger agreement was publicly announced on March 19, 2007, more than two months prior to execution of the CEVA merger agreement, which provided more than sufficient time for interested parties to make unsolicited proposals to acquire EGL at a higher price than the $38 per share price provided in the Talon merger agreement;

•	the fact that following such public announcement, EGL received three proposals from CEVA and two additional proposals from the Crane group, each at a successively higher price, which resulted in a 25% premium over the $38 per share consideration provided for in the Talon merger agreement;

•	the fact that the process resulted in CEVA’s offer being superior to all other offers, including the final offer from the Crane group;

•	the marketing efforts conducted on behalf of the special committee to induce potential acquirers to submit proposals to acquire EGL;

•	the opinion of Deutsche Bank that, as of May 23, 2007, and based upon and subject to the assumptions made, matters considered and limits of review set forth in its written opinion, the proposed merger consideration of $47.50 per share was fair, from a financial point of view, to the shareholders of EGL other than any Rollover Investors, which opinion the special committee considered in its totality;

•	the financial analyses of Deutsche Bank provided to the special committee in connection with its analysis of acquisition proposals generally and specifically in connection with delivery of its fairness opinion;

•	the ability of EGL shareholders to obtain significant cash value through the proceeds of the merger as opposed to the continued risk of operating as a stand-alone company, taking into account uncertainties about achieving management’s projections and the unpredictability of stock market valuations;

•	the fact that the merger consideration is all cash, so that the transaction allows EGL shareholders to immediately realize at the closing a fair value in cash for their investment and provides them certainty of value for their shares;

•	the terms of the merger agreement, including the merger consideration, the ability of EGL and the special committee to consider certain additional proposals and the ability of EGL to terminate the merger agreement and accept a superior acquisition proposal upon payment of a termination fee;

•	that management’s business plan for the period ending December 31, 2012 was inherently subject to a significant level of uncertainty, particularly with respect to the later years of the business plan, and that its projections of earnings growth are based primarily on assumed cost reductions that were not offset by assumed reductions in revenue;

•	the desire and agreement of CEVA to implement a management retention plan to help ensure a smooth transition of EGL’s business as well as to limit disruption during the period between signing and closing of the CEVA merger agreement; and

•	the nature of the financing commitments received by CEVA with respect to the merger, including the conditions thereto, and the fact that such conditions are substantially similar to the closing conditions in the CEVA merger agreement.

The special committee also considered the following procedural safeguards intended to protect the interests of EGL’s shareholders other than the Rollover Investors:

•	that the special committee consists solely of directors who are not officers or employees of EGL, and who are independent and have no economic interest or expectancy of an economic interest in Apollo, CEVA or their affiliates, or the Surviving Corporation;

•	that the special committee was authorized to make any and all decisions regarding a possible transaction between EGL and the Crane group or any other potential acquirer, subject to final action by the full board;

•	that the special committee retained and was advised by Andrews Kurth, its legal counsel;

•	that the special committee retained and was advised by Deutsche Bank, its financial advisor;

•	that, on behalf of the special committee, Deutsche Bank conducted a market check process to solicit potential proposals to acquire EGL;

•	that the $47.50 per share merger consideration and other terms and conditions of the merger agreement resulted from arms-length negotiations between the special committee and unaffiliated third parties Apollo and CEVA;

•	that the merger agreement allows EGL, after paying a relatively small termination fee (approximately 1% of the transaction value) and subject to certain other conditions, to terminate the merger agreement and accept a superior acquisition proposal; and

•	that Texas law provides EGL shareholders dissenters’ rights in respect of their shares.

The special committee also considered a variety of risks and other potential negative factors considering the merger, including, among other matters, that:

•	the risks and costs to EGL if the merger does not close, including the diversion of management and employee attention, potential management and employee attrition and the potential negative effect on EGL’s business and relationships with customers and other third parties;

•	the conditions to CEVA’s obligation to complete the merger and the right of CEVA to terminate the merger agreement under certain circumstances, including a material adverse change in EGL’s business that may come about as a result of management and employee attrition, the loss of significant customers, or other developments;

•	the possibility that EGL’s business could be negatively affected by departures of important members of management prior to the closing of the merger, due to the strategic nature of CEVA as the acquirer or for other reasons, and whether CEVA’s proposed retention plan for certain EGL employees would mitigate this risk;

•	if the merger is not consummated, EGL may be required to pay CEVA a $20 million termination fee or reimburse up to $15 million of CEVA’s expenses;

•	following the merger, EGL’s shareholders, other than the Rollover Investors, will no longer be able to hold EGL shares and will cease to participate in any future earnings growth of EGL, or benefit from any increase in the value of its shares, and instead will receive a fixed cash price for their shares;

•	EGL’s shareholders other than the Rollover Investors, in connection with the merger, will be required to surrender their shares in exchange for the cash price that has been negotiated by the special committee, and the shareholders will not have the right thereafter to liquidate their shares at a time and for a price of their choosing;

•	the restrictions on the conduct of EGL’s business prior to the completion of the merger, generally requiring EGL to conduct business only in the ordinary course, subject to specific limitations or approval from CEVA, which restrictions may delay or prevent EGL from taking advantage of business opportunities that may arise, or preclude actions that would be advisable, if EGL were to remain an independent company; and

•	EGL shareholders may be taxed on the proceeds of the transactions and will forego deferred taxation on the value of their shares.

The foregoing addresses material factors considered by the special committee in its consideration of the merger. After considering these factors, the special committee concluded that the potential positive factors relating to the merger outweigh the potential negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, each specific factor considered in reaching its determination. In addition, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all the factors together.

Board of Directors

EGL’s board of directors consists of eight directors, two of whom, James R. Crane and Frank J. Hevrdejs, did not participate in the deliberations or vote with respect to the merger due to their involvement in the transactions contemplated by the prior merger agreement. The board of directors established the special committee of independent directors and empowered it to study, review, evaluate, negotiate and, if appropriate, make a recommendation to the board of directors regarding the merger. Periodically, the special committee and their advisors apprised the board members of the special committee’s work.

In determining that the merger agreement is advisable, fair to and in the best interests of EGL and its shareholders, and in approving the merger agreement, the merger and the other transactions contemplated thereby, and recommending that EGL’s shareholders vote for the approval of the merger agreement, the board of directors considered a number of factors, including the following material factors:

•	the unanimous determination and recommendation of the special committee;

•	the opinion of Deutsche Bank that, as of May 23, 2007, and based upon and subject to the assumptions made, matters considered and limits of review set forth in its written opinion, the proposed merger consideration of $47.50 per share was fair, from a financial point of view, to the shareholders of EGL other than any Rollover Investors, which opinion the board considered in its totality;

•	the financial analyses of Deutsche Bank provided to the board in connection with its analysis of acquisition proposals generally and specifically in connection with delivery of its fairness opinion; and

•	the factors considered by the special committee, including the positive factors and potential benefits of the merger agreement, the risks and potentially negative factors relating to the merger agreement, and the factors relating to procedural safeguards.

In doing so, the board of directors expressly adopted the analysis of the special committee, which is discussed above.

The foregoing addresses material factors considered by the board of directors in its consideration of the merger. After considering these factors, the board concluded that the potential positive factors relating to the merger outweigh the potential negative factors. Because of the variety of factors considered, the board did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, each specific factor considered in reaching its determination. In addition, individual members of the board may have assigned different weights to various factors. The determination of the board of directors was made after consideration of all the factors together.

Opinion of Deutsche Bank

Deutsche Bank has acted as financial advisor to the special committee in connection with the merger agreement. The special committee retained Deutsche Bank to render to it an opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to the shareholders of EGL other than any Rollover Investors. As used in this section, the term “Consideration” refers to the $47.50 per share merger consideration contemplated in the merger agreement.

On May 23, 2007, Deutsche Bank delivered to the special committee and the board of directors its oral opinion, which opinion was subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions made, matters considered and limits of review set forth in its written opinion, the Consideration was fair, from a financial point of view, to the holders of EGL common stock, other than any Rollover Investors.

The full text of Deutsche Bank’s written opinion, dated May 23, 2007, which discusses, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Bank in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Deutsche Bank’s opinion was addressed to the special committee and was limited to the fairness, from a financial point of view, of the Consideration to the holders of EGL common stock, other than the Rollover Investors, and Deutsche Bank expressed no opinion as to the merits of the underlying decision by EGL to engage in the merger or as to how EGL’s shareholders should vote or act in connection with the merger. The opinion also does not address the relative merits of the merger or any related transaction as compared to other business strategies or transactions that might be available with respect to EGL, nor does it address EGL’s underlying business. EGL’s shareholders are urged to read the opinion in its entirety. The following summary of the Deutsche Bank opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with Deutsche Bank’s role as financial advisor to the special committee, and in arriving at its opinion, Deutsche Bank:

•	reviewed certain publicly available financial and other information concerning EGL and certain internal analyses and other information furnished to it by EGL;

•	held discussions with members of the senior management of EGL regarding the business and prospects of EGL;

•	reviewed the reported prices and trading activity for EGL common stock;

•	compared certain financial and stock market information for EGL with similar information for certain companies whose securities are publicly traded;

•	reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

•	performed a discounted cash flow analysis for EGL;

•	reviewed the terms of the merger agreement and certain related documents; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning EGL, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of EGL. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of EGL, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed that, in all respects material to its analysis:

•	the representations and warranties of EGL, Parent and Acquisition Co. contained in the merger agreement are true and correct;

•	EGL, Parent and Acquisition Co. will each perform all of the covenants and agreements to be performed by it under the merger agreement;

•	all conditions to the obligations of each of EGL, Parent and Acquisition Co. to consummate the merger will be satisfied without any waiver thereof; and

•	all governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained.

Deutsche Bank’s Financial Analysis

The following is a summary of the material financial analyses underlying Deutsche Bank’s opinion, dated May 23, 2007, delivered to the special committee and the board of directors in connection with the merger at meetings of the special committee and board of directors on May 23, 2007. The order of the analyses described below does not represent relative importance or weight given to those analyses by Deutsche Bank, the special committee or the board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand Deutsche Bank’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s financial analyses.

Analysis of Selected Publicly Traded Companies.  Deutsche Bank reviewed certain financial information and compared commonly used valuation measurements for EGL to corresponding information and measurements for publicly traded companies in the same industry. The publicly traded companies selected in the industry to which EGL was compared (the “selected companies”) consisted of:

•	CH Robinson Worldwide Inc.;

•	Expeditors International of Washington, Inc.;

•	Forward Air, Inc.;

•	Hub Group, Inc.;

•	Landstar System, Inc.;

•	Pacer International, Inc.;

•	Quality Distribution, Inc.;

•	Universal Truckload Services, Inc.; and

•	UTi Worldwide Inc.

Deutsche Bank reviewed certain historical and projected operating performance characteristics and public market valuation metrics of EGL and compared them to those same metrics derived from publicly available information for each of the selected companies. The trading multiples for EGL are based on the offer price of $47.50 per share and publicly available estimates. Such information included:

•	diluted equity value, calculated using closing share prices as of May 21, 2007;

•	total enterprise value, calculated as diluted equity value, plus total debt, plus preferred stock, plus minority interest, minus cash and cash equivalents;

•	ratio of total enterprise value to net revenue for each of calendar year 2007 estimated and 2008 estimated (referred to as 2007E and 2008E, respectively) (referred to as the 2007E Net Revenue Multiple and the 2008E Net Revenue Multiple, respectively);

•	ratio of total enterprise value to earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for each of 2007E and 2008E (referred to as the 2007E EBITDA Multiple and the 2008E EBITDA Multiple, respectively);

•	ratio of total enterprise value to earnings before interest and taxes (“EBIT”) for each of 2007E and 2008E (referred to as the 2007E EBIT Multiple and the 2008E EBIT Multiple, respectively); and

•	ratio of share price to earnings per share for 2007E and 2008E (referred to as the 2007E P/E Multiple and the 2008E P/E Multiple, respectively).

In addition, Deutsche Bank performed a comparative analysis between EGL, UTi Worldwide, Inc. (“UTi”) and Expeditors International of Washington, Inc. (“Expeditors”), which were deemed to have business models more similar to EGL than the other selected companies. As part of the analysis, Deutsche Bank compared historical and anticipated gross revenue by segment and geography, net revenue and EBITDA compound annual growth rates from 2000 to 2006 and 2006 to 2007 and average EBITDA margins over the same time periods. Deutsche Bank observed that EGL has generated more of its gross revenues from its airfreight segment and the United States market than UTi and Expeditors. In addition, Deutsche Bank observed that, relative to UTi and Expeditors, EGL’s net revenue and EBITDA compound annual growth rates, as well as its average EBITDA margins, were generally lower that UTi and Expeditors.

Deutsche Bank also calculated last twelve month (“LTM”) and one-year forward enterprise value to EBITDA multiples for the past 5 years and observed that with the exception of 2002, EGL has traded at a discount on both an LTM and forward EBITDA basis to both UTi and Expeditors.

This analysis indicated the low, mean, median and high multiples for the selected companies, as compared to the corresponding transaction multiples implied by the Consideration of $47.50 per share set forth below:

	Implied
	Transaction
	Multiples		Selected Company Summary Statistics
	for EGL		Low		Mean		Median		Maximum

2007E Net Revenue Multiple	1.8	x	2.0	x	4.1	x	4.5	x	7.1	x
2008E Net Revenue Multiple	1.7	x	1.7	x	3.7	x	4.0	x	6.3	x
2007E EBITDA Multiple	11.7	x	7.9	x	12.7	x	11.8	x	19.7	x
2007E EBIT Multiple	14.7	x	10.2	x	14.4	x	14.7	x	21.1	x
2007E P/E Multiple	23.5	x	16.5	x	24.2	x	23.8	x	35.3	x
2008E P/E Multiple	22.1	x	13.6	x	19.7	x	19.3	x	29.1	x

Based on the foregoing, Deutsche Bank derived a reference range of 2007E EBITDA Multiples of 9.0x to 11.0x for EGL, which implied a range of per share values for our common stock of $37.25 to $45.00, compared to the Consideration of $47.50 per share.

None of the companies used in the publicly traded company analysis is identical to EGL. Accordingly, Deutsche Bank believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

Analysis of Selected Precedent Transactions.  Deutsche Bank reviewed the financial terms, to the extent publicly available, of nineteen merger and acquisition transactions announced since February 24, 1999 in the freight forwarding and transportation industries. The transactions reviewed, which we refer to as the “selected transactions,” were:

Date
announced	Target	Acquirer

02/24/1999	Pacer International, Inc.	Apollo Management L.P.
07/27/1999	Mark VII, Inc.	Ocean Group Plc
11/15/1999	Air Express International Corp.	Deutsche Post AG
07/03/2000	Circle International, Inc.	EGL, Inc.
09/04/2000	CTI Logistx	TNT Post Group NV
01/10/2001	Fritz Companies, Inc.	United Parcel Service of America, Inc.
05/24/2001	USCO Logistics	Kuehne & Negel Inc.
10/01/2001	Arnold Industries Logistics	Private Investor (E.H. Arnold)
06/27/2002	Stinnes AG	Deutsche Bahn AG
06/11/2004	Wilson Logistics Ltd	TPG NV
10/05/2004	Menlo Forwarding	United Parcel Service of America, Inc.
06/28/2005	Ozburn-Hessey Logistics	Welsh, Carson, Anderson & Stowe
07/16/2005	Geologistics	PWC Logistics
09/17/2005	Exel Plc	Deutsche Post AG
11/16/2005	BAX Global	Deutsche Bahn AG
03/07/2006	Market Transport Services, Ltd.	UTi Worldwide, Inc.
02/15/2006	Global Link	GTCR Golder Rauner, LLC
08/24/2006	TNT Logistics	Apollo Management VI, L.P.
12/06/2006	Greatwide Logistics Services	Investcorp/Hicks Holdings LLC

Deutsche Bank observed that the ratio of total enterprise value to LTM EBITDA for the selected transactions ranged from 6.3x to 17.1x, with a median ratio of 9.3x, and compared that range and median of multiples to the 14.0x ratio for EGL at the offer price of $47.50 per share. Deutsche Bank also observed that the ratio of total enterprise value to LTM EBIT for the selected transactions ranged from 9.5x to 25.6x, with a median ratio of 14.6x and compared that range the 18.0x ratio for EGL at the offer price of $47.50 per share.

The analysis for the selected transactions was based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions during the period between February 24, 1999 and December 6, 2006, during which the selected transactions were announced.

Because the reasons for, and circumstances surrounding, each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of EGL and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Bank’s opinion, concerning differences between the characteristics of these transactions and the merger that could affect the value of the subject companies and businesses and EGL.

Discounted Cash Flow Analysis.  Deutsche Bank performed a discounted cash flow analysis for EGL. Deutsche Bank calculated the discounted cash flow values for EGL as the sum of the net present values of:

•	the estimated future free cash flows EGL would generate for the period from 1Q 2007 through 2012; and

•	the terminal value of EGL at the end of such period.

The estimated future free cash flows were based on the financial projections for EGL for the years 2007 through 2012 prepared by EGL’s management. The terminal values for EGL were calculated based on projected EBITDA for 2012 and a range of multiples of EBITDA ranging from 9.0x to 11.0x. Deutsche Bank used discount rates ranging from 12.0% to 14.0% for EGL. The discount rates applicable to EGL were based on Deutsche Bank’s judgment of the estimated weighted average cost of EGL’s capital and the EBITDA multiples were based on its review of the characteristics that in its judgment would have applied to EGL as a publicly traded company.

Deutsche Bank observed that the implied enterprise value of EGL based on the discounted cash flow analysis ranged from $1,767.7 million to $2,245.2 million and the implied share price ranged from $42.50 to $53.57.

At the request of the special committee, Deutsche Bank performed certain sensitivity analyses on management’s projections to evaluate the impact of changes in assumptions on implied per share values. The special committee observed that in recent years, and continuing to the present time, business conditions facing EGL resulted in a lack of predictability in operating results. The special committee observed that the assumptions regarding operating margins over the course of management’s projections were significantly higher than margins experienced in recent periods. Deutsche Bank also sensitized management’s projections by reducing the absolute EBITDA amount by 30% to 10%, generating an enterprise value range from $1,483.6 million to $1,657.0 million at an 11.0x and 9.0x EBITDA exit multiple, respectively. The resulting implied share price ranged from $35.91 to $39.93, respectively. Deutsche Bank maintained a discount rate of 13% to generate these scenarios. Finally, Deutsche Bank created a sensitivity scenario that maintained constant EBITDA margins subsequent to 2008 at 17.5%, which reflected management’s projected EBITDA margin in 2008. Based on this analysis, EGL’s enterprise value range was from $1,619.7 million to $1,875.3 million at a 9.0x to 11.0x EBITDA exit multiple, respectively. The resulting implied share price ranged from $39.07 to $44.99, respectively. Deutsche Bank maintained a discount rate of 13% to generate these scenarios.

General.  The foregoing summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the special committee and the board of directors, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinions, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the special committee as to the fairness of the Consideration, from a financial point of view, to the shareholders of EGL other than the Rollover Investors, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and was provided by EGL’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond EGL’s control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of EGL or its advisors, neither EGL nor Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the merger agreement were determined through negotiations between Parent and the special committee and were approved by the board of directors. Although Deutsche Bank provided advice to the special committee during the course of these negotiations, the decision to enter into the merger agreement was solely that of the special committee and board of directors. As described above, the opinion and presentation of Deutsche Bank to the special committee and board of directors were collectively only one of a number of factors taken into consideration by the special committee and board of directors in making their respective determinations with respect to the merger agreement.

Deutsche Bank’s opinion is addressed to and for the use and benefit of, the special committee and is not a recommendation to the shareholders to approve the merger agreement. Deutsche Bank’s opinion is limited to the fairness, as of the date of such opinion, from a financial point of view, to the shareholders of EGL, other than any Rollover Investors, of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by EGL to engage in the merger.

The special committee selected Deutsche Bank as financial advisor in connection with the merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. The special committee has retained Deutsche Bank pursuant to a letter agreement dated January 5, 2007, which we refer to as the “Deutsche Bank engagement letter.” Deutsche Bank will be paid a reasonable and customary fee for its services, a substantial portion of which is contingent upon completion of the merger. Deutsche Bank’s fee in connection with the merger includes a $500,000 retainer fee, $2,000,000 payable in connection with the delivery of Deutsche Bank’s opinion in connection with the merger (as well as an opinion Deutsche Bank previously delivered in connection with the transactions contemplated by the prior merger agreement) as financial advisor to the special committee and approximately $7,400,000 million payable upon consummation of the merger.

In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of EGL for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. The DB Group has provided advisory services and financing from time to time to entities controlled by an affiliate of Parent, for which it has been paid consideration.

Effects of the Merger

If the merger is consummated, Acquisition Co. will be merged with and into EGL, with EGL continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent.

Upon the consummation of the merger, each share of EGL common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of EGL or by its wholly owned subsidiaries, owned by Parent, certain affiliates of Parent at Parent’s election, or Acquisition Co. immediately prior to the effective time of the merger (including shares which may be contributed to an affiliate of Parent by the Rollover Investors prior to the merger as described below) or held by shareholders who are entitled to and who properly exercise dissenters’ rights under Texas law) will be converted into the right to receive $47.50 in cash, without interest. Upon consummation of the merger, unless otherwise agreed between a holder, EGL and Parent or as described below, each outstanding option to purchase shares of EGL common stock granted under any of EGL’s employee or director equity plans, whether vested or unvested, will at the effective time of the merger become fully vested and be cancelled and converted into the right to receive a cash payment equal to the number of shares of EGL common stock underlying the option multiplied by the amount (if any) by which $47.50 exceeds the option exercise price, without interest and less any applicable withholding taxes. Unless otherwise agreed between a holder, EGL and Parent or as described below, each share of EGL restricted stock under EGL’s stock plans or benefit plans will vest in full and be cancelled and converted into the right to receive a cash payment equal to $47.50, without interest and less any applicable withholding taxes. EGL’s stock purchase plan is expected to terminate with the purchase period ending on June 30, 2007.

Following the merger, EGL will become a wholly owned subsidiary of Parent. Parent is wholly owned by CEVA Investments Limited, which is in turn owned by affiliates of Apollo Management VI, L.P. and certain minority shareholders, including TNT N.V. and certain employees of Parent or Parent’s subsidiaries. Immediately prior to the merger, the Rollover Investors may contribute equity interests in EGL and/or the cash proceeds they will receive as merger consideration for their outstanding equity interests in EGL, to an affiliate of Parent in exchange for equity interests of such affiliate. The equity rollovers of the Rollover Investors are more fully described under “— Interests of Certain Persons in the Merger.”

Prospective Financial Information

EGL’s senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year, and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts prepared by senior management were made available to Parent as well as to the board of directors, the special committee and the special committee’s financial advisors in connection with their respective considerations of the merger. The projections below are included to give our shareholders access to certain nonpublic information considered by Parent, the special committee and board of directors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Parent, the Rollover Investors, the special committee or board of directors, Deutsche Bank or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

EGL advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond EGL’s control. The projections also reflect estimates and assumptions related to the business of EGL that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond EGL’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, EGL management. PricewaterhouseCoopers LLP, EGL’s independent registered public accounting firm, has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report with respect to EGL’s audited financial statements relates to EGL’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of EGL, including the factors described under “Cautionary Statement Regarding Forward-Looking Information,” which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Since the date of the projections, EGL has made publicly available its actual results of operations for the fiscal year ended December 31, 2006 and the quarter ended March 31, 2007. You should review EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, EGL does not intend to update or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

The financial projections set forth below (the “February 2007 Projections”) were prepared in February of 2007, following EGL’s announcement that its fourth quarter 2006 results would be less favorable than it had previously anticipated. Such projections were provided to EGL’s board of directors and the special committee and its financial advisor on February 22, 2007 and were provided to Parent. The following projections were prepared on a basis consistent with the accounting principles used in EGL’s audited historical financial statements.

	Projections
	2006(1)	2007	2008	2009	2010	2011
	(In millions)

Gross Revenues	$3,218.0	$3,509.0	$3,754.6	$3,998.7	$4,258.6	$4,514.1
Cost of Transportation	$(2,207.3)	$(2,405.0)	$(2,575.3)	$(2,758.3)	$(2,946.1)	$(3,122.9)
Net Revenues	$1,010.7	$1,104.0	$1,179.3	$1,240.4	$1,312.5	$1,391.2
Operating Expenses
Personnel costs	$(558.2)	$(598.3)	$(623.3)	$(647.4)	$(679.2)	$(713.2)
SG&A(2)	$(318.7)	$(334.8)	$(349.2)	$(364.7)	$(379.0)	$(395.0)
EBITDA(3)	$133.8	$170.9	$206.9	$228.3	$254.2	$283.0

(1)	Based on estimated results for EGL. Actual results for fiscal year 2006 are set forth in EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	Excludes depreciation and amortization.

(3)	EBITDA represents operating income (defined as net income before net interest, foreign currency gain or loss, other non-operating income or expense, and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under accounting principles generally accepted in the United States of America and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Not all companies calculate EBITDA identically. EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

EGL’s management developed the projected financial information based on the following material assumptions:

•	that gross revenue and net revenues would grow consistent with historical growth rates (by country and geographic region) reflecting continued global economic expansion, forecasted long-term global airfreight growth rates and continued market share gains throughout EGL’s network;

•	that net revenue margins would generally remain consistent with historical net revenue margin results at the country level, but would decline over time due to continued increases in EGL’s international airfreight and ocean freight growth rates (which carry lower net revenue margins, particularly in the Asia Pacific region);

•	for purposes of operating expense, that growth rates would be less than net revenue growth rate projections as EGL leverages its freight forwarding network, and the projections do not include any significant number of new freight forwarding facility openings as its global network is substantially built out;

•	for purposes of operating expense, that headcount would grow at rates less than net revenue growth, and that information technology spending would remain consistent with 2005 spending levels; and

•	that capital expenditures would be between $30-$40 million per year during the projection period.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and the board of directors with respect to the merger, you should be aware that certain officers and directors of EGL have interests in the transaction that are different from, and/or are in addition to, the interests of EGL’s shareholders generally. EGL’s board of directors and the special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and recommend that EGL’s shareholders vote in favor of approving the merger agreement.

Equity Rollover

The following members of EGL’s management have been identified by Parent as Rollover Investors: E. Joseph Bento and Vittorio Favati. The Rollover Investors may contribute certain of their equity interests in EGL, and/or reinvest merger consideration they receive in respect of their equity interests in EGL, in exchange for equity interests of CEVA Investments Limited, which wholly owns Parent, or an affiliate of CEVA Investments Limited. Parent expects that additional members of EGL management may make Rollover Commitments.

Arrangements with Respect to Parent following the Merger

In connection with the merger, EGL will become a wholly owned subsidiary of Parent. Parent is wholly owned by CEVA Investments Limited. Affiliates of Apollo and certain minority shareholders, including TNT N.V. and certain employees of Parent or Parent’s subsidiaries, as well as any Rollover Investors, will be the owners of CEVA Investments Limited.

Parent has entered into definitive term sheets with each of E. Joseph Bento and Vittorio Favati (each, a “Term Sheet Executive”) which will become binding on the parties subject to and upon the consummation of the merger and will supersede any other employment, severance, change of control or related agreements (including the management retention agreements described below) between the executive and EGL.

Pursuant to his term sheet, Mr. Bento will serve as President, Freight Forwarding and Global Head of Marketing of EGL. Pursuant to his term sheet, Mr. Favati will serve as Managing Director, Asia Logistics and Freight Forwarding, which position will be further discussed between and mutually agreed upon by Parent and Mr. Favati. The term sheets provide for five-year terms, subject to automatic one-year extensions unless either party gives at least 90 days’ written notice of its intention not to renew the agreement prior to the scheduled expiration of the term. Mr. Bento and Mr. Favati will be entitled to annual base salaries of not less than $500,000 and $450,000, respectively, and will be eligible for target annual performance-based bonuses equal to $375,000 and $300,000, respectively, and, in the discretion of the Parent board of directors, additional bonus payments. With respect to the fiscal year 2007 only, each Term Sheet Executive will be eligible to receive an additional discretionary bonus of $75,000 in consideration of his contribution to the integration of EGL into Parent and his efforts to ensure continuity for EGL customers and employees through a period of transition. During the employment period, each Term Sheet Executive will receive non-cash benefits that are similar to his existing benefits package with EGL. In addition, for so long as Mr. Favati is based in Singapore, Parent agrees to provide him with expatriate benefits equal to the greater of (x) the expatriate benefits to which he is entitled under the Letter of Assignment with EGL and (y) the benefits provided under applicable Parent plans.

In the event that Parent terminates a Term Sheet Executive’s employment without “cause” or if the Term Sheet Executive resigns for “good reason” (each as defined in the term sheet), the Term Sheet Executive will become entitled to receive severance in an amount equal to his then-current base salary for a period of twelve months and a pro rata portion of his annual bonus. For a period of twenty-four months following the termination of his employment for any reason, each Term Sheet Executive will be subject to covenants not to compete with Parent and not to solicit or hire employees of or to solicit the customers of Parent and its subsidiaries.

Pursuant to their respective term sheets, Mr. Bento and Mr. Favati agreed to invest $1,450,000 and $1,125,000, respectively, to purchase common stock of CEVA Investments Limited at a price of €100 per share. In connection with this investment, Mr. Bento and Mr. Favati will be granted options to purchase 14,500 and 10,417 shares, respectively, of CEVA Investments Limited at an exercise price of €100 per share.

Parent expects that additional members of EGL management may enter into new arrangements with Parent or its affiliates regarding employment with, and the right to purchase or participate in the equity of, Parent or its affiliates; however, such matters are subject to negotiations and discussion.

Treatment of Existing Stock Options and Restricted Stock

Upon the consummation of the merger, all of our equity compensation awards (including awards held by our directors and officers) will be subject to the following treatment, except as otherwise agreed by a holder or participant, EGL and Parent:

•	each stock option granted under any of our employee or director equity plans, whether vested or unvested, will vest and be cancelled and converted into the right to receive a cash payment equal to the number of shares of EGL common stock underlying such option multiplied by the amount (if any) by which $47.50 exceeds the option exercise price, without interest and less any applicable withholding tax; and

•	each share of restricted stock under our stock plans or benefit plans will vest in full and be cancelled and converted into the right to receive a cash payment equal to $47.50, without interest and less any applicable withholding tax.

See “The Merger Agreement — Effect of the Merger on the Common Stock and Stock Options of EGL” for a more complete description of the treatment of the relevant plans under which such stock options were issued.

The table below sets forth, as of May 24, 2007, for each of our directors and executive officers:

•	the number of stock options (both vested and unvested) held by such persons;

•	the cash payment that may be made in respect of such stock options upon consummation of the merger; and

•	the aggregate cash payment that will be made in respect of unvested shares of restricted stock upon consummation of the merger.

	Options
			Weighted		Weighted
			Average		Average
			Exercise		Exercise
			Price of		Price of		Restricted Stock
		Vested	Vested	Unvested	Unvested	Resulting	Unvested	Resulting	Total
	Outstanding	Options	Options	Options	Options	Consideration	Shares	Consideration	Consideration

Directors
James R. Crane	125,000	83,667	19.7471	41,333	23.518400	$3,313,233	4,500	$213,750.00	$3,526,983.36
Neil E. Kelley	5,000	5,000	18.1200	—	—	$146,900	—	$—	$146,900.00
Frank J. Hevrdejs	17,500	17,500	18.8779	—	—	$500,887	—	$—	$500,886.75
Milton Carroll	15,000	15,000	16.9267	—	—	$458,600	—	$—	$458,599.50
Paul William Hobby	17,500	17,500	14.9400	—	—	$569,800	—	$—	$569,800.00
Michael K. Jhin	12,500	12,500	16.1580	—	—	$391,775	—	$—	$391,775.00
James C. Flagg	15,000	15,000	16.9267	—	—	$458,600	—	$—	$458,599.50
Sherman Wolff	—	—	—	—	—	$—	1,557	$73,957.50	$73,957.50

	Options
			Weighted		Weighted
			Average		Average
			Exercise		Exercise
			Price of		Price of		Restricted Stock
		Vested	Vested	Unvested	Unvested	Resulting	Unvested	Resulting	Total
	Outstanding	Options	Options	Options	Options	Consideration	Shares	Consideration	Consideration

Executive Officers
James R. Crane	125,000	83,667	19.7471	41,333	23.518400	$3,313,233	4,500	$213,750.00	$3,526,983.36
E. Joseph Bento	83,000	51,000	21.0806	32,000	23.067200	$2,129,239	3,000	$142,500.00	$2,271,739.00
Ronald Talley	52,000	20,000	21.0868	32,000	23.067200	$1,310,114	3,000	$142,500.00	$1,452,613.60
Vittorio Favati	68,000	41,000	18.7615	27,000	24.565000	$1,797,524	3,000	$142,500.00	$1,940,023.50
Dana A. Carabin	10,000	3,334	37.2900	6,666	37.290000	$102,100	6,666	$316,635.00	$418,735.00
Michael D. Slaughter	6,500	3,834	25.0456	2,666	31.708600	$128,190	—	$—	$128,190.04
Gregory Weigel	47,600	26,934	18.6172	20,666	23.332300	$1,277,379	1,500	$71,250.00	$1,348,629.02
Keith Winters	34,400	12,734	21.2054	21,666	22.840000	$869,119	1,500	$71,250.00	$940,369.00
Bruno Sidler	200,000	—	—	200,000	33.490000	$2,802,000	10,000	$475,000.00	$3,277,000.00

Management Retention Agreements

EGL has entered into retention agreements with certain executives, including Messrs. Crane, Favati, Bento, Talley, Sidler, Slater, Weigel, Mondello, Winters, Cooney and Slaughter and Ms. Carabin.

The retention agreements go into effect upon a “change in control” of EGL. The consummation of the merger will constitute a “change of control” for purposes of the retention agreements. The retention agreements also provide that EGL will continue the executive’s employment, and the executive will continue his or her employment, for two years following the consummation of a change in control of EGL. During such period the executive’s position, authority, duties and responsibilities must be at least commensurate in all material respects (as defined in the agreements and based in part on whether the executive has assumed a position with the successor or parent company of EGL) with the most significant of those held during the 90-day period preceding the change in control, and must be performed at a location no more than 50 miles from his or her prior location.

Following a change in control, the retention agreements provide for certain payments to be made to the executives in the event of a “qualifying termination.” A “qualifying termination” is defined as any (i) termination of the executive’s employment by EGL within twenty-four months following a change in control by EGL other than for cause, death or disability, or (ii) termination by the executive for “good reason.” “Good reason” includes assigning the executive duties inconsistent with the executive’s position or any other action that results in a diminution in such position, reducing the executive’s total salary, bonus or benefits, or requiring the executive to be based at another office or location.

In the event of a change in control and a resulting qualifying termination, the executive whose employment has been so terminated will be entitled to the following payments and benefits:

•	a lump sum cash payment equal to the sum of: (1) the executive’s unpaid base salary through the date of termination; (2) the executive’s pro-rated portion of the target annual bonus for that fiscal year; and (3) any unpaid vacation under EGL’s vacation policy in effect at the date of termination;

•	a lump-sum cash payment equal to the sum of: (1) two times the executive’s highest annual rate of base salary in effect during the twelve-month period prior to the date of termination; and, except in the case of Ms. Carabin, (2) two times the average of the executive’s annual bonus payments for the preceding two fiscal years prior to the fiscal year in which the executive’s employment has been terminated;

•	except in the case of Ms. Carabin, for a period ending on the earliest of (1) thirty-six months following the date of termination, (2) the commencement date of equivalent benefits from a new employer, or (3) the date on which the executive reaches age sixty, EGL will continue to keep in full force and effect (or otherwise provide) each plan and policy providing medical, accident, disability and life insurance coverage on the same terms and otherwise to the same extent as in effect immediately prior to the date of termination; and

•	for a period of twelve months following the date of termination, EGL will provide, at its expense, executive level outplacement assistance to the executive by a nationally recognized outplacement firm acceptable to the executive.

Indemnification and Insurance

For a period of six years from the effective time of the merger, Parent and the Surviving Corporation will maintain in effect the exculpation, indemnification, advancement of expenses and arrangement of self-insurance provisions of EGL’s and any of its subsidiaries’ organizational documents in effect immediately prior to the effective time of the merger or in any indemnification agreements with any of their respective directors, officers or employees in effect as of the date of the merger agreement. All rights of indemnification with respect to any claim, action, suit, proceeding or investigation brought within that six year period will continue until the disposition of the action or resolution of the claim. Further, the Surviving Corporation has agreed (with performance by the Surviving Corporation being guaranteed by Parent) to indemnify, to the fullest extent permitted by applicable law, each of our and our subsidiaries’ present and former directors and officers against all costs or expenses (and to comply with all of our obligations to advance funds or expenses incurred) in connection with any claim, proceeding or investigation arising out of any act or omission occurring before or after the effective time of the merger in connection with such persons serving as an officer, director or other fiduciary in EGL or any other entity if such service was at the request or for the benefit of EGL. The merger agreement sets forth certain limitations on this indemnification obligation, including where a settlement is effected without Parent’s or the Surviving Corporation’s prior written consent, and with respect to losses incurred as a result of a breach of the duty of loyalty or other improper action if the indemnified party had a conflicting financial or other material interest (other than as a stockholder or employee or director of EGL).

For a period of six years from the effective time of the merger, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by EGL and its subsidiaries or provide substitute policies or cause the Surviving Corporation to purchase a “tail policy,” in each case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the effective time of the merger. However, if the annual premiums of such insurance coverage exceed 200% of EGL’s current annual premium, such persons must purchase as much coverage as is reasonably practicable for such amount, or such persons must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by EGL.

The indemnification and insurance provisions of the merger agreement are more fully described under “The Merger Agreement — Other Covenants and Agreements — Indemnification of Directors and Officers; Insurance.”

Retention Bonus Program

The merger agreement requires that EGL implement a retention bonus program designed to ensure continuity of its customers and employees. The retention bonus program will cover senior executives as well as other key employees who are essential to the preservation of EGL’s business during the transition period of the merger.

The program consists of a $5.0 million time component and a $5.0 million performance component. As soon as reasonably practicable following the 18-month anniversary of the closing of the merger (the “Vesting Date”), participants in the program who remain employees of EGL will receive amounts in respect of the time component of the program. Subject to satisfaction of specified customer satisfaction targets, as soon as reasonably practicable following the Vesting Date, the participants will also receive amounts in respect of the performance component.

Except as described below, if a participant’s employment terminates for any reason prior to the Vesting Date, the participant will forfeit any right to receive any payments under the retention bonus program:

•	if, prior to the Vesting Date, a participant terminates employment with EGL for good reason, death or disability or EGL terminates a participant’s employment without cause (in each case, as such terms are defined in a retention bonus program term sheet), the time component for that participant will automatically vest and be payable as soon as reasonably practicable following the Vesting Date; and

•	if, prior to the Vesting Date, a participant terminates employment with EGL for good reason or EGL terminates a participant’s employment without cause, then, subject to satisfaction of the specified customer satisfaction targets, that participant will receive a pro rata portion of the performance component, payable as soon as reasonably practicable following the Vesting Date.

Retention bonus amounts have not yet been allocated among EGL employees.

Termination Fee under the Talon Merger Agreement

In connection with the termination of the Talon merger agreement, EGL paid Talon Holdings LLC a $30 million termination fee in accordance with the terms of the agreement. Pursuant to various agreements included as part of Talon Holdings’ Schedule 13D filings with the SEC, $2 million of this payment was to be paid to an entity owned by James R. Crane and other members of EGL’s management. After reimbursement of Mr. Crane’s expenses, the $2 million was to be allocated among members of EGL’s management and Sterling Group Partners II, L.P. and Sterling Group Partners II (Parallel), L.P., investment funds of which EGL director Frank J. Hevrdejs is a co-founder and principal (collectively, “Sterling”). Sterling had previously committed to provide equity financing to support Mr. Crane’s required equity contribution in the proposed transaction.

Special Committee Compensation

On December 26, 2006, January 9, 2007 and May 21, 2007, the board of directors considered what compensation the members of the special committee should receive. The special committee consists of four disinterested and independent directors, Messrs. Carroll, Flagg, Jhin and Wolff. Messrs. Crane and Hevrdejs took no part in the deliberation or the vote of the board of directors with respect to this matter.

The board of directors resolved on December 26, 2006 that the compensation for service on the special committee would consist of fees for attending meetings of the special committee as generally provided for attending meetings of committees of the board. This per-meeting fee was equal to $1,500. On each of January 9, 2007 and May 21, 2007, the board resolved to pay the members of the committee fees of $25,000 per member ($75,000 for Mr. Carroll, as chair) in consideration of their service for successive three-month periods. As of the date of this proxy statement, the members of the special committee had received $      in the aggregate ($      in the case of Mr. Carroll) pursuant to the above-described arrangements.

In approving the compensation package, the board of directors considered, among other things, the large size of the proposed transaction, the complexities added by the involvement of senior management in the proposed transaction contemplated by the Talon merger agreement, the time expected to be required by the special committee members and chairman and the publicly-reported compensation of the special committees of boards of other companies.

Material United States Federal Income Tax Consequences

The following summarizes the material United States federal income tax consequences of the merger to U.S. Holders (as defined below) of shares of EGL common stock who exchange such shares for the cash consideration pursuant to the merger. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date of this proxy statement and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to U.S. Holders that hold their shares of EGL common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

This summary addresses only material United States federal income tax consequences, and not all tax consequences, of the merger that may be relevant to U.S. Holders of shares of EGL common stock. It also does not address any of the tax consequences of the merger to holders of shares of EGL common stock that are Non-U.S. Holders (as defined below), to holders who validly exercise dissenters’ rights with respect to their shares of EGL common stock or to holders that may be subject to special treatment under United States federal income tax law, such as, for example, financial institutions, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, partnerships (including any entity or arrangement treated as a partnership for United States federal income tax purposes) and persons holding EGL common stock through a partnership, persons who hold shares of EGL common stock as part of a straddle, hedge, conversion, constructive sale or other integrated transaction or whose functional currency is not the U.S. dollar, traders in securities who elect to use the mark-to-market method of accounting, persons who acquired their EGL common stock through the exercise of employee stock options or other compensation arrangements, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address the United States federal estate, gift or alternative minimum tax consequences of the merger, or any state, local or non-U.S. tax consequences of the merger, or the United States federal income tax consequences to any person that will own actually or constructively shares of EGL capital stock following the merger. For example, this summary does not address the United States federal income tax consequences of the merger to the Investors or persons related to the Investors under applicable constructive ownership rules.

Each holder of shares of EGL common stock should consult its own tax advisor regarding the tax consequences of the merger in light of such holder’s particular situation, including any tax consequences that may arise under the laws of any state, local or non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

A “U.S. Holder” means a beneficial owner of shares of EGL common stock that, for United States federal income tax purposes, is:

•	a citizen or individual resident of the United States;

•	a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax without regard to its source; or

•	a trust, if:

•	a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

•	it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership holds shares of EGL common stock, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. A partner of a partnership holding shares of EGL common stock should consult its own tax advisors regarding the United States federal income tax consequences of the merger.

A “Non-U.S. Holder” means a beneficial owner of shares of EGL common stock that is not a U.S. Holder. We urge holders of shares of EGL common stock that are Non-U.S. Holders to consult their own tax advisors regarding the United States tax consequences of the merger.

Exchange of Shares of EGL Common Stock.  The exchange of shares of EGL common stock for the cash consideration pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives the cash consideration in exchange for shares of EGL common stock pursuant to the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares of EGL common stock exchanged. Gain or loss will be determined separately for each block of shares (that is, shares acquired at the same cost in a single transaction). The gain or loss will generally be capital gain or loss, and will generally be long-term capital gain or loss if, on the date of the merger, the shares of EGL common stock exchanged pursuant to the merger were held for more than one year. In the case of shareholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting.  Payment of the cash consideration with respect to the exchange of shares of EGL common stock pursuant to the merger may be subject to information reporting and United States federal backup withholding tax at the applicable rate (currently 28%), unless a holder of EGL common stock properly certifies its taxpayer identification number or otherwise establishes an exemption from backup withholding and complies with all other applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts so withheld may be allowed as a refund or a credit against such holder’s United States federal income tax liability, if any, provided that the required information is properly and timely furnished to the IRS.

Financing of the Merger

Parent estimates that the total amount of funds necessary to complete the proposed merger and the related transactions, including debt to be incurred and to remain outstanding in connection with the merger, and to pay related customary fees and expenses, is approximately $2.2 billion. Parent currently expects this amount to be provided through a combination of sources, including:

•	up to approximately $100.0 million in new equity financing from an affiliate of Parent,

•	up to approximately $1.85 billion in new debt financing to be incurred or issued pursuant to, or as described in, the debt commitment letters described below,

•	approximately $253.3 million of cash of Parent and EGL, and

•	approximately $36.0 million of debt of EGL to remain outstanding after the consummation of the merger.

Any equity contributions made by the Rollover Investors could reduce the amount of the new equity financing described above. The total funded indebtedness of Parent and its subsidiaries on a consolidated basis following the merger is expected to be approximately $3.8 billion, assuming an equity contribution of $100.0 million.

Pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the financing described below. EGL is obligated to provide, and to cause its subsidiaries and representatives to provide, all cooperation reasonably requested by Parent in connection with the financing, including by providing reasonably required information relating to EGL, participating in meetings, drafting sessions, and due diligence sessions in connection with the financing, assisting in the preparation of certain documents for the financing, reasonably cooperating with the marketing efforts for the debt financing, providing financial information, executing and delivering (and causing its subsidiaries to execute and deliver) certain documents relating to guarantees, pay-offs of existing debt, the pledge of collateral and other matters ancillary to the financing that are reasonably requested by Parent, entering into credit or other agreements as reasonably requested by and on terms satisfactory to Parent, taking actions necessary in connection with to pay-off of existing indebtedness and the release of related liens, and taking corporate actions reasonably requested by Parent to permit the consummation of the debt financing. In the event that procurement of any portion of the financing becomes unlikely to occur in the manner or from the sources described below, Parent is obligated to use its reasonable best efforts to arrange alternative financing on terms and conditions no less favorable to Parent or Acquisition Co.

The following arrangements are intended to provide the necessary financing for the merger:

Debt Financing.  Parent received debt financing commitments on May 11, 2007 pursuant to a commitment letter from Credit Suisse and Credit Suisse Securities (USA) LLC, which was subsequently replaced by the commitment letter, dated June 1, 2007, among Credit Suisse, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Bear Stearns Corporate Lending Inc., Bear, Stearns & Co. Inc., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., UBS Loan Finance LLC and UBS Securities LLC (collectively, the “Debt Commitment Parties”). Pursuant to the debt financing commitments, and subject to their terms and conditions, Credit Suisse, Morgan Stanley Senior Funding, Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank, N.A. and UBS Loan Finance LLC severally have committed to provide in the aggregate:

•	up to $1,000,000,000 in senior secured term loans, up to $400,000,000 of which (the “New Term Loans”) would be used for the purpose of financing the merger, refinancing certain existing indebtedness of EGL and paying the transaction costs associated with the foregoing, and up to $600,000,000 of which would be used to replace term loans outstanding under Parent’s existing senior secured credit facility (the “Existing Credit Facility”) if Parent does not obtain a proposed amendment thereof (the “Proposed Amendment”) to, among other things, permit the consummation of the debt financing;

•	a $250,000,000 senior secured revolving credit facility, which may be provided by way of the Proposed Amendment, of which only $40,000,000 may be drawn at the closing of the merger, for the purpose of financing the merger (including to pay fees and expenses) and providing ongoing working capital and for other general corporate purposes of Parent and its subsidiaries, including the Surviving Corporation;

•	up to $1,447,000,000 (or its equivalent) in senior unsecured increasing rate loans for the purpose of financing the merger, refinancing certain existing indebtedness of EGL and paying the transaction costs associated with the foregoing, if Parent does not complete a capital markets debt financing in such amount, and

•	a $250,000,000 synthetic letter of credit facility, which may be provided by way of the Proposed Amendment, for the purpose of providing ongoing working capital and for other general corporate purposes of Parent and its subsidiaries, including the Surviving Corporation.

Conditions Precedent to the Debt Financing Commitments.  The availability of the debt financing described above is subject, among other things, to satisfaction of the following conditions:

•	the accuracy in all material respects of certain representations and warranties of EGL contained in the merger agreement and certain representations and warranties of Parent and EGL contained in the definitive documentation for the debt facilities;

•	Parent using commercially reasonable efforts to provide the Debt Commitment Parties with a printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum in connection with the senior unsecured notes and/or senior unsecured PIK toggle notes prior to the closing of the merger;

•	the negotiation, execution and delivery of definitive documentation for the debt financing; and

•	other customary conditions for leveraged acquisition financings.

If any of the conditions to the debt financing are not satisfied, the Debt Commitment Parties may in their sole discretion refuse to waive the conditions and, in that event, will not be obligated to provide the debt financing. Depending on the condition of EGL and the leveraged acquisition debt financing market at such time, it may be difficult, or impossible, for Parent to obtain alternative financing on terms and conditions not materially less favorable to Parent than those set forth in the debt financing commitments.

Parent has agreed with EGL that it will use its reasonable best efforts to obtain the debt financing contemplated by the debt financing commitments. The merger agreement limits EGL’s obligation to incur any fees or liabilities with respect to the debt financing prior to the effective time of the merger. See “The Merger Agreement — Other Covenants and Agreements — Financing.”

There can be no assurance that the conditions to the debt financing will be met.

Credit Facility.  The borrower of the New Term Loans will be the Surviving Corporation, and the borrower under the revolving credit facility and under the synthetic letter of credit facility will be Parent and certain of its subsidiaries, including the Surviving Corporation upon the consummation of the merger. Credit Suisse and Morgan Stanley Senior Funding, Inc. have been appointed as joint lead arrangers and Credit Suisse, Morgan Stanley Senior Funding, Inc. Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank, N.A. and UBS Loan Finance LLC have been appointed as joint bookrunners of the credit facility.

Bridge Facility or Other Debt Financing.  If Parent does not complete a capital markets debt financing in such amount, then it expects to incur up to $1,447,000,000 (or its equivalent) in senior unsecured increasing rate loans pursuant to a senior unsecured increasing rate credit facility. Credit Suisse and Morgan Stanley Senior Funding, Inc. have been appointed as joint lead arrangers and Credit Suisse, Morgan Stanley Senior Funding, Inc., Bear Stearns Corporate Lending Inc., JPMorgan Chase Bank, N.A. and UBS Loan Finance LLC have been appointed as joint bookrunners of the bridge facility.

Equity Financing.  Parent has received an equity commitment letter from AIF VI Euro Holdings, L.P. (“Euro Holdings”), a private equity fund affiliated with Apollo, pursuant to which, and subject to the conditions contained therein, Euro Holdings has committed to make a capital contribution equal to $65 million to Parent (or such lesser amount as suffices to fully fund the purchase price) in connection with the completion of the merger. Such equity commitment obligation may be assigned to affiliates of Euro Holdings provided that Euro Holdings will remain obligated to perform its obligation to the extent not performed by its assignees. Parent currently intends to increase the amount of equity financing to up to $100.0 million.

Regulatory Approvals

The following discussion summarizes the material regulatory requirements that we believe relate to the merger, although we may determine that additional consents from or notifications to governmental agencies are necessary or appropriate.

In the merger agreement, the parties have agreed to cooperate with each other to make all filings with governmental authorities and to obtain all governmental approvals and consents necessary to consummate the merger, subject to certain exceptions and limitations. It is a condition to the consummation of the merger that certain required governmental consents and approvals shall have been obtained before the effective date of the merger.

United States Antitrust Considerations.  Under the HSR Act, we cannot complete the merger until we have submitted certain information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and satisfied the statutory waiting period requirements. Both EGL and Parent made the necessary initial filings under the HSR Act on          , 2007. The applicable waiting period under the HSR Act will expire at 11:59 p.m. on          , 2007, unless earlier terminated or extended by a request for additional information and documentary material, which we refer to as a Second Request. If the parties receive a Second Request, the waiting period is tolled until EGL and Parent substantially comply with such Second Request and observe a second 30 calendar-day waiting period, unless earlier terminated. The parties expect to receive clearance under the HSR Act prior to the end date of November 1, 2007 in the merger agreement, but there can be no guarantee that this will occur. Also, after clearance under the HSR Act, nothing prevents the Department of Justice or the Federal Trade Commission from later challenging the merger on antitrust grounds.

Foreign Competition Considerations.  Additionally, the merger is subject to various foreign competition and foreign investment laws. We currently expect to make foreign filings in or to the European Commission, South Africa, Turkey, China, South Korea, Canada, Brazil, and any other jurisdictions where required, and we will observe applicable waiting periods, if required, prior to completing the merger.

Other Regulatory Matters.  We have obtained from various regulatory authorities a significant number of franchises, permits and licenses. Many of these may need to be renewed, replaced or transferred in connection with the merger. In that event, we will seek to obtain approvals or consents, or to make notifications, in connection with those renewals, replacements or transfers.

Accounting Treatment of the Merger

The merger is expected to be accounted for as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price of $1.97 billion would be allocated to the assets and liabilities of EGL based on their relative fair values following Statement of Financial Accounting Standards No. 141, Business Combinations.

Litigation Related to the Merger

EGL is aware of five lawsuits involving the merger and the transactions contemplated by the Talon merger agreement (the “Crane Group Proposal”). They are as follows:

Vivian Golombuski v. EGL, Inc. et al., Cause No. 2007-00139, in the 125th Judicial District Court of Harris County, Texas. Plaintiff filed this suit against EGL, all of its directors other than Mr. Wolff, and Centerbridge and Woodbridge (Mr. Crane’s equity partners in the Crane Group Proposal) as a class action on behalf of all EGL shareholders except those affiliated with any of the defendants. Plaintiff alleged that the Crane Group Proposal was unfair and grossly inadequate and that the director defendants breached their fiduciary duties to the shareholders. Plaintiff alleged that Centerbridge and Woodbridge aided and abetted the director defendants’ breaches of fiduciary duty. Plaintiff brought causes of action against all defendants for abuse of control, gross mismanagement and waste of corporate assets. Plaintiff sought to enjoin the defendants from effectuating the Crane Group Proposal, costs, and attorneys fees.

The following four cases have been consolidated with Golombuski:

Platinum PVA Fund v. Milton Carroll, et al., consolidated with Golombuski in the 125th Judicial District Court of Harris County, Texas. Plaintiff filed this suit against EGL and all of its directors other than Mr. Wolff on behalf of a class of all EGL shareholders except those affiliated with any of the defendants. Plaintiff alleged that the Crane Group Proposal offered grossly unfair compensation to EGL’s shareholders and that the director defendants must take other measures to maximize value to shareholders. Plaintiff sought to enjoin the Crane Group Proposal and to recover damages, costs, and attorneys’ fees.

Raymond Somers v. James R. Crane, et al., consolidated with Golombuski in the 125th Judicial District Court of Harris County, Texas. Plaintiff brought this action derivatively on behalf of EGL against all of its directors other than Mr. Wolff, Centerbridge and Woodbridge. Plaintiff alleges that the Crane Group Proposal was for a grossly inadequate and unfair price; that the board and the special committee of the board were dominated and controlled by Mr. Crane; and that the individual defendants engaged in self-dealing. Plaintiff sought to recover damages on behalf of EGL against the individual defendants for breach of fiduciary duty, abuse of control, gross mismanagement, and waste of corporate assets, and against General Atlantic for aiding and abetting the director defendants in their alleged breaches of duty. Plaintiff sought an injunction against the Crane Group Proposal, a constructive trust, and costs including attorneys’ fees.

Jim Roberts v. EGL, Inc., et al., Cause No. 2007-05941, consolidated with Golombuski in the 125th Judicial District Court of Harris County, Texas. Plaintiff filed this suit against EGL, all of its directors other than Mr. Wolff, and General Atlantic LLC on behalf of a class of all EGL shareholders except those affiliated with any of the defendants. Plaintiff alleged that the Crane Group Proposal was unfair and grossly inadequate, and that the individual defendants breached their fiduciary duties by not taking measures to ensure that the interests of EGL’s public shareholders were properly protected. Plaintiff sought to enjoin the merger.

On April 11, 2007, Plaintiffs in the consolidated cases filed a Motion for Appointment of Receiver and Temporary Injunction and Memorandum in Support Thereof. In addition, on May 7, 2007, Plaintiffs indicated that they intended to seek an order from the Court temporarily restraining EGL from paying any termination fee contemplated by the Talon merger agreement. At a hearing on Plaintiff’s motion for a temporary restraining order on May 10, 2007, the Court denied Plaintiff’s motion.

Federated Kaufmann Small Cap Fund v. James R. Crane, et al., Cause No. 2007-18420, in the 280th Judicial District Court of Harris County, Texas. Plaintiff filed this suit against EGL and all of its directors other than Mr. Wolff. Plaintiff alleged that the Crane Group Proposal is for a grossly unfair and inadequate price and brought causes of action for breach of fiduciary duties against all defendants. Further, Plaintiff questioned the independence of the Special Committee. Plaintiff also asserted that it was the most qualified class representative because of its large financial stake in the litigation due to its ownership of approximately 900,000 shares of EGL. Plaintiff sought to enjoin the Crane Group Proposal and to recover damages, costs, and attorney’s fees.

EGL believes that these lawsuits are without merit and intends to defend them vigorously. Additional lawsuits could be filed, and the allegations in the above lawsuits may be amended.

Prior to the execution of the merger agreement, Apollo filed a lawsuit in the 190th Judicial District Court of Harris County, Texas against EGL and all of its directors. Apollo alleged that the bid process leading to the Talon merger agreement was flawed and failed to maximize value for EGL’s shareholders. Apollo brought one count of tortious interference with prospective business relations against all defendants and a second count of prospective business relations against only Crane. Apollo further alleged that the directors had allowed Crane to dominate and control the bid process. In the merger agreement Parent agreed to dismiss this lawsuit without prejudice, and a notice was filed to that effect on May 24, 2007.

Amendment to EGL’s Rights Plan

On May 24, 2007, EGL and Computershare Investor Services, L.L.C. entered into the Second Amendment to the Rights Agreement dated as of May 23, 2001. The amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the rights agreement.

Delisting and Deregistration of EGL Common Stock

If the merger is completed, EGL’s common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act.

Dissenters’ Rights of Shareholders

If you are a holder of shares of our outstanding common stock as of the effective date of the merger, you may exercise dissenters’ rights by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act.

By exercising dissenters’ rights, you would have the “fair value” of your shares of EGL common stock determined by a court and paid to you in cash. The following is a general summary of your dissenters’ rights and is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. The full text of these articles is set forth in Annex B. You should read Annex B in its entirety for more complete information concerning your right to dissent from the merger.

If you are a holder of record of shares of our outstanding common stock as of the effective date of the merger, and you follow the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, you will be entitled to demand the purchase of your shares of our common stock for a purchase price equal to the fair value of your shares. Under Texas law, fair value of shares for purposes of the exercise of dissenters’ rights is defined as the value of the shares as of the date immediately preceding the shareholders meeting date, excluding any appreciation or depreciation in value of the shares in anticipation of the merger.

Prior to the annual meeting of shareholders on          , 2007, a dissenting shareholder of record must file with us (at our address at 15350 Vickery Drive, Houston, Texas 77032, Attention: Secretary) a written objection to the merger, stating that its right to dissent will be exercised if the merger becomes effective and stating its address. Within 10 days after the effectiveness of the merger, we must mail to all of our shareholders written notice of the effectiveness of the merger and of their right to dissent from the merger within 20 days after the date of the mailing of the notice. The notice will be accompanied by a copy of Article 5.12 of the Texas Business Corporation Act and any articles or documents the surviving corporation has filed with the Secretary of State of the State of Texas to effect the merger. Dissenting shareholders may then, within 20 days after the date of our mailing of the notice, make a written demand on us for payment of the fair value of their shares. Shareholders’ demands must state the number and class of shares of our common stock they own and their estimate of the fair value of their common stock. If a shareholder fails to make such a demand within the 20-day period, it will lose the right to dissent and will be bound by the terms of the merger. In order to preserve dissenters’ rights, within 20 days of making a demand for payment, the shareholder also must submit its stock certificates to us for the appropriate notation of the demand. We, at our option, may terminate shareholders’ rights under Article 5.12 of the Texas Business Corporation Act if they fail to submit their stock certificates within 20 days after demanding payment unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

In order to exercise properly your dissenters’ rights, you must refrain from voting by proxy or in person for the approval of the merger agreement. Failure to vote against approval of the merger agreement will not constitute a waiver of your dissenters’ rights. Voting against the approval of the merger agreement will not be deemed to satisfy the notice requirements under the Texas Business Corporation Act.

Within 20 days of our receipt of a shareholder’s proper demand for payment, we must deliver or mail to the shareholder written notice that either:

•	we accept the amount claimed and agree to pay the amount of the shareholder’s demand within 90 days after the effectiveness of the merger upon receipt of duly endorsed stock certificates; or

•	contains our estimate of the fair value of the shareholder’s shares and includes an offer to pay the amount of our estimate within 90 days after the effectiveness of the merger, provided that we receive notice from the shareholder within 60 days after the effective date of the merger that it agrees to accept our estimate and upon receipt of duly endorsed stock certificates.

If the shareholder and we agree on the value of the shares within 60 days after effectiveness of the merger, we will pay the shareholder the amount of the agreed value upon receipt of duly endorsed stock certificates within 90 days of the effectiveness of the merger. Upon our payment of the agreed value, the shareholder will no longer have any interest in us or in those shares.

If the shareholder and we do not agree on the value of the shares within 60 days after the effectiveness of the merger, then either the shareholder or we may, within 60 days after the expiration of that 60-day period, file a petition in a court of competent jurisdiction in the county in which our principal office is located, seeking a determination of the fair value of the shares. Please consult your own legal counsel regarding the proper court for such filing. We will file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of the petition filed by a dissenting shareholder or upon our filing of such a claim. The clerk of the court will give notice of the hearing of any such claim to us and to all of the dissenting shareholders on the list we have provided. We and all dissenting shareholders notified in this manner will be bound by the final judgment of the court as to the value of the shares.

In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares who are directed to make such determination “upon such investigation as to them may seem proper.” The appraisers will also allow the dissenting shareholders and us to submit to them evidence as to the fair value of the shares. Upon receipt of the appraisers’ report, the court will determine the fair value of the shares of the shareholders and will direct the payment to the shareholders of the amount of the fair value of their shares, with interest from the date 91 days after the effectiveness of the merger to the date of the judgment, by us, upon receipt of the shareholder’s stock certificates. Upon payment of the judgment, the shareholders will no longer have any interest in us or in those shares.

Shareholders may withdraw their demands at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. Shareholders may not withdraw their demands after payment has been made or, unless we consent to the withdrawal, where a petition has been filed.

If you have properly demanded payment for your shares, you will not have any rights as a shareholder except the right to receive payment for such shares and the right to claim that the merger and the related transactions were fraudulent.

To be effective, a written objection by a holder of EGL common stock must be made by or on behalf of the shareholder of record. The written objection should set forth, fully and correctly, the shareholder of record’s name as it appears on his or her stock certificate(s) and should specify the holder’s mailing address and the number of shares registered in the holder’s name. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a written objection should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the written objection should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the written objection for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the written objection, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written objection should state the number of shares as to which appraisal is sought. If you hold your shares of EGL common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Shareholders should be aware that the fair value of their shares as determined under Texas law could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they did not dissent. Shareholders should also be aware that the opinion of Deutsche Bank is not an opinion as to fair value under the Texas Business Corporation Act.

Failure to comply strictly with all of the procedures required by Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights, in which event you will be entitled to receive the consideration with respect to your shares in accordance with the merger agreement. In view of the complexity of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act, if you are considering dissenting from the merger, we urge you to consult your own legal counsel.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this proxy statement. The provisions of the merger agreement are extensive and not easily summarized, and the summary below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger, because it, and not this summary or this proxy statement, is the legal document that governs the merger. In addition, you should read “The Merger — Effects of the Merger,” and “The Merger — Interests of Certain Persons in the Merger,” as certain provisions of those agreements relate to certain provisions of the merger agreement.

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about EGL or the other parties to the merger agreement. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate,

•	have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement, and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Additional information about EGL may be found elsewhere in this proxy statement and in EGL’s other public filings. See “Where You Can Find More Information.”

Structure of the Merger

At the closing of the merger, Acquisition Co. will merge with and into EGL and the separate corporate existence of Acquisition Co. will cease. EGL will be the Surviving Corporation in the merger and will continue to be a Texas corporation after the merger. The articles of incorporation of EGL, as in effect immediately prior to the effective time of the merger, will be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions of those articles of incorporation, the merger agreement and applicable law. The bylaws of Acquisition Co., as in effect at the effective time of the merger, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions of those bylaws, the merger agreement, and applicable law. Subject to applicable law, the directors of Acquisition Co. immediately prior to the effective time of the merger will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of EGL immediately prior to the effective time of the merger will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place on a date to be specified by the parties, which will be no later than the fifth business day after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the parties. At the direction of Parent the closing can be delayed to the last day of the then current interest period of EGL’s senior secured notes in which the closing conditions would be satisfied or waived. The merger will become effective at the time, which we refer to as the effective time of the merger, when EGL files articles of merger with the Secretary of State of the State of Texas and a certificate of merger is issued by the Secretary of State, or at such later date or time as Parent and EGL agree in writing and specify in the articles of merger.

Effect of the Merger on the Common Stock and Stock Options of EGL

Common Stock.  Following the completion of the transactions set forth in the Rollover Commitments (see “The Merger — Effects of the Merger” and “The Merger — Interests of Certain Persons in the Merger”), at the effective time of the merger:

•	Each share of EGL common stock issued and outstanding immediately prior to the effective time of the merger, other than shares held in the treasury of EGL or by any direct or indirect wholly owned subsidiary of EGL, shares held directly or indirectly by Parent, Acquisition Co. (including all shares acquired from the Rollover Investors), at Parent’s election, shares held by CEVA Investments Limited or a subsidiary thereof, and shares held by dissenting shareholders who have properly demanded and perfected their dissenters’ rights, will be converted into the right to receive a cash payment of $47.50, which we call the merger consideration.

•	Each share of EGL common stock that is immediately prior to the effective time of the merger owned directly or indirectly by Parent or Acquisition Co. (including all shares acquired from the Rollover Investors) or held in the treasury of EGL will be automatically canceled without payment, provided that Parent may elect for any shares acquired pursuant to the Rollover Commitments to remain outstanding, subject to appropriate adjustment.

•	Each share of EGL common stock held by any direct or indirect wholly owned subsidiary of EGL immediately prior to the effective time of the merger, as well as, at Parent’s election, shares held by CEVA Investments Limited or a subsidiary thereof which were acquired from the Rollover Investors, will remain outstanding except that such number of shares will be appropriately adjusted in the merger.

All shares of EGL common stock that have been converted into the right to receive the merger consideration will be automatically cancelled and will cease to exist, and the holders of certificates which immediately prior to the effective time of the merger represented those shares will cease to have any rights with respect to those shares other than the right to receive the merger consideration.

Stock Options.  Except as otherwise agreed in writing by EGL and Parent and the applicable holder of an option or other award to purchase EGL common stock, each option or other award to purchase shares of EGL common stock granted under any EGL employee or director equity plans, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will, as of the effective time of the merger, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to the result of multiplying the total number of shares of EGL common stock subject to the option or right to purchase by the excess, if any, of $47.50 over the exercise price per share of the option or right to purchase less such amounts as are required to be withheld or deducted under tax laws with respect to the making of such payment.

Restricted Shares.  Except as otherwise agreed in writing by EGL and Parent and the applicable holder of an award of restricted EGL common stock, immediately prior to the effective time of the merger, each award of restricted EGL common stock will vest in full and be converted into the right to receive the merger consideration at the effective time of the merger, less such amounts as are required to be withheld or deducted under tax laws with respect to the making of such payment, unless the shares are held by dissenting shareholders who have properly demanded and perfected their dissenters’ rights.

Stock Purchase Plan.  At the effective time of the merger, EGL’s stock purchase plan will terminate, and, in connection with such termination, EGL will refund to the participants in the stock purchase plan any accumulated payroll deductions in respect of any purchase period ending after the effective time of the merger. Participants in the stock purchase plan will be entitled to continue to make purchases of EGL common stock pursuant to the terms of the plan for the purchase period in effect on the date of the merger agreement, which period will end on June 30, 2007. After the end of such purchase period, no new purchase period will commence thereafter.

Payment for EGL Common Stock in the Merger

At or essentially simultaneously with the effective time of the merger, Parent will deposit, or cause to be deposited with          , as paying agent, in trust for the benefit of the holders of EGL common stock, and the holders of options described above, sufficient cash to pay to the holders of EGL common stock the merger consideration of $47.50 per share and to make the payments described above with respect to stock options. Within five business days following the effective time of the merger, the paying agent is required to mail to each record holder of shares of EGL common stock that were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates that formerly represented shares of EGL common stock or non-certificated shares represented by book-entry in exchange for the merger consideration.

Upon surrender of stock certificates or book-entry shares and a duly completed and validly executed letter of transmittal, together with any other documents required by the letter of transmittal or customarily required by the paying agent, a holder of shares of EGL common stock will be entitled to receive a check for the merger consideration. No interest will be paid or accrue on the merger consideration. The paying agent will be entitled to deduct, withhold and pay to the appropriate taxing authorities any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

Within five business days of the effective time of the merger, the paying agent also will mail to each holder of a EGL stock option a check in the amount due as described above under “— Effect of the Merger on the Common Stock and Stock Options of EGL — Stock Options.”

No transfers of EGL common stock will be made on the stock transfer books of EGL from and after the effective time of the merger. In the event of a transfer of ownership of common stock that is not registered in the transfer or stock records of EGL, a check for any cash to be paid upon surrender of the certificate formerly representing those shares may be paid to the transferee if the certificate is presented to the paying agent with all documents required to evidence and effect the transfer of the shares and to evidence that any applicable stock transfer or other taxes have been paid or are not applicable.

Holders of lost, stolen or destroyed certificates will be entitled to receive the merger consideration if they make an affidavit of the loss, theft or destruction and, if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to such certificate.

Any portion of the payment fund held by the paying agent not distributed to the former holders of EGL common stock within one year following the effective time of the merger will be delivered to the Surviving Corporation upon demand, and any former shareholders of EGL who have not properly surrendered their stock certificates and letters of transmittal may look only to the Surviving Corporation for payment of the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties of each of EGL and of Parent and Acquisition Co. as to, among other things:

•	corporate organization, existence and good standing, including, as to EGL, with respect to its subsidiaries;

•	corporate or similar power and authority to enter into the merger agreement and to consummate the transactions contemplated by merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

•	matters relating to information to be included in required filings with the SEC in connection with the merger, including this proxy statement; and

•	fees owed to investment bankers, brokers and other advisors in connection with the merger.

The merger agreement also contains representations and warranties of EGL as to, among other things:

•	the capitalization of EGL and the absence of certain rights to purchase or acquire equity securities of EGL of any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with shareholders of EGL, the absence of shareholder agreements or voting trusts to which EGL or any of its subsidiaries is a party and the option grant practices of EGL;

•	EGL’s subsidiaries and joint ventures;

•	the accuracy of EGL’s and certain of its subsidiaries’ filings with the SEC and of financial statements included in the SEC filings;

•	internal controls and procedures of EGL;

•	the absence of certain undisclosed liabilities for EGL and its subsidiaries;

•	compliance with laws, the absence of unlawful payments and possession of necessary permits and authorizations by EGL and its subsidiaries;

•	environmental matters and compliance with environmental laws by EGL and its current and former subsidiaries;

•	EGL’s employee benefit plans and other agreements with its employees;

•	the absence of certain related party transactions;

•	the absence of certain changes since December 31, 2006;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to EGL and its subsidiaries;

•	the payment of taxes, the filing of tax returns and other tax matters related to EGL and its subsidiaries;

•	labor matters related to EGL and its subsidiaries;

•	intellectual property of EGL and its subsidiaries;

•	property owned or leased sufficient for the conduct of EGL’s and its subsidiaries’ respective businesses;

•	insurance policies of EGL and its subsidiaries;

•	the opinion of Deutsche Bank;

•	the vote of shareholders required to approve the merger;

•	material contracts of EGL and its subsidiaries; and

•	state takeover statutes, EGL’s rights plan and charter provisions.

None of the changes since December 31, 2006 covered by the representation noted in the tenth bullet point in the foregoing list had occurred as of the date of this proxy statement.

The merger agreement also contains representations and warranties of Parent and Acquisition Co. as to, among other things:

•	their ability to finance the merger and certain related costs;

•	Parent’s ownership of Acquisition Co. and the absence of any previous conduct of business by Acquisition Co. other than in connection with the transactions contemplated by the merger agreement and related financing;

•	lack of ownership of shares of EGL common stock, other than, immediately prior to the effective time of the merger, the shares subject to Rollover Commitments;

•	the absence of certain contracts or agreements between Parent or Acquisition Co. and any of EGL’s management or directors and the absence of any action by Parent or Acquisition Co. taken prior to EGL’s board of directors approval of the merger agreement that would cause the business combinations statute of the Texas Business Corporation Act to be applicable to the merger agreement or the transactions contemplated thereby;

•	the absence of certain litigation, investigations, orders and judgments;

•	the limitation of EGL’s representations and warranties to those set forth in the merger agreement;

•	the access to information about EGL that has been provided to Parent and Acquisition Co.; and

•	the solvency of the Surviving Corporation at the effective time of the merger.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the merger agreement, a “material adverse effect” means, with respect to EGL, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of operation or financial condition of EGL and its subsidiaries, taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of EGL to perform its obligations under the merger agreement or to consummate the merger or the other transactions contemplated thereby.

In any case, however, a “material adverse effect” with respect to EGL will not include:

•	facts, circumstances, events, changes, effects or occurrences generally affecting the industry in which EGL operates or the economy or the financial or securities markets in the United States or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, disproportionately impacts the assets, properties, business, results of operation or financial condition of EGL and its subsidiaries, taken as a whole,

•	facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement of the execution of the merger agreement or the consummation of the transactions contemplated thereby (provided that this exception will not diminish, and will be disregarded for purposes of, any representations or warranties in the merger agreement),

•	fluctuations in the price or trading volume of shares of EGL common stock; provided, that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a material adverse effect,

•	facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in law or in GAAP (or the interpretation thereof) after the date of the merger, or

•	any failure by EGL to meet any published analyst estimates or expectations of EGL’s revenue, earnings or other financial performance or results of operations for any period or any failure by EGL to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that this exception will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a material adverse effect.

Agreements Related to the Conduct of Business

The merger agreement provides that, subject to certain exceptions or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the signing of the merger agreement to the effective time of the merger, EGL, among other things, will, and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practices, and use commercially reasonable best efforts to maintain and preserve intact its business organization and significant business relationships and to retain the services of its key officers and key employees, and will not, and will not permit any of its subsidiaries to:

•	adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or convertible or exchangeable securities, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date of the merger agreement under equity plans; provided that wholly owned EGL subsidiaries may make dividends or distributions to EGL or to other wholly owned subsidiaries, and non-wholly owned subsidiaries may make dividends or distributions that are not within the discretion or control of EGL or its subsidiaries;

•	grant any person any right to acquire any shares of its capital stock, except as required under any specified existing agreement;

•	issue, deliver, sell, grant or pledge any:

•	shares of capital stock except pursuant to the exercise of stock options or other awards issued under equity plans issued and outstanding as of the date of the merger agreement and in accordance with the terms of those instruments;

•	securities convertible into or exchangeable for any options, warrants or rights to acquire any shares of its capital stock or securities; or

•	“phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

•	except for hedging agreements entered into in the ordinary course of business consistent with past practice, purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5.0 million in the aggregate, or if not in the ordinary course of business consistent with past practice, in excess of $1.5 million in the aggregate;

•	make any capital expenditures in any fiscal quarter exceeding EGL’s capital expenditure budget for such fiscal quarter by more than 1% of the aggregate quarterly budget or by more than 15% of the quarterly budget for a particular project category, subject to specified carryover provisions from quarter to quarter;

•	incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money, other than drawdowns under existing credit facilities made in the ordinary course of business consistent with past practice not exceeding $10.0 million in the aggregate (disregarding amounts borrowed in respect of payment of the termination fee under the Talon merger agreement) or issuances of letters of credit, surety bonds, guarantees of indebtedness for borrowed money and security time deposits made under existing credit facilities in the ordinary course of business consistent with past practice, subject to a $5.0 million individual cap and a $101.0 million aggregate cap;

•	make any acquisition (including by merger, consolidation or other business combination) of another entity or business in excess of $5.0 million in the aggregate, or, if not in the ordinary course of business consistent with past practice, in excess of $1.0 million in the aggregate, whether by purchase of stock or securities, contributions to capital (other than capital contributions to wholly owned EGL subsidiaries and capital contributions to non-wholly owned EGL subsidiaries that are not within the discretion of EGL or its subsidiaries), property transfers, or entering into binding agreements with respect to any such investment or acquisition;

•	except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate certain material agreements;

•	except to the extent required by law or by contracts in existence as of the date of the merger agreement, increase in any manner the compensation or benefits of any of its present or former employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice (including, for this purpose, the normal employee salary and bonus compensation review process conducted each year, except with respect to specified employees), pay, or increase the amounts payable under, any pension, severance, change in control, retirement or similar benefits not required by any existing plan or agreement, enter into, renew, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment, change in control, retention, severance, consulting or collective bargaining or similar agreement (other than certain immaterial amendments), accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, or materially change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles;

•	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount reserved against in the financial statements contained in EGL’s filed SEC documents since January 1, 2005, or that involve only the payment of monetary damages not in excess of $1.25 million in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

•	amend or waive any provision of its or its material subsidiaries’ articles of incorporation and bylaws or other equivalent organizational documents or, in the case of EGL, enter into any agreement with any of its shareholders in their capacity as such;

•	take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement;

•	enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its subsidiaries or their ability to solicit customers or employees after the effective time of the merger;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

•	implement or adopt any material change in its tax or financial accounting principles, practices or methods, other than as required by generally accepted accounting principles, applicable law or regulatory guidelines;

•	enter into any closing agreement with respect to material taxes, settle or compromise any material liability for taxes, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material taxes, file any material amended tax return or obtain any material tax ruling;

•	enter into any new, or amend or otherwise alter any, transaction with certain affiliates;

•	make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practices) or make any material loans, advances or capital contributions to, or investments in, any other person in excess of $3,000,000 in the aggregate for all such loans, advances, contributions and investments, except for transactions solely among EGL and/or wholly owned EGL subsidiaries, or as required by certain existing contracts;

•	incur or pay fees, expenses or commissions to be paid to financial, legal and other advisors in connection with the consummation of the merger; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the provisions of the merger agreement described in these bullets.

Other Covenants and Agreements

Access and Information.  EGL must afford to Parent reasonable access during normal business hours, during the period prior to the effective time of the merger, to the offices, properties, books and records of EGL and its subsidiaries, and must provide to Parent such financial and other data as Parent may reasonably request. All information provided to Parent will remain subject to the confidentiality agreements previously executed by affiliates of Parent.

No Solicitation.  EGL and its subsidiaries must not, and must direct and use reasonable best efforts to cause their respective representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an alternative proposal (as defined below),

•	engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to EGL or any of its subsidiaries in connection with, or have any discussions with any person relating to, an actual or proposed alternative proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an alternative proposal,

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any alternative proposal,

•	approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any alternative proposal,

•	amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or

•	resolve to propose or agree to do any of the foregoing.

An action taken by one of EGL’s representatives in violation of the above-described provisions will be deemed a breach by EGL if it materially and adversely affects Parent or the consummation of the merger.

Notwithstanding the foregoing, prior to receipt of the approval of the merger by EGL’s shareholders, EGL may, in response to an unsolicited alternative proposal which did not result from or arise in connection with a breach of the no solicitation covenant described in the preceding paragraph and which the board of directors of EGL (acting through its special committee) determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to result in a superior proposal (as defined below):

•	furnish information to the person making the alternative proposal pursuant to a customary confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the confidentiality agreements between EGL and Apollo Management VI, L.P., and

•	participate in discussions or negotiations with such person regarding the alternative proposal.

In this case, Parent will be entitled to receive an executed copy of the confidentiality agreement prior to or substantially simultaneously with EGL furnishing information to the person making the alternative proposal and EGL must simultaneously provide or make available to Parent any material non-public information that is provided to the person making the alternative proposal or its representatives which was not previously provided or made available to Parent.

Subject to its ability under the circumstances described below under “— Termination” to terminate the merger agreement to accept a superior proposal, neither EGL’s board of directors nor any board committee may:

•	withdraw or modify in a manner adverse to Parent or Acquisition Co. its recommendation of the merger agreement, or resolve to or publicly propose to do so,

•	approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any alternative proposal, or

•	approve or recommend, or resolve to or publicly propose to approve, endorse or recommend, any alternative proposal.

Notwithstanding the foregoing, if, prior to EGL’s shareholders approving the merger agreement, (i) the board of directors or the special committee determines in good faith, after consultation with its outside counsel and financial advisors, that withdrawal or modification of its recommendation is necessary in order to comply with its fiduciary duties, (ii) the board or special committee provides Parent with advance written notice of the intention to change its recommendation, and (iii) if the change in recommendation is based on the receipt of an alternative proposal, such alternative proposal did not result from a breach of the above-described nonsolicitation provisions, then the board of directors of EGL or the special committee may withdraw or modify its recommendation. However, unless the merger agreement is terminated and EGL has paid any required termination fees, EGL will submit the merger agreement for approval at the annual meeting, regardless of whether the board of directors or the special committee has approved, endorsed or recommended an alternative proposal or has withdrawn, modified or amended its recommendation.

EGL has agreed to advise Parent promptly, and in any event within 24 hours, orally and in writing of:

•	the receipt of any alternative proposal,

•	any request for non-public information relating to EGL or its subsidiaries which, in the good faith judgment of the board or special committee, is reasonably likely to lead to an alternative proposal,

•	the identity of the person making any the alternative proposal, and

•	the material terms of any the alternative proposal (including copies of any material document evidencing such alternative proposal or inquiry).

EGL has also agreed to keep Parent reasonably informed on a current basis of any material change in terms of any such alternative proposal.

Other than in connection with a termination of the merger agreement as described below under “— Termination” to accept a superior proposal, EGL is prohibited from waiving the provisions of the Texas business combinations statute, amending its rights agreement, redeeming any rights or otherwise taking any action to render the rights agreement inapplicable, with respect to any entity other than Parent, its shareholders and their respective affiliates.

Neither EGL nor its board of directors will be prohibited from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, that neither EGL nor its board of directors (or any committee thereof) will in any event be entitled to disclose a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act other than its recommendation unless the board or the special committee determines in good faith, after consultation with its outside counsel and financial advisors, that a failure to so withdraw or modify its recommendation is necessary in order to comply with its fiduciary duties, provided that the above-described provision will not relieve EGL of its obligations with respect to a change in the recommendation of the board or special committee.

As used in the merger agreement, “alternative proposal” means:

•	any proposal or offer from any person or group of persons other than Parent or one of its subsidiaries for a merger, consolidation, dissolution, recapitalization or other business combination involving EGL or any of its subsidiaries,

•	any proposal for the issuance by EGL of over 15% of its equity securities, or

•	any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of EGL and its subsidiaries, in each case other than the merger.

As used in the merger agreement, “superior proposal” means any alternative proposal:

•	on terms which the board of directors of EGL (or the special committee) determines in good faith, after consultation with EGL’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders (other than those holders of EGL common stock that are party to a Rollover Commitment, and excluding consideration of any interests that any holder may have other than as a shareholder of EGL entitled to receive the merger consideration) of EGL common stock than the merger, taking into account all the terms and conditions of such proposal, and the merger agreement (including any proposal or offer by Parent to amend the terms of the merger agreement and the merger during a matching period described below), and

•	that the board of directors (or the special committee) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of “superior proposal,” the references to “15%” in the definition of alternative proposal will be deemed to be references to “80%.”

Filings and Other Actions.  EGL will take all action necessary in accordance with the TBCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders, and, subject to the board of directors of EGL’s or the special committee’s withdrawal or modification of its recommendation in accordance with the merger agreement, to use all reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Unless the merger agreement is terminated and EGL has paid any required termination fees, EGL will submit the merger agreement for approval at the shareholders meeting, regardless of whether the board of directors or the special committee has approved, endorsed or recommended an alternative proposal or has withdrawn, modified or amended its recommendation.

Employee Matters.  From and after the effective time of the merger, Parent will honor all EGL benefit plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the effective time of the merger, provided that nothing in the merger agreement will limit the right of EGL or Parent from amending or terminating such plans, arrangements and agreements in accordance with their terms. For a period of one year following the effective time of the merger, Parent will provide, or cause to be provided, to each current employee of EGL and its subsidiaries, other than such employees covered by collective bargaining agreements, compensation opportunities that are substantially comparable and benefits that in the aggregate are substantially comparable to the compensation opportunities and benefits (excluding equity-based compensation) provided to those employees immediately before the effective time of the merger, it being understood that the total package of such compensation and benefits may be different from the compensation and benefits provided to those employees prior to the effective time of the merger.

For all purposes under the employee benefit plans providing benefits to any EGL employees after the effective time of the merger as described above, each such employee will be credited with his or her years of service with EGL and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as the employee was previously entitled, to credit for such service under any similar EGL employee benefit plan in which the employee participated or was eligible to participate immediately prior to the effective time of the merger, provided that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing:

•	each such employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such plans is comparable to an EGL benefit plan in which such employee participated immediately before the consummation of the merger, and

•	for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of EGL or its subsidiaries in which such employee participated immediately prior to the effective time of the merger and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Parent and the Surviving Corporation are not required to continue (or resume) the employment of any specific person.

The merger agreement requires that EGL implement a retention bonus plan, the terms of which are described under “The Merger — Interest of Certain Persons in the Merger — Retention Bonus Program.”

Efforts to Complete the Merger.  Each of the parties to the merger agreement must, and must cause each of its subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including:

•	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity,

•	the obtaining of all necessary consents, approvals or waivers from third parties,

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated thereby, and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement.

However, in no event will EGL or any of its subsidiaries be required to pay prior to the effective time of the merger any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the merger under any contract (other than de minimis amounts, amounts to be paid to any governmental entity or if Parent and Acquisition Co. have provided adequate assurance of repayment).

EGL and Parent have agreed to make prompt filings under the HSR Act, to use reasonable best efforts to cooperate with each other to make necessary filings, and to use reasonable best efforts to take all actions necessary, proper or advisable to complete the merger, including taking such actions as reasonably may be necessary to resolve objections of governmental entities or to adopt possible alternative or supplemental acquisition structures.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the merger or any other transaction contemplated by the merger agreement, each of EGL and Parent must cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the merger or any other transactions contemplated by the merger agreement.

Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the merger, the Rollover Commitments or the other transactions contemplated by the merger agreement, each of EGL and Parent and the members of their respective boards of directors will grant such approvals and take such actions as are reasonably necessary so that the merger, the Rollover Commitments and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated in the merger agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the merger, the Rollover Commitments and the other transactions contemplated by the merger agreement.

Public Announcements.  Except with respect to a change in recommendation by EGL’s board of directors or a committee thereof, EGL and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to the merger agreement or the transactions contemplated therein (other than routine employee communications), except where required by law or obligations pursuant to any listing agreement with a national securities exchange.

Indemnification of Directors and Officers; Insurance.  For a period of six years from the effective time of the merger, Parent and the Surviving Corporation will maintain in effect the exculpation, indemnification, advancement of expenses and arrangement of self-insurance provisions of EGL’s and any of its subsidiaries’ articles of incorporation and bylaws or similar organization documents in effect immediately prior to the effective time of the merger or in any indemnification agreements with any of their respective directors, officers or employees in effect as of the date of the merger agreement, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of any of those entities. All rights of indemnification with respect to any claim, action, suit, proceeding or investigation brought within that six-year period will continue until the disposition of the action or resolution of the claim.

Further, the Surviving Corporation has agreed, to the fullest extent permitted under applicable law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of EGL or any of its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the effective time of the merger in connection with such persons serving as an officer, director or other fiduciary in EGL or any other entity if such service was at the request or for the benefit of EGL. The above-described provision will not obligate Parent or the Surviving Corporation to be liable for any settlement effected without either Parent’s or the Surviving Corporation’s prior written consent, and certain limitations apply to fees and expenses of more than one counsel with respect to a single claim or proceeding. In addition, the above-described provision will not obligate Parent or the Surviving Corporation to have any indemnification obligations to any indemnified party with respect to losses incurred as a result of a breach of the duty of loyalty or other improper action, in each case involving a situation in which the indemnified party had a conflicting financial or other material interest (other than as a shareholder or employee or director of EGL). Parent has agreed to unconditionally guarantee the Surviving Corporation’s performance of these obligations.

For a period of six years from the effective time of the merger, Parent will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by EGL and its subsidiaries or cause the Surviving Corporation to provide substitute policies or cause the Surviving Corporation to purchase, a “tail policy,” in each case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the effective time of the merger. However, such persons will not be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the last annual premium paid by EGL prior to the date of the merger agreement in respect of the coverages required to be obtained pursuant to the merger agreement, but in such case will purchase as much coverage as reasonably practicable for such amount. If the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 200% of such last annual premium, the Surviving Corporation will purchase the maximum amount of coverage that can be obtained for 200% of such last annual premium.

Financing.  Parent must use its reasonable best efforts to obtain the financing for the merger on the terms and conditions described in the financing commitments or terms more favorable to Parent, including using its reasonable best efforts to:

•	negotiate definitive agreements with respect thereto on the terms and conditions contained in the financing commitments,

•	satisfy all conditions applicable to Parent in such definitive agreements,

•	comply with its obligations under the financing commitments,

•	enforce its rights under the financing commitments, and

•	to consummate the financing at or prior to the closing.

Parent must give EGL prompt notice upon becoming aware of any material breach by any party of the financing commitments or any termination of the financing commitments, and must keep EGL informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the financing. Parent is permitted to amend, modify or replace the equity financing letter with EGL’s consent, or the debt commitment letters, including through co-investment by or financing from one or more other additional parties, provided that Parent will not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, the debt commitment letter if such replacement (including through co-investment by or financing from one or more other additional parties), amendment, modification, waiver or remedy reduces the aggregate amount of the financing or adversely amends or expands the conditions to the drawdown of the financing in any respect that would make such conditions materially less likely to be satisfied or that can reasonably be expected to materially delay the closing of the merger. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the financing unlikely to occur in the manner or from the sources contemplated in the financing commitments, Parent will notify EGL and use its reasonable best efforts to arrange as promptly as practicable any such portion from alternative sources on terms and conditions no less favorable to Parent or Acquisition Co.

EGL will provide, and cause its subsidiaries to provide, and cause its and their respective representatives to provide, all cooperation reasonably requested by Parent in connection with the financing and the other transactions contemplated by the merger agreement (provided that such requested cooperation does not unreasonably interfere with ongoing operations), including:

•	providing reasonably required information relating to EGL and its subsidiaries to the parties providing the financing,

•	participating in meetings, drafting sessions and due diligence sessions in connection with the financing,

•	assisting in the preparation of any offering documents for any of the debt financing, and materials for rating agency presentations, including execution and delivery of customary representation letters reasonably satisfactory to EGL in connection with bank information memoranda,

•	reasonably cooperating with the marketing efforts for any of the debt financing, including consenting to the use of EGL’s and its subsidiaries’ logos,

•	executing and delivering (or obtaining from its advisors), and causing its subsidiaries to execute and deliver (or obtain from its advisors), customary certificates (including a certificate of the principal financial officer of EGL or any subsidiary with respect to solvency matters),

•	accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the debt financing), legal opinions, surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the financing as may be reasonably requested by Parent in connection with the financing,

•	entering into one or more credit or other agreements on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the debt financing immediately prior to the effective time of the merger,

•	as promptly as practicable, furnishing Parent and its financing sources with all financial and other information regarding EGL and its subsidiaries as may be reasonably requested by Parent of a type generally used in connection with a syndicated bank financing as well as an offering pursuant to Rule 144A of the Securities Act as applicable to Parent,

•	using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 30 days of the end of each month prior to the closing date, in the form customarily prepared by management prior to the date of the agreement,

•	taking all actions necessary in connection with the pay off of existing indebtedness and the release of related liens (including, without limitation, the prepayment of EGL’s existing notes on or prior to the closing date), and

•	taking all corporate actions, subject to the occurrence of the closing, reasonably requested by Parent to permit the consummation of the debt financing and the direct borrowing or incurrence of all of the proceeds of the debt financing by the Surviving Corporation immediately following the effective time of the merger.

However, no obligation of EGL or any of its subsidiaries under any such agreement, certificate, document or instrument will be effective until the effective time of the merger and none of EGL or any of its subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the financing prior to the effective time of the merger. Upon valid termination of the merger agreement in certain circumstances, Parent will promptly, upon request by EGL, reimburse EGL for all reasonable out-of-pocket third party costs incurred by EGL in connection with the financing.

Shareholder Litigation.  EGL will give Parent the opportunity to participate, in full subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against EGL and/or its directors relating to the merger or any other transactions contemplated by the merger agreement, and no such settlement shall in any event be agreed to without Parent’s prior consent (not to be unreasonably withheld).

Notification of Certain Matters.  EGL will give prompt notice to Parent, and Parent will give prompt notice to EGL, of:

•	any notice or other communication received by such party from any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the merger or those other transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to EGL, the Surviving Corporation or Parent,

•	any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to the merger or the other transactions contemplated by the merger agreement, and

•	the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the merger agreement.

EGL will notify Parent, on a reasonably current basis, of any events or changes with respect to any criminal or material regulatory investigation or action involving EGL or any of its affiliates (excluding traffic violations and similar misdemeanors), and will reasonably cooperate with Parent or its affiliates in efforts to mitigate any adverse consequences to Parent or its affiliates which may arise therefrom (including by coordinating and providing assistance in meeting with regulators).

Rights Plan.  EGL’s rights agreement will terminate upon the effective time of the merger, without payment of any amounts to any holders thereunder.

Acquisition of Shares.  Prior to the effective time of the merger, neither Parent nor Acquisition Co. will, directly or indirectly, purchase any shares of EGL common stock or otherwise intentionally acquire the right to vote shares of EGL common stock, without EGL’s prior written consent (other than shares acquired from the Rollover Investors).

Control of Operations.  EGL and Parent have agreed that nothing contained in the merger agreement will give Parent, directly or indirectly, the right to control or direct EGL’s operations prior to the effective time of the merger, and prior to the effective time of the merger EGL will exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its operations.

In accordance with the merger agreement, the board of directors of EGL established an operating committee. From that date until the effective time of the merger, the operating committee is required to meet weekly, or more frequently in the event of unanticipated material developments, to discuss major developments at EGL, such as material personnel matters, material customer or supplier developments and significant financial matters, including with respect to material capital expenditures. A designated representative of the operating committee will promptly notify Parent of any material disagreements among the members of the committee. The primary purpose of the operating committee is to ensure compliance with the terms of the merger agreement and otherwise maintain operation of EGL in the ordinary course, while permitting EGL’s functional business heads to continue to perform their duties.

Following receipt of approval pursuant to, or early termination of the waiting period under, the HSR Act, Parent may elect to designate an observer to the operating committee in the event material disagreements have occurred among the members of the committee, provided that the observer will have no authority to vote on matters pending before the committee. Further, EGL will manage all of its business projects and activities substantially in accordance with its budgets and under the supervision of the operating committee or such project managers as the committee may designate.

Notes and Amounts Outstanding Under Credit Agreement.  At the direction of Parent, EGL will give any notice to the administrative agent under the existing credit facility as is required in order for EGL to prepay all amounts outstanding under the credit facility at such time as directed by Parent; provided, that any such notice will not be required by EGL unless it may be made in accordance with the terms of the credit agreement and is subject to the consummation of the transactions contemplated by the merger agreement. EGL will prepay its senior secured notes at or prior to the closing of the merger.

Non-disparagement.  From the date of the merger agreement until the effective time of the merger, each of Parent and its affiliates and EGL will not, and will direct each of its officers and directors to not:

•	disparage the business, operations, services, practices, prospects following effectiveness of the transactions contemplated by the merger agreement, management, employees, directors or officers of EGL, Parent, Acquisition Co. and any of their affiliates, or

•	take any actions intended to impair EGL’s ongoing business reputation or its relationships with its customers, suppliers and employees following the effective time of the merger.

However, the foregoing will not preclude statements made in good faith in connection with legal proceedings or as required by law. EGL will use reasonable best efforts to enforce the compliance of each of its officers and directors with the above-described provision.

Conditions to Completion of the Merger

The obligations of EGL, Parent and Acquisition Co. to effect the merger are subject to the fulfillment or waiver, at or prior to the effective time of the merger, of the following mutual conditions:

•	the approval of the merger agreement by the Required Vote;

•	the absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the other transactions contemplated by the merger agreement; and

•	the expiration or termination of any applicable waiting period under the HSR Act and receipt of all competition approvals or notices required for the consummation of the merger under the Laws of Argentina, the European Union or other governmental entities in countries in which EGL and its subsidiaries did business in excess of $10 million in revenues in 2006.

The obligation of EGL to effect the merger is subject to the fulfillment or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	(1) the representations and warranties of Parent and Acquisition Co. with respect to qualification, organization and corporate authority shall be true and correct in all respects (except for certain inaccuracies as are de minimis in the aggregate), in each case at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, and (2) the representations and warranties of Parent and Acquisition Co. (other than in clause (1) above) shall be true and correct in all respects (disregarding any materiality or “material adverse effect” qualifiers) at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, except where the failure of such representations and warranties to be so true and correct would not prevent or materially delay or materially impair the ability of Parent or Acquisition Co. to consummate the transactions contemplated by the merger agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (1) or (2), as applicable) only as of such date or period;

•	Parent shall have in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger; and

•	Parent shall have delivered to EGL a certificate, dated as of the effective time of the merger and signed by a senior executive officer, certifying that the above conditions have been met.

The obligation of Parent and Acquisition Co. to consummate the merger is subject to the fulfillment or waiver, at or prior to the effective time of the merger, of the following additional conditions:

•	(1) the representations and warranties of EGL with respect to qualification, organization, subsidiaries, capital stock, absence of certain changes or events, the Required Vote, state takeover statutes, the rights plan, and corporate authority shall be true and correct in all respects (except for certain inaccuracies as are de minimis in the aggregate), in each case at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, and (2) the representations and warranties of EGL (other than in clause (1) above) shall be true and correct in all respects (disregarding any materiality or “material adverse effect” qualifiers) at and as of the date of the merger agreement and at and as of the closing date as though made at and as of the closing date, except where the failure of such representations and warranties to be so true and correct would not have a material adverse effect; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (1) or (2), as applicable) only as of such date or period;

•	EGL shall have in all material respects performed all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger;

•	Since the date of the merger agreement there shall not have been a material adverse effect with respect to EGL; and

•	EGL shall have delivered to Parent a certificate, dated as of the effective time of the merger and signed by a senior executive officer, certifying that the above conditions have been met.

No party may rely on the failure of any condition described above to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the merger agreement.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after EGL’s shareholders approve the matters presented in connection with the merger:

(a) by mutual written consent of EGL and Parent;

(b) by either EGL or Parent, if:

(i) the effective time of the merger shall not have occurred on or before November 1, 2007 (which we refer to in this proxy statement as the end date), and the party seeking to terminate the merger agreement pursuant to this provision shall not have breached its obligations under the merger agreement in any manner that shall have proximately caused the failure to consummate the merger on or before the end date; however, in the event the conditions with respect to the HSR Act or other regulatory approvals shall not have been satisfied on or before the end date, either Parent or EGL may unilaterally extend the end date until January 10, 2008.

(ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction, other legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate the merger agreement pursuant to this provision shall have used its reasonable best efforts to remove such injunction, other legal restraint or order in accordance with the covenant with respect to efforts to complete the merger; or

(iii) the shareholder meeting (including any adjournments thereof) shall have been concluded and the approval of the merger agreement by the Required Vote shall not have been obtained; provided that such termination right may not be exercised by EGL where the failure to obtain the approval of the merger agreement is proximately caused by a change in the board’s or the special committee’s recommendation not permitted by the agreement, or a breach of the covenant described under “— Filings and other Actions” above;

(c) by EGL, if:

(i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a mutual condition or a condition to EGL’s obligation to complete the merger and (ii) cannot be cured by the end date, provided that EGL shall have given Parent written notice, delivered at least 30 days prior to such termination, stating EGL’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination, and provided further that EGL is not then in material breach of the merger agreement so as to cause any of the mutual closing conditions or closing conditions to Parent’s obligations to closing to not be satisfied; or

(ii) prior to the receipt of the required approval by the shareholders of EGL, (A) the board of directors of EGL (or the special committee) has received a superior proposal which did not result from a breach of EGL’s nonsolicitation obligations, (B) in light of such superior proposal the board of directors of EGL (or the special committee) shall have determined in good faith, after consultation with its outside counsel and financial advisors, that withdrawal or modification of its recommendation is necessary in order to comply with its fiduciary duties, (C) EGL has notified Parent in writing of the determinations described in clause (B) above, which notice shall specify the material terms and conditions of any such superior proposal (including the identity of the party making such superior proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such superior proposal and other material documents, (D) at least five business days following receipt by Parent of the notice referred to in clause (C) above, and taking into account any revised proposal made by Parent since receipt of that notice, such superior proposal remains a superior proposal and the board of directors of EGL (or the special committee) has again, following good faith negotiations with Parent during such five business day period, made the determinations referred to in clause (B) above (it being understood that in the event of any material revisions to the superior proposal, EGL shall be required to deliver a new written notice to Parent pursuant to the provision described in clause (C) above and to comply with these requirements with respect to such new written notice, except that all references in this clause (D) to five business days shall be deemed to be references to three business days in such event), (E) EGL has previously paid (or concurrently pays) the termination fee described below under “— Termination Fee and Expenses; Remedies,” and (F) the board of directors of EGL (or the special committee) has approved, or concurrently approves, and EGL concurrently enters into, a definitive agreement providing for the implementation of the superior proposal; or

(d) by Parent, if:

(i) EGL shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a mutual condition or a condition to Parent’s and Acquisition Co.’s obligation to complete the merger and (ii) cannot be cured by the end date, provided that Parent shall have given EGL written notice, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate the merger agreement pursuant to this provision and the basis for such termination, and provided further that Parent is not then in material breach of the merger agreement so as to cause any of the mutual closing conditions or closing conditions to EGL’s obligations to close to not be satisfied;

(ii) the board of directors of EGL or the special committee withdraws, modifies or qualifies in a manner adverse to Parent or Acquisition Co., or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Acquisition Co., its recommendation of the merger agreement, fails to recommend to EGL’s shareholders that they approve the merger agreement or approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any alternative proposal, including in any disclosure made pursuant to Rule 14e-2(a) promulgated under the Exchange Act; or

(iii) since the date of the merger agreement there shall have been a material adverse effect with respect to EGL that cannot be cured by the end date.

Termination Fee and Expenses; Remedies

In the event that:

(a) the merger agreement is terminated pursuant to the provision described in clause (c)(ii) above under “— Termination,” EGL will be required to pay a termination fee of $20 million in cash to Parent;

(b) (A) at any time after the date of the merger agreement, an alternative proposal shall have been made known to EGL or publicly disclosed, (B) the merger agreement is terminated by Parent pursuant to the provisions described in clause (b)(i) above under “— Termination” and as of the date of such termination certain conditions to Parent’s obligation to consummate the merger relating to representations and warranties or performance of EGL’s obligations and compliance with EGL’s covenants are not satisfied, or the merger agreement is terminated by Parent or EGL pursuant to clause (b)(iii) above under

“— Termination” (so long as, in the case of (b)(iii), the alternative proposal was publicly disclosed and not withdrawn at the time of the annual meeting), and (C) within twelve months after the termination, EGL enters into an agreement in respect of any alternative proposal or a transaction pursuant to which any alternative proposal is consummated, then EGL will be required to pay the $20 million termination fee to Parent; provided that for purposes of this provision, the references to “15% or greater” and “15% or more” in the definition of alternative proposal shall be deemed to be references to “50% or greater” and “50% or more,” respectively;

(c) the merger agreement is terminated by Parent pursuant to the provisions described in clauses (d)(ii) above under “— Termination,” then EGL will pay all expenses (as defined below) of Parent and Acquisition Co. and their affiliates, and thereafter EGL will be obligated to pay to Parent the $20 million termination fee (net of the amount of any expenses previously paid to Parent pursuant to the provisions described in this clause) in the event that, within twelve months after this termination, EGL enters into an agreement in respect of any alternative proposal or a transaction pursuant to which an alternative proposal is consummated, provided that for the purposes of this provision, the references to “15% or greater” and “15% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively. As used in the merger agreement, “expenses” means all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its affiliates), up to $15 million in the aggregate, incurred by Parent, Acquisition Co. and their affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the debt financing and all other matters related to the merger;

(d) (A) at any time after the date of the merger agreement, an alternative proposal shall have been made known to EGL or publicly disclosed and (B) the merger agreement is terminated by Parent or EGL pursuant to the provision described in clause (b)(iii) above under “— Termination” (so long as the alternative proposal was publicly disclosed and not withdrawn at the time of the shareholders meeting) and no termination fee is yet payable in respect thereof pursuant to the provision described in clause (b) above, then EGL shall pay to Parent all of the expenses of Parent, Acquisition Co. and their affiliates, and thereafter EGL shall be obligated to pay to Parent the termination fee (net of the amount of expenses previously actually paid to Parent) in the event such fee is payable pursuant to the provision described in clause (b) above; provided that for purposes of this provision, the references to “15% or greater” or “15% or more” in the definition of alternative proposal shall be deemed to be references to “50% or greater” or “50% or more,” respectively; or

(e) Parent shall terminate the merger agreement pursuant to clause (d)(i) above under “— Termination” and EGL shall have willfully breached any of its representations, warranties or covenants in the merger agreement as to give Parent the right to terminate pursuant to clause (d)(i) above “— Termination,” then EGL will be obligated to pay to Parent the termination fee.

Any payment required to be made pursuant to the provision described in clause (a) above will be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of the merger agreement by EGL pursuant to the provision described in clause (c)(ii) under “— Termination;” any payment required to be made pursuant to the provision described in clause (b) above in this section will be made to Parent promptly (and in any event not later than two business days following the consummation of the alternative proposal); any payment of expenses required to be made pursuant to the provisions described in clauses (c) or (d) above will be made to Parent promptly following termination of the merger agreement; any payment of the $20 million termination fee required to be made pursuant to the provisions described in clause (c) or (d) above shall be made promptly (and in any event not later than two business days following EGL’s entering into an agreement regarding or consummation of the alternative proposal); and, in circumstances in which expenses are payable to Parent, such payment will be made not later than two business days after delivery to EGL to make such payment of an itemization setting forth in reasonable detail all expenses (which itemization may be supplemented and updated from time to time until the 60th day after Parent delivers such notice of demand for payment).

In the event that EGL shall terminate this Agreement pursuant to the provision described in clause (b)(i) under “— Termination” and the effective time of the merger shall not have occurred on or before the end date as a result of Parent or Acquisition Co.’s failure to obtain and consummate the financing or any alternative financing, then Parent will be required to pay or cause to be paid to EGL a termination fee of $40 million in cash; provided, that this provision shall not be applicable in the event that the financing cannot be consummated as a result of the failure of any mutual closing condition or condition to Parent’s obligation to close. Any payment required to be made by Parent to EGL pursuant to the foregoing sentence will be made to EGL promptly following termination of the merger agreement by EGL (and in any event not later than two business days after delivery to Parent of notice of demand for payment). In the event that Parent or EGL shall terminate this Agreement pursuant to the provision described in clause (c)(i) under “— Termination” and Parent shall have willfully breached any of its representations, warranties or covenants as to give EGL the right to terminate pursuant to the provision described in clause (c)(i) under “— Termination,” then Parent shall pay or cause to be paid to EGL a termination fee of $60 million in cash.

In the event that either EGL or Parent shall fail to pay when due the relevant termination fee or expenses required pursuant to the foregoing paragraphs of this section “— Termination Fee and Expenses; Remedies,” then such fee and/or expenses will accrue interest for the period commencing on the date such fee and/or expenses became past due at a specified interest rate, and the owing party may also be required to pay costs and expenses in connection with collection efforts.

EGL’s right to receive payment of the $40 million or $60 million termination fee, as applicable, from Parent as described above will be the exclusive remedy of EGL against Parent, Acquisition Co., or any of their respective shareholders, partners, members, directors, affiliates, officers or agents in respect of the merger agreement and the transactions contemplated thereby, and upon payment of the relevant termination fee by Parent, none of Parent, Acquisition Co., or any of their respective shareholders, partners, members, directors, affiliates, officers or agents, as the case may be, will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by thereby (except that Parent will be obligated with respect to the provisions of the merger agreement relating to payment of interest on the termination fee if not paid timely, confidentiality and reimbursement of EGL’s expenses in connection with the financing). Except in the case of a willful breach of any of the representations, warranties or covenants in the merger agreement by EGL, receipt of the termination fee and expenses and any fees due in connection with late payments of termination fees or expenses under the merger agreement will be the sole and exclusive remedy of Parent and Acquisition Co. against EGL, and will in all cases be the sole and exclusive remedy against any of EGL’s shareholders, partners, members, directors, affiliates, officers or agents. In addition, no provision of the merger agreement relieves any party thereof for any action for fraud or as provided in the confidentiality agreement between EGL and Apollo Management VI, L.P.

Notwithstanding the foregoing paragraph, in addition to the other remedies set forth in the merger agreement, EGL, Parent and Acquisition Co. will be entitled to seek specific performance of the terms of the merger agreement and no party will object to the other party’s right to specific performance as a remedy for breach of the agreement; however, in the event of a termination of the agreement by EGL due to Parent’s failure to obtain financing, the sole and exclusive remedy of EGL, its affiliates and stockholders for any loss or damage suffered in connection therewith will be the payment of the $40 million termination fee, and EGL may not seek specific performance of the other terms of the merger agreement.

Amendments and Waivers

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by EGL (approved by the special committee), Parent and Acquisition Co., or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of EGL, as approved by the special committee). However, after EGL’s shareholders approve the merger agreement, if any such amendment or waiver shall by applicable law or in accordance with the rules and regulations of NASDAQ require further approval of the shareholders of EGL, the effectiveness of such amendment or waiver will be subject to the approval of the shareholders of EGL.

Determinations by EGL

Whenever a determination, decision or approval by EGL is called for in the merger agreement, such determination, decision or approval must be authorized by the special committee or, if the special committee is not then in existence, by EGL’s board of directors. Prior to the effective time, EGL is required to ensure that the special committee is not disbanded or dissolved, and the membership of such committee is not modified (other than due to resignations) or its authority is not reduced, in each case unless Parent gives its prior written consent.

ELECTION OF DIRECTORS

EGL’s board of directors currently has eight members, all of whom are nominees for re-election. Members serve a one-year term and are elected by the shareholders at each annual meeting. The board has seven outside directors, six of whom are independent as defined by Rule 4200(a)(15) of the NASDAQ listing standards. The persons designated as proxies in the enclosed proxy card intend, unless the proxy is marked with contrary instructions, to vote for the following nominees as directors to serve until the 2008 annual meeting of shareholders and until their successors have been duly elected and qualified:

Mr. James R. Crane	Mr. Paul William Hobby
Mr. Neil E. Kelley	Mr. Michael K. Jhin
Mr. Frank J. Hevrdejs	Dr. James C. Flagg, Ph.D
Mr. Milton Carroll	Mr. Sherman Wolff

The board of directors has no reason to believe that any nominee for election as a director will not be a candidate or will be unable to serve. However, if for any reason one or more of these nominees is unavailable as a candidate or unable to serve when election occurs, then in the absence of contrary instructions, the persons designated as proxies in the enclosed proxy card will vote in their discretion the proxies for the election of any of the other nominees or for a substitute nominee or nominees, if any, selected by the board of directors.

Vote Required

The affirmative vote of a plurality of the ballots cast at the annual meeting is required for the election of each nominee for director.

The board of directors recommends that shareholders vote FOR the election to the board of each of the following nominees.

Nominees

The following sets forth information concerning the eight nominees for election as directors at the annual meeting, including information as to each nominee’s age as of May 24, 2007, position with EGL (if any) and business experience during the past five years. Each nominee has consented to being named in this proxy statement and to serve if elected.

James R. Crane, age 53, has been our Chief Executive Officer and Chairman of the Board of Directors since he founded EGL in March 1984, and has 25 years experience in the transportation industry. Mr. Crane is a Director of the Houston Museum of Natural Science and also serves as a Director of HCC Insurance Holdings, Inc.

Frank J. Hevrdejs, age 61, has served as a Director since December 1995. Mr. Hevrdejs is the Chairman of The Sterling Group, L.P. (formerly The Sterling Group, Inc.), a private financial organization engaged in the acquisition and ownership of operating businesses. Mr. Hevrdejs was a co-founder and has been a principal of The Sterling Group since 1982 and served as its President from 1982 to 1989 and from 1994 to 2002. Mr. Hevrdejs also serves as Chairman of the Board of Fibreglass Holdings, Inc., a custom truck accessory manufacturer, and Enduro Systems, Inc., a manufacturer of composite industrial components.

Paul W. Hobby, age 46, has served as a Director since November 2001. Mr. Hobby serves as chairman of the Compensation Committee. Mr. Hobby is chief executive officer of Alpheus Communications, LP, a telecommunications service provider, and is a managing partner of Genesis-Park, L.P., a Houston-based private equity firm investing in venture and growth capital opportunities. Mr. Hobby is a Director of Stewart Information Services Corp. which is the holding company for Stewart Title Company, a Director of NRG Energy, Inc., a publicly traded merchant power generation concern, and a local Director of Amegy Bank of Texas, Inc., an operating division of Zions Bank which is an FDIC-insured commercial bank holding company headquartered in Utah. A graduate of the University of Virginia and the University of Texas School of Law, Mr. Hobby also serves on the board of directors of various civic, charitable and professional associations.

Michael K. Jhin, age 57, has served as a Director since May 2002. Mr. Jhin served as the Chief Executive Officer (CEO) of St. Luke’s Episcopal Hospital in Houston, Texas from 1990 to 2000 and served as the CEO of St. Luke’s Episcopal Health System upon its formation in 1995 until 2004, at which time he retired and was named CEO Emeritus. Mr. Jhin has a bachelor’s degree in mechanical engineering from Rensselaer Polytechnic Institute and earned his master’s degree in business administration from Boston University while fulfilling his health care administration concentration at Harvard University School of Public Health. Mr. Jhin is a director of Triad Hospitals, Inc., an owner and manager of hospitals, ambulatory and surgery centers in small cities and selected larger urban markets. Mr. Jhin also serves on the board of directors of several civic and community organizations.

James C. Flagg, Ph.D., age 55, has served as a Director since May 2003. Dr. Flagg is a certified public accountant and an associate professor in the Department of Accounting, Mays Business School at Texas A&M University, where he has taught since 1988. Dr. Flagg received his B.A. in economics from Eckerd College in 1973 and received his M.S. (1974), M.B.A. (1976) and Ph.D. (1988) from Texas A&M University. Dr. Flagg also serves as a Director of HCC Insurance Holdings, Inc.

Neil E. Kelley, age 48, has served as a Director since September 1995, and as Lead Director since August 2002. As Lead Director, Mr. Kelley presides over the executive sessions of the non-management directors, serves as a liaison between the non-management directors and the Chairman, and discusses with the Chairman, to the extent appropriate, matters discussed by the non-management directors in executive sessions and in committee meetings. Mr. Kelley also serves as Chairman of the Governance/Nominating Committee. Mr. Kelley is the founder and Chief Executive Officer of the Saracen Group of Companies, a Houston-based energy hedge fund. Mr. Kelley has also been a partner of Genesis-Park, L.P., a private investment company, since 2000. Mr. Kelley received his S.B.M.E. from Massachusetts Institute of Technology in 1981. Mr. Kelley also serves as a Director of SAT Corp.

Milton Carroll, age 56, has served as a Director since May 2003. Mr. Carroll is the Chairman of the Board of CenterPoint Energy, Inc. as well as Chairman of Instrument Products, Inc., an oil-tool manufacturing company in Houston, Texas. He also serves as Chairman of Health Care Service Corporation and is a Director of Halliburton, Inc.

Sherman Wolff, age 66, has served as Director since August 2006. Mr. Wolff retired in April 2006 from the position of Executive Vice President and COO of Health Care Service Corporation, which through its divisions and subsidiaries offers a wide variety of health and life insurance products and related services as Blue Cross Blue Shield of Texas, Illinois, New Mexico and Oklahoma. Prior to assuming the role of COO in 1999, Mr. Wolff served in various capacities with Health Care Service Corporation since 1991. He is a Fellow of the Society of Actuaries and is a 40 year veteran of the group life, health and welfare insurance field. Mr. Wolff is a Phi Beta Kappa graduate of the University of Connecticut, where he also taught actuarial science in the graduate program. Mr. Wolff’s post-graduate work includes studies at the Wharton School of Management, University of Pennsylvania and Indiana University’s Executive Master’s Program.

Executive Officers

The following table sets forth certain information concerning our executive officers as of May 24, 2007. The address for each of the following persons is c/o EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032, and the phone number for each is (281) 618-3100.

Name	Age	Position

James R. Crane	53	Chairman of the Board of Directors and Chief Executive Officer
E. Joseph Bento	44	Chief Marketing Officer and President of North America
Ronald E. Talley	55	President, The Select Carrier Group
Vittorio Favati	48	President, Asia Pacific Region
Bruno Sidler	49	President, Europe, Middle East and Africa Regions
Dana A. Carabin	39	General Counsel, Secretary, and Chief Compliance Officer
Michael D. Slaughter	40	Chief Accounting Officer
Gregory Weigel	45	Chief Operating Officer
Keith Winters	45	Chief Administrative Officer

James R. Crane.  Mr. Crane has served as our Chief Executive Officer and Chairman of the Board of Directors since he founded EGL in March 1984, and has 25 years experience in the transportation industry. Mr. Crane is a Director of the Houston Museum of Natural Science and also serves as a Director of HCC Insurance Holdings, Inc.

E. Joseph Bento.  Mr. Bento was appointed President of North America in July 2002 and Chief Marketing Officer in September 2000. He joined us in February 1992 as an account executive. From March 1994 to May 1995, he served as station manager in Los Angeles, and from May 1995 to September 1997, he served as Regional Sales Manager (West Coast). Prior to assuming his current position, Mr. Bento held the position of Executive Vice President of Sales and Marketing from March 1999 to August 2000 and Vice President of Sales and Marketing from October 1997 to February 1999.

Ronald E. Talley.  Mr. Talley has served as President of Select Carrier Group, a wholly owned subsidiary of EGL since July 2002. Mr. Talley also served as Chief Operating Officer from March 2005 to May 2006. He served as Chief Operating Officer, Domestic from December 1997 to June 2002. He joined us in 1990 as a station manager and later served as a regional manager. In 1996, he served as a Senior Vice President of Eagle Freight Services, and our truck brokerage and charter operations, and most recently, he has served as Senior Vice President of our air and truck operations. Prior to joining us, Mr. Talley served as a station manager at Holmes Freight Lines from 1982 to 1990. From 1979 to 1982, Mr. Talley held a variety of management positions with Trans Con Freight Lines. From 1969 to 1979, Mr. Talley served in several management positions at Roadway Express.

Vittorio Favati.  Mr. Favati has been the President — Asia Pacific Region since 2006 and the Executive Vice President of Asia Pacific since 2001. Mr. Favati has been with us since 1993, serving in various roles throughout the organization.

Bruno Sidler.  Mr. Sidler joined EGL as President — Europe, Middle East and Africa Regions in February 2007. Mr. Sidler has more than 25 years experience in the logistics industry, including serving from 1998 to 2006 as the President and Chief Executive Officer of the Panalpina Group based in Switzerland.

Dana A. Carabin.  Ms. Carabin has served as our General Counsel and Secretary since October 2005. She has also served as our Chief Compliance Officer since March 2006. Prior to joining EGL, she served as General Counsel and Secretary of Quanta Services, Inc., a publicly traded utility services company, since 2001. Ms. Carabin holds a J.D. degree.

Michael D. Slaughter.  Mr. Slaughter has served as our Chief Accounting Officer since March 2007. Before his appointment, Mr. Slaughter held the position of Vice President — Finance and Investor Relations of EGL since 2000.

Gregory Weigel.  Mr. Weigel has served as our Chief Operating Officer since March 2007. Before his appointment, Weigel had been serving as Executive Vice President — Global Transportation since 2004. Since joining EGL, Mr. Weigel has held various positions including Senior Vice President — Central Division from 2003 to 2004 and Senior Vice President — Strategic Operations from 2001 to 2003.

Keith Winters.  Mr. Winters has served as our Chief Administrative Officer since March 2007. Prior to his appointment, Mr. Winters served as an Executive Vice President of EGL. Since joining EGL in 1999, Mr. Winters has held various positions with EGL, including Executive Vice President — Europe, Middle East and Asia from 2005 to 2006, Senior Vice President — East Division from 2003 to 2005 and Vice President — International Products from 2002 to 2003.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish EGL with copies of all such forms they file.

Based solely on our review of the copies of such forms received by us and on written representations by our officers and directors regarding their compliance with the filing requirements, we believe that during the fiscal year ended December 31, 2006, some reports required by Section 16(a) to be filed by our directors, officers and greater than 10% beneficial owners were not filed on a timely basis as follows:

		Number of Known Failures to
	Number of	File a Form Required by
Reporting Person	Late Filings	Section 16(a)

Vittorio Favati	1	None
Milton Carroll	2	None
Paul Hobby	2	None
Michael Jhin	2	None
Neil Kelley	2	None
James Flagg	2	None
Frank Hevrdejs	2	None
Rebecca McDonald	2	None

Our directors and officers customarily rely on EGL to perform administrative functions in connection with their filing obligations.

Corporate Governance and Board Matters

Board Independence

The Board of Directors has determined that each of the directors nominated for re-election, except Mr. Crane, the Chairman of the Board and Chief Executive Officer, and Mr. Hevrdejs, is independent based on the standards set forth by NASDAQ and Item 407(a) of Regulation S-K.

As reflected in a Schedule 13D filed by Mr. Crane with the SEC on January 22, 2007, as amended, in connection with the proposed transactions contemplated by the Talon merger agreement, Mr. Crane committed to contribute shares of EGL common stock and $52,027,606 in cash to Talon Holdings LLC immediately prior to the consummation of the proposed transaction in exchange for equity interests in Talon Holdings. Mr. Crane, pursuant to a letter agreement dated March 27, 2007, syndicated $51,000,000 of such cash investment to Sterling Group Partners II, L.P. and Sterling Group Partners II (Parallel), L.P. (collectively, “Sterling”). Sterling is a private equity firm of which Mr. Hevrdejs is co-founder and principal. On April 25, 2007, Mr. Hevrdejs and the Governance/Nominating Committee of the Board of Directors recommended that the Board of Directors determine that Mr. Hevrdejs was no longer independent under NASDAQ standards due to Sterling’s and Mr. Crane’s agreement. As a result, Mr. Hevrdejs resigned from the Audit and Compensation Committees of the Board. The Governance/Nominating Committee is considering his replacements. On April 26, 2007, the Board of Directors, in accordance with the recommendation of the Governance/Nominating Committee, determined that Mr. Hevrdejs was no longer independent under NASDAQ standards.

Meetings of the Board

Our Board of Directors held five meetings during the fiscal year ended December 31, 2006, and transacted business on 36 occasions during the fiscal year by unanimous written consent. During the fiscal year ended December 31, 2006, each director attended at least 80% of the aggregate of the total number of Board of Directors’ meetings and of meetings of committees of the Board of Directors on which that director served.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has the following standing committees: audit, compensation, and governance/nominating. The membership during the last fiscal year and the function of each of the committees are described below. As of the date of this proxy statement, each of the committees is comprised entirely of independent directors based on the standards set forth by NASDAQ and operates under a written charter duly adopted by the Board. All of the committee charters are available on the “Corporate Governance” section of our website at www.eaglegl.com.  Information included on our website is not part of this proxy statement.

					Governance /
Name of Non-Employee Directors	Audit		Compensation		Nominating

Neil E. Kelley (lead director)	X	(1)			X	*
Frank J. Hevrdejs	X	(2)	X	(5)
Paul W. Hobby			X	*	X
James C. Flagg	X	*
Milton Carroll			X		X
Michael K. Jhin			X
Sherman Wolff(3)	X	(4)
Number of Meetings in 2006	12		1		3

X = Committee member; * = Chair.

(1)	Mr. Kelley ceased serving on the Audit Committee on August 18, 2006.

(2)	Mr. Hevrdejs ceased serving on the Audit Committee on April 25, 2007.

(3)	Mr. Wolff became a director by appointment on August 18, 2006.

(4)	Mr. Wolff began serving on the Audit Committee on August 18, 2006.

(5)	Mr. Hevrdejs ceased serving on the Compensation Committee on April 25, 2007.

Audit Committee

EGL has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (Exchange Act). From January 1, 2006 to August 18, 2006, the Audit Committee consisted of Messrs. Flagg, Hevrdejs and Kelley. Mr. Wolff joined the Audit Committee on August 18, 2006, replacing Mr. Kelley. On April 26, 2007, Mr. Hevrdejs resigned from the Audit Committee. Each of Messrs. Flagg, Wolff and Kelley are independent as defined by Rule 4200(a)(15) of the NASDAQ listing standards. Our Board of Directors has determined that each of Messrs. Flagg, Hevrdejs, and Wolff qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of

Regulation S-K of the Exchange Act. The membership of the Audit Committee has not changed since May 24, 2007.

The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities for oversight of (1) EGL’s accounting and financial reporting principles, processes and policies and internal controls over the accounting and financial reporting process and procedures, including the internal audit function, (2) the integrity of EGL’s financial statements, and (3) the qualifications and independence of EGL’s independent registered public accounting firm. Among other things, the Audit Committee:

•	prepares the Audit Committee report for inclusion in the annual proxy statement;

•	provides avenues of communication among the independent public accounting firm, management, the internal auditing department and the Board of Directors;

•	pre-approves all services (including the fees and terms thereof) to be performed for EGL by its independent public accounting firm;

•	oversees investigations into complaints regarding accounting, internal controls or auditing matters; and

•	reviews EGL’s risk assessment and risk management policies.

The Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm selected to audit our annual financial statements and reviews the fees charged for audits and for any non-audit engagements. The Audit Committee’s findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee met on twelve occasions during 2006, and transacted business on two occasions during 2006 by unanimous written consent. The Board of Directors adopted an updated written charter for the Audit Committee in May 2006.

Compensation Committee

During 2006, the Compensation Committee consisted of Messrs. Hobby, Hevrdejs, Jhin and Carroll. On April 26, 2007, Mr. Hevrdejs resigned from the Compensation Committee. The membership of the Compensation Committee has not changed as of May 24, 2007.

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation of our executive officers and directors. In addition, the Compensation Committee:

•	prepares the Compensation Committee report for inclusion in the annual proxy statement;

•	provides general oversight of EGL’s compensation structure as it relates to executive officers, including bonus and benefit plans;

•	retains and approves the terms of the retention of any compensation consultants and other compensation experts; and

•	reviews and approves objectives relevant to executive compensation and evaluates EGL’s compensation strategies.

The Compensation Committee met on one occasion during 2006, and transacted business on fifteen occasions during 2006 by unanimous written consent. See “— Compensation Discussion and Analysis” for a discussion of additional responsibilities of the Compensation Committee.

Governance/Nominating Committee

During 2006, the Governance/Nominating Committee consisted of Messrs. Kelley, Hobby, and Carroll, each of whom is independent as defined by the NASDAQ listing standards. The membership of the Governance/Nominating Committee has not changed as of May 24, 2007.

The functions of the Governance/Nominating Committee are to, among other things:

•	advise the Board concerning appropriate composition of the Board and its committees, including identifying individuals qualified to serve on the Board and its committees;

•	select, or recommend to the Board that it select, the Director nominees for each annual meeting of our shareholders;

•	guide the annual performance evaluation process of each Director, each committee and of the Board as a whole;

•	advise the Board regarding appropriate corporate governance policies; and

•	perform such other functions as the Board may assign from time to time.

The Governance/Nominating Committee met on three occasions during 2006, and transacted business on two occasions during 2006 by unanimous written consent.

Director Nomination Process

Shareholder nominees

The Governance/Nominating Committee will consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “— Identifying and Evaluating Nominees for Directors.” Any shareholder nominations proposed for consideration by the Governance/Nominating Committee should include the following:

•	the nominee’s resume and contact information;

•	a brief statement signed by the nominee indicating his/her qualifications for Board membership, consenting to be named as a nominee and, if nominated and elected, to serve on the Board of Directors;

•	a cover letter from the shareholder acknowledging that the shareholder is a shareholder and is proposing a candidate for consideration by the Governance/Nominating Committee;

•	a statement detailing any relationship between the nominee and any customer, vendor or competitor of ours;

•	financial and accounting background of the nominee, to enable the Governance/Nominating Committee to determine whether or not the nominee would be suitable for Audit Committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the nominee.

Shareholder nominee proposals should be submitted to: Corporate Secretary, EGL, Inc., 15350 Vickery Drive, Houston, TX 77032. The extent to which the Governance/Nominating Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available about the qualifications and suitability of the nominee and the needs of the Board of Directors at that time.

In addition, our bylaws permit shareholders to nominate directors for consideration at the annual shareholders’ meeting. Our bylaws generally provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify EGL and provide certain pertinent information at least 80 days before the meeting date (or within 10 days after public announcement of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance).

Director Qualifications

The Governance/Nominating Committee regularly monitors the size of the Board and reviews annually with the Board and Chief Executive Officer the appropriate skills and characteristics required for the Board as a whole as compared to the actual skills and characteristics represented on the Board. In evaluating director nominees, the Governance/Nominating Committee will assess the nominee’s independence (under NASDAQ listing standards and SEC rules), as well as the nominee’s contribution to the Board’s diversity, demonstrated outstanding achievement in his/her professional career, breadth of experience, soundness of judgment, ability to make independent, analytical inquiries and a willingness to devote the time required to successfully perform Board-related responsibilities.

Identifying and Evaluating Nominees for Director

Candidates may be recommended to the Governance/Nominating Committee by current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance/Nominating Committee and may be considered for appointment to the Board at any time. The Governance/Nominating Committee reviews materials provided by or on behalf of any nominee in connection with its evaluation of such nominee. In evaluating nominations for director, the Governance/Nominating Committee seeks to achieve a balance of knowledge, experience and ability to serve the needs of the shareholders adequately on the Board.

Communications with the Board

Individuals may communicate with our Board by submitting a letter addressed to the member or members of the Board to whom the communication is directed, care of the Corporate Secretary, EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review.

Policy of Director Attendance at Shareholder Meetings

It is the policy of the Board that all members of the Board should attend annual meetings of our shareholders, unless any such director is not standing for re-election at that meeting. All of the current members of the Board attended the annual meeting of shareholders in 2006.

Code of Ethics

We have adopted a code of business conduct and ethics for directors, officers (including our Chief Executive Officer and Chief Financial Officer) and employees, known as the Code of Conduct. Anyone may, without charge, upon request, receive a copy of the Code of Conduct from:

EGL, Inc.
Attention: Investor Relations
15350 Vickery Drive
Houston, TX 77032
(281) 618-3100

In the event that we make changes in, or provide waivers from, the provisions of our code of business conduct and ethics that the SEC or the NASDAQ Global Select Market require us to disclose, we intend to disclose these events on our website.

Executive Compensation

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to help EGL achieve its short and long-term strategic goals, which we believe will maximize shareholder returns. Our compensation practices reflect the Board’s pay-for-performance philosophy, by tying a significant portion of executive compensation to both individual and Company performance. This enables the Compensation Committee and the Chief Executive Officer (CEO) to differentiate among executives and emphasize the link between personal performance and compensation. The Compensation Committee also takes into account the expectation of the executives and EGL’s historical compensation practices, particularly given the relatively long tenure with EGL of most of the executive team. Offering a competitive, performance-based compensation program with a significant equity component helps to achieve our objective by aligning the interests of management and other key employees with those of shareholders.

In 2006, there were six basic components to our performance-based compensation program for executive officers:

•	base pay;

•	an annual cash incentive bonus of up to 100% of base salary;

•	long-term equity-based compensation;

•	discretionary bonus;

•	retention arrangements; and

•	benefits and perquisites.

Each component is considered in the context of individual and Company performance and competitive conditions. In determining competitive compensation levels, we analyze data that includes information regarding the industry sectors (including the general freight forwarding industry and logistics as well as other transportation companies) that might be a source of or competitor for executive talent.

Achievement of short-term individual and Company goals is rewarded through base salary and annual cash incentive bonuses, while equity-based awards are designed to encourage executives to focus on EGL’s long-term strategic goals and financial targets.

Actual individual awards and changes in remuneration to an individual executive ultimately are determined by the Compensation Committee. Our CEO works with the Compensation Committee in the design of the compensation philosophy, program and plans, and makes recommendations to the Compensation Committee regarding the salaries, bonuses and awards of equity-based compensation (including performance and time-based restricted stock and option awards), as well as the setting of goals, for our executive officers.

The CEO attends or provides input for the Compensation Committee meetings at which executives’ bonuses are set and annual bonuses established and targets or goals are established. Otherwise, members of executive management generally do not participate in Compensation Committee meetings.

In fiscal 2006, cash and equity incentive awards to executive officers were determined considering the following:

•	Progress toward achieving EGL’s strategic goals, particularly in the areas of revenue growth, cost management and yield management;

•	A view toward aligning the financial interests of our executive officers with those of our shareholders; and

•	EGL’s overall financial performance in terms of objective financial criteria, as well as the individual contribution to the attainment of such criteria.

While the basic components of compensation remain the same for 2007, as discussed in more detail below, EGL has modified its incentive compensation program to more directly align with EGL’s overall performance. This has been achieved by tying a significant portion of each executive’s incentive directly to EGL’s performance of its Focus on Five initiatives which target customer satisfaction, people development, yield management, cost management and revenue growth. Enhancing the focus on these broader elements of performance is designed to yield increased market share and a stronger demand for our services, thereby increasing shareholder value. Performance against established departmental and individual goals also will be evaluated to determine the remaining portion of incentive compensation.

EGL does not have stock ownership guidelines for executive officers, but seeks to align the interests of officers with those of shareholders through equity awards under the Long Term Incentive Plan. EGL’s Corporate Governance Guidelines recommend that directors become shareholders of EGL within ninety days after their election as directors. The Board of Directors believes that the number of shares of EGL’s common stock purchased and owned by each director is a personal decision. However, the Board maintains a minimum share ownership guideline for outside directors equal to the amount of the annual cash retainer (currently $25,000), with an expectation that each director will achieve that target within three years of the date of such director’s election to the Board. All outside directors currently have equity ownership valued in excess of this amount.

Compensation Components and Process

Base Pay.  Base pay is designed to be generally competitive with salary levels for comparable executive positions at other freight forwarding and logistics companies similar in size to EGL, and by companies outside of the industry with which EGL competes for executive talent. The Compensation Committee periodically reviews comparable salary information as one factor to be considered in determining the base pay for our executive officers. However, we did not engage in any benchmarking of total executive compensation or any material element of executive compensation in 2006. We believe that our base salary is generally lower than our competitors’; however, we believe we have a higher variable compensation component as we believe consistent with a pay-for-performance philosophy of a mature growth company. Other factors the Compensation Committee considers in determining base pay include the officer’s responsibilities, experience and leadership, the CEO’s and the Compensation Committee’s evaluation of the officer’s potential future contribution and demonstrated individual performance.

Annual Incentive Bonus.  For 2006, the Compensation Committee worked with the CEO to determine the appropriate target and maximum incentive bonus amounts for the other executive officers. The Compensation Committee adopted an incentive plan in which each of our executive officers, other than the CEO, participated which established baseline criteria to determine the amount of cash bonuses. The 2006 plan was an annual plan calculated and paid quarterly. Pursuant to this plan, each of our executive officers (other than the CEO) was eligible to receive an aggregate annual cash bonus of up to 100% of base salary subject to EGL achieving operating income targets and the executive achieving specific individual goals set by the Compensation Committee working with the CEO.

Although the incentive plan provides for specific bonus amounts depending on achievement of specified criteria, these amounts may exceed the target amount if EGL’s and/or executive’s performance in the judgment of the Compensation Committee merit a higher amount. Additionally, the Compensation Committee or the CEO may in its discretion consider other criteria not set forth in the incentive plan in determining that the final incentive amount to be paid to each executive officer will be less than the amount determined according to the plan. For example, during 2006, bonuses payable to the executive officers under the plan were reduced in the CEO’s discretion due to slow gross and net revenue growth and increased expense.

For 2006, EGL’s operating income performance was $96.5 million. This qualified executive management to receive the minimum incentive under the 2006 Executive Management Incentive Plan of up to 60% of their target incentive, as adjusted for attainment by each executive officer of individual goals. 2006 operating income performance qualified other corporate management, including Ms. Kerti, to receive the minimum incentive under the 2006 Corporate Management and Exempt Corporate Employee Plan of up to 30% of their target incentive, as adjusted for attainment of individual goals. For management to have qualified to receive up to 100% of their target incentive, EGL would have had to have achieved a minimum of $136.0 million in operating income. For management to have qualified to receive up to the maximum of 110% of their target incentive, EGL would have had to have achieved a minimum of $144.5 million in operating income.

The maximum percentage management actually was eligible to receive in 2006 was reduced to 36% of their target incentive due to slow gross and net revenue growth and increased expense. Incentives were paid out under the Plans for the first and second quarters of 2006.

Mr. Favati received $93,000 in incentive for 2006, indicating a goal achievement percentage of 85.6%. Mr. Bento received $86,823, indicating a goal achievement percentage of 70.8%. Mr. Talley received $83,353, indicating a goal achievement percentage of 75.7%. Ms. Kerti, who was eligible only for the first quarter incentive and whose target incentive was 50% of salary, actually received $26,511, indicating a goal achievement percentage of 100%. Mr. Leonard received $162,501 representing the contractually agreed minimum bonus for his first year of employment.

Global management representatives worked together to develop the basic outline of the 2007 Global Corporate Management and Staff Incentive Bonus Plan which was then presented to the CEO and ultimately recommended to the Compensation Committee for approval. While the Compensation Committee approved the structure of the Plan and the target and maximum awards to the executives under the plan, the Compensation Committee receives significant input from management as to the development of financial targets and performance metrics to be measured under the Plan. These targets and metrics are established in connection with the budget and strategic planning process.

The Compensation Committee adopted and filed with the Securities and Exchange Commission a new Global Corporate Management and Staff Incentive Bonus Plan effective as of January 1, 2007, in which each executive officer, other than the CEO, will participate. The primary differences in the 2007 plan relative to 2006 include:

•	The plan is a semi-annual plan that is paid semi-annually;

•	While the target bonus percentage for named executive officers except Ms. Kerti remains at 100% of non-incentive wages, an executive can earn more than the target amount provided that an executive’s incentive bonus does not exceed 120% of the executive’s non-incentive wages for the incentive period.

The total available incentive is based on EGL’s operating income performance:

Percent of Target	2007 Operating Income Qualification Matrix
Incentive Available	January 1 to June 30 Incentive Period	July 1 to December 31 Incentive Period

150%	120% of budgeted operating income	120% of budgeted operating income
100%	100% of budgeted operating income	100% of budgeted operating income
75%	87.5% of budgeted operating income	87.5% of budgeted operating income
50%	75% of budgeted operating income	75% of budgeted operating income
0%	less than 75% of budgeted operating income	less than 75% of budgeted operating income

Had the same operating income targets been in place for 2006, 100% of the target incentive would have been available for the first six month incentive period, and 50% of the target incentive would have been available for the second six month incentive period;

•	70% of the executive’s total available incentive for the incentive period based on EGL’s operating income performance will be dependent on EGL’s performance against its strategic Focus on Five initiatives as set forth below:

2007 Focus on Five Strategic Initiatives Matrix
Incentive Payout Percentage
Focus on Five Initiative	0%	50%	100%	150%

Customer Satisfaction Component	Not Applicable	Not Applicable	POD’s Updated Within 24 Hours of Delivery	Not Applicable
People Development Component	< 80% Voluntary Employee Retention	80% Voluntary Employee Retention	85% Voluntary Employee Retention	95% Voluntary Employee Retention
Yield Management Component	> 5% Below Budgeted Net Revenue Margin	5% Below Budged Net Revenue Margin	Budgeted Net Revenue Margin	10% Over Budgeted Net Revenue Margin
Cost Management Component	Days Sales Outstanding > 65 days	Days Sales Outstanding 60 < 65 days	Days Sales Outstanding 57 < 60 days	Days Sales Outstanding < 57 days
Revenue Growth Component	< 10% Gross Revenue Growth	10% Gross Revenue Growth	15% Gross Revenue Growth	20% Gross Revenue Growth

Had these metrics been in place for 2006, 40% of the portion of the incentive attributable to EGL’s performance of its Focus on Five initiatives would have been available for the first six month incentive period, and 30% would have been available for the second six month incentive period;

•	20% of the executive’s total available incentive for the incentive period will be dependent on departmental performance against goals established periodically by department heads, managers and senior management;

•	The remaining 10% of the executive’s total available incentive for the incentive period will be dependent on the achievement of individual goals established by the CEO working with the Compensation Committee; and

•	Aggregate incentive bonuses under this and the Global Regional Management and Field Management and Staff Plan cannot exceed 20% of EGL’s operating income for the incentive period.

Long-Term Equity-Based Compensation.  Long-term incentive compensation currently consists of (1) performance and time-based stock options, which, if awarded on or after December 30, 2005, generally vest in 33% increments in each of the three years following the date of grant, although vesting can be accelerated if deemed appropriate by the Compensation Committee, and (2) performance and time-based restricted stock awards. Equity-based awards generally are made once a year. Some awards are approved as part of a hire-on package for executives and made in accordance with administrative procedures related to the Long Term Incentive Plan, which currently provides for awards once each quarter on February 15, May 15, August 15 and November 15. No options were granted to our executives during 2006 other than 100,000 shares subject to an option awarded to Charles H. Leonard, who served as our CFO from March 2006 through March 2007. The last grant of options made to named executive officers (other than newly hired executive officers) was made on December 30, 2005, and has a 2006 earnings per share (EPS) performance component. Based on EGL’s 2006 EPS performance, the minimum level of option grant became eligible for vesting. One-third vested immediately upon the filing of EGL’s Annual Report on Form 10-K on March 1, 2007. The remaining options vest in equal parts on December 30, 2007 and 2008.

Performance-based equity incentives are designed to align the interests of our executives with those of our shareholders by encouraging our executives to enhance EGL’s value and, hence, the price of our common stock. Historically, EGL has used stock options almost exclusively as the form of equity incentive. However, believing use of restricted shares of EGL’s common stock might more closely align executive management with the interests of EGL’s shareholders, certain executives were awarded equity incentives in the form of restricted shares of common stock in 2004 (all of which were forfeited due to failure to achieve performance metrics) and 2006. Currently the Compensation Committee, considering management’s recommendation, intends to resume use of stock options as the exclusive form of equity compensation for executive officers as is the case with other employees receiving equity compensation. The exercise price of stock options granted is equal to the fair market value of our common stock on the date of grant. Accordingly, executives receiving stock options are rewarded only if the market price of our common stock appreciates. No performance-based stock option awards were made to any of the executive officers in 2006. An award of time-based restricted stock was made to the following named executive officers in March of 2006: Mr. Crane — 7,500 shares; Messrs. Favati, Bento and Talley, 5000 shares each. One-fifth vested immediately, one-fifth vested December 20, 2006, and the remaining shares vest in equal installments on December 20, 2007, 2008 and 2009. As explained in the narrative of the Summary Compensation Table below, EGL management concluded, in connection with an internal review of stock options undertaken taken in 2006, that certain options were granted on a date other than the date used to determine the grant price of the option. As a result, certain options had a grant price that was less than fair market value of EGL stock on the revised grant date. EGL determined that the cumulative impact of the adjustments related to incorrect measurement dates resulted in an understatement of compensation expense of $2.1 million pre-tax and as a result, EGL recorded an associated charge in the third quarter of 2006.

In connection with the award of restricted stock over the vesting period, EGL recognizes compensation expense in an amount equal to the value of the shares on the date of award.

In determining whether to make performance-based equity incentive awards to executives under EGL’s Long Term Incentive Plan, the Compensation Committee considers the Chief Executive Officer’s recommended range of award amounts according to employees’ pay grades. In determining the amount to be awarded to a particular executive within the recommended range, the Compensation Committee considers a number of factors, including:

•	the degree to which increasing the executive’s ownership stake would provide the executive with additional incentives for future performance;

•	the likelihood that the those awards would encourage the executive to remain with EGL;

•	prior equity incentive awards (including the size of previous awards); and

•	the value of the executive’s service to EGL.

Discretionary Bonus.  The CEO may recommend and with the approval of the Compensation Committee may grant a discretionary cash bonus outside the annual incentive bonus plan to an executive officer when deemed appropriate in light of the executive’s exceptional achievements in furtherance of EGL’s strategic goals during a given period. No discretionary bonuses were paid in respect of 2006 performance.

Retention Arrangements.  We believe that the interests of our shareholders are served by retention arrangements for those executive officers who would be integral to the success of, and are most likely to be impacted by, a change of control. Please read the description of our management retention agreements under the caption “Management Retention Agreements” below.

Benefits and Perquisites.  We provide a basic package of benefits to our executive officers, including policies providing medical, accident, disability and life coverage, and eligibility to participate with other eligible employees in our employee stock purchase plan. We also granted certain of our executive officers limited perquisites in 2006, comprised of (i) granting Mr. Crane personal use of the EGL-owned airplane, as described in “— Compensation of the Chief Executive Officer” below, (ii) granting Mr. Favati an expatriate package including housing, car and education allowances; reimbursement of club fees, utilities and storage costs; home leave pay; foreign tax reimbursement; and a Medicare gross up payment, and (iii) payment of certain club fees for Messrs. Bento and Talley.

Compensation of the Chief Executive Officer.  In setting the compensation payable to our Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (1) establish a level of base salary competitive with that paid by companies within the freight forwarding industry that are of comparable size and by companies outside of the industry with which EGL competes for executive talent, and (2) make a significant percentage of the total compensation package contingent upon EGL’s financial performance, the performance of our common stock, and Mr. Crane’s individual performance against goals established by the Compensation Committee following a discussion with Mr. Crane. The Committee does not believe retention of Mr. Crane is a practical concern given that he is the founder of EGL and owns a significant portion of EGL’s outstanding common shares. Our goal, therefore, is fair value in Mr. Crane’s annual compensation. The CEO does not participate in EGL’s annual incentive bonus plan. The CEO’s performance appraisal, to a much greater degree than other Company executives, takes into account balance sheet management, the ability to identify and leverage opportunities to increase shareholder value through strategic corporate transactions and success or failure in the recruitment of executive talent. These measures are fundamental value-drivers for shareholders that are apart from the quarterly financial results of the business.

Additionally, the Compensation Committee granted Mr. Crane personal use of EGL-owned airplane, which was valued at $326,833 for 2006. The incremental cost to EGL of personal use of the EGL aircraft is calculated based on the average variable operating costs to EGL. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the EGL aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to derive the incremental cost to EGL. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. EGL has sold the airplane so this element of compensation has been withdrawn and we anticipate that it will be rebalanced with other elements in 2007. The Committee typically reviews Mr. Crane’s performance and compensation in May, consistent with the EGL-wide practice of mid-year performance evaluations.

Section 162(m) of the Internal Revenue Code.  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits (to $1 million per covered executive) the deductibility for federal income tax purposes of annual compensation paid to a Company’s chief executive officer and each of its other four most highly compensated executive officers. Although we consider the impact of Section 162(m) when developing and implementing executive compensation programs, we believe that it is important to preserve flexibility in determining compensation programs and, thus, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). We believe that all options and restricted stock previously granted under our incentive plan qualify for an exemption from the application of Section 162(m), thereby preserving the deductibility for federal income tax purposes of compensation that may be attributable to such compensation.

Employment Agreements.  During the fiscal year ended December 31, 2006, we were a party to employment agreements with each of the named executive officers except Mr. Leonard. Except for Mr. Crane and Ms. Kerti, the employment agreements do not establish an annual base salary to be paid to the named executive officer. Additionally, Ms. Kerti, who acted as principal financial officer from February 10, 2006 until she resigned from EGL effective May 12, 2006, is the only named executive officer with a specific severance and bonus arrangement outlined in the employment agreement. Ms. Kerti’s severance and bonus arrangement was triggered upon her departure and all amounts paid thereunder are included in, and described in footnotes to, the Summary Compensation Table.

Each of the employment agreements provides that it continues in effect until terminated by EGL or the executive pursuant to its terms. Both EGL and the executive have the right to terminate the agreement without cause upon advance written notice specified in the agreement. We have the right to terminate the agreement for cause immediately upon notice to the executive of our decision to so terminate the executive. Each agreement includes a covenant of the executive not to compete with EGL during the term of the agreement and for a period following its termination as specified in the agreement.

Management Retention Agreements.  EGL’s Board of Directors determined that it is in the best interests of EGL and its shareholders to secure the continued services, and ensure the continued dedication and objectivity, of the executive officers in the event of change in control. EGL had entered into retention agreements with certain employees, including Messrs. Crane, Favati, Bento, Talley, Sidler, Slater, Weigel, Mondello, Winters and Cooney. On April 24, 2007, in connection with Michael D. Slaughter’s promotion to Chief Accounting Officer, EGL entered into a retention agreement with Mr. Slaughter in substantially the same form as that entered into with the other executive officers of EGL. Also on April 24, 2007, EGL entered into a retention agreement with Dana A. Carabin, General Counsel, Secretary, and Chief Compliance Officer of EGL, which memorialized an oral agreement Ms. Carabin made with EGL at the time of her hiring in 2005. Ms. Carabin’s agreement is generally on the same terms as the other executive officers except as specifically described below. The retention agreements go into effect upon a “change in control” of EGL. A “change in control” is defined as:

•	any event that is required to be reported in response to Item 5.01 of the Current Report on Form 8-K;

•	any person acquiring beneficial ownership of 35% or more of EGL’s voting securities; provided that an acquisition by Mr. Crane or any of his affiliates of beneficial ownership of less than 49% of EGL’s voting securities shall not constitute a change in control;

•	individuals who on the date of the agreement constitute the board of directors of EGL (i.e., the incumbent board) ceasing to constitute at least a majority of the board of directors (provided that any person becoming a director after the date of the agreement whose nomination for election was approved by the incumbent board will be considered part of the incumbent board);

•	EGL disposing of all or substantially all of its assets pursuant to a merger, consolidation or other transaction (unless the holders of EGL’s voting securities prior to such transaction own, in substantially the same proportion as they owned EGL’s voting securities prior to such transaction, all of the voting securities or other ownership interests of the entity that succeeds to EGL’s business); or

•	EGL being merged, consolidated or reorganized into or with, or selling all or substantially all of its assets to, another entity, and immediately after the transaction less than 50% of the voting power of the outstanding securities of such entity being held by the holders of EGL’s voting securities immediately before such transaction.

The retention agreements provide that EGL will continue the executive’s employment, and the executive will continue his or her employment, for two years following the consummation of a change in control of EGL. During such period the executive’s position, authority, duties and responsibilities must be at least commensurate in all material respects (as defined in the agreements and based in part on whether the executive has assumed a position with the successor or parent company of EGL) with the most significant of those held during the 90-day period preceding the change in control, and must be performed at a location no more than 50 miles from his or her prior location.

Following a change in control, the retention agreements provide for certain payments to be made to the executives in the event of a “qualifying termination.” A “qualifying termination” is defined as any termination (i) of the executive within twenty-four months following a change in control by EGL other than for cause or disability, or (ii) termination by the executive by reason of the executive’s death or for “good reason.” “Good reason” includes assigning the executive duties inconsistent with the executive’s position or any other action that results in a diminution in such position, reducing the executive’s total salary, bonus or benefits, or requiring the executive to be based at another office or location.

In the event of a change in control and a resulting qualifying termination, the executive whose employment has been so terminated will be entitled to the following payments and benefits:

•	a lump sum cash payment equal to the sum of: (1) the executive’s unpaid base salary through the date of termination; (2) the executive’s pro-rated portion of the target annual bonus for that fiscal year; and (3) any unpaid vacation under EGL’s vacation policy in effect at the date of termination;

•	a lump-sum cash payment equal to the sum of: (1) two times the executive’s highest annual rate of base salary in effect during the twelve-month period prior to the date of termination; and, except in the case of Ms. Carabin, (2) two times the average of the executive’s annual bonus payments for the preceding two fiscal years prior to the fiscal year in which the executive’s employment has been terminated;

•	except in the case of Ms. Carabin, for a period ending on the earliest of (1) thirty-six months following the date of termination, (2) the commencement date of equivalent benefits from a new employer, or (3) the date on which the executive reaches age sixty, EGL will continue to keep in full force and effect (or otherwise provide) each plan and policy providing medical, accident, disability and life insurance coverage on the same terms and otherwise to the same extent as in effect immediately prior to the date of termination; and

•	for a period of twelve months following the date of termination, EGL will provide, at its expense, executive level outplacement assistance to the executive by a nationally recognized outplacement firm acceptable to the executive.

The table below sets forth the estimated dollar value of all payments and other benefits that EGL would have paid to each of its named executive officers (other than Mr. Leonard) under the management retention agreements if a qualifying termination had occurred on the last business day of 2006 subsequent to a change of control of EGL.

Change in Control Payments

		Thirty-Six Months
		of Medical,
	Lump Sum Payment of	Accident,		Twelve Months of	Accelerated Vesting
	Two Times Salary	Disability and Life		Outplacement	of Stock or
Name	and Bonus ($)	Coverage(1) ($)		Assistance ($)(6)	Options(7)	Total(8)
(a)	(b)	(c)		(d)	(e)	(f)

James R. Crane	$1,587,198.06	$54,912.24	(2)	$32,500.00	$0.00	$1,689,604.30
Vittorio M. Favati	$992,250.00	$46,191.24	(3)	$32,500.00	$0.00	$1,082,001.16
E. Joseph Bento	$1,111,929.87	$65,131.56	(4)	$32,500.00	$0.00	$1,216,687.27
Ronald E. Talley	$960,647.16	$103,622.04	(5)	$32,500.00	$0.00	$1,127,610.76

(1)	The benefits costs listed in this column are what EGL would expect to incur in the cost of covered premiums. Because EGL maintains a self-insured health benefits plan, EGL would incur the cost of claims for the executive officers up to the applicable stop loss. Currently, the company-wide average claim cost per employee per month is $533.00.

(2)	Includes $7,497.00 for Executive Life Elections (including investments); $46,583.64 for Medical, Dental and Vision; and $831.60 for Basic AD&D.

(3)	Includes $5,529.96 for Executive Life Elections (including investments); $40,193.28 for Medical, Dental and Vision; and $468.00 for Basic AD&D.

(4)	Includes $17,962.92 for Executive Life Elections (including investments); $46,583.64 for Medical, Dental and Vision; and $585.00 for Basic AD&D.

(5)	Includes $56,561.04 for Executive Life Elections (including investments); $46,583.64 for Medical, Dental and Vision; and $477.36 for Basic AD&D.

(6)	The Management Retention Agreement does not quantify the outplacement assistance benefits; therefore no amount has been included. Outplacement assistance costs could vary from $25,000 to $40,000 per executive for twelve months.

(7)	While neither the terms of the Management Retention Agreements, nor the terms of the applicable option and/or restricted stock agreements, provide for accelerated vesting upon a change in control, the Compensation Committee may, in its discretion, accelerate grants and awards prior to a change in control. Assuming a change in control event had occurred on December 29, 2006, and the Compensation Committee had taken action to accelerate vesting (including vesting for the maximum amount obtainable under any performance options), the following table sets forth the value that the named executive officers (other than Mr. Leonard) would have received:

	Value of Accelerated	Value of Accelerated
Name	Options	Restricted Stock

James R. Crane	$358,940.00	$134,010.00
Vittorio M. Favati	$215,905.00	$89,340.00
E. Joseph Bento	$289,910.00	$89,340.00
Ronald E. Talley	$202,340.00	$89,340.00

(8)	Excludes the amount of any unpaid base salary through the date of termination and any pro-rated portion of target annual bonus payable to the officer upon termination and unpaid vacation through the date of termination.

Pursuant to his offer letter dated March 13, 2006, Mr. Leonard received change in control protection entitling him to a payment of two times base salary upon a change in control of EGL. The table below sets forth the estimated dollar value of payments that EGL would have paid Mr. Leonard if a change in control had occurred on the last business day of 2006.

Lump Sum Payment of
	Two Times Salary	Accelerated Vesting
Name	($)	of Stock or Options(1)	Total
(a)	(b)	(c)	(d)

Charles H. Leonard	$674,016.00	$0.00	$674,016.00

(1)	While neither the terms of Mr. Leonard’s offer letter nor the terms of his option agreement provide for accelerated vesting upon a change in control, the Compensation Committee may, in its discretion, accelerate grants and awards prior to a change in control. Assuming a change in control event had occurred on December 29, 2006, and the Compensation Committee had taken action to accelerate vesting, Mr. Leonard would not have received any value as the grant price of his options was greater than the closing price of EGL common stock on December 29, 2006.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in EGL’s Annual Report on Form 10-K/A for the year ended December 31, 2006.

Submitted by:

Paul W. Hobby, Chairman
Milton Carroll
Michael K. Jhin

Members of the Compensation Committee

2006 Summary Compensation Table

										Change in Pension
										Value(2) and
										Non-Qualified
								Non-Equity		Deferred
						Option		Incentive Plan		Compensation	All Other
		Salary	Bonus		Stock Awards(1)	Awards(1)		Compensation		Earnings(3)	Compensation		Total
	Year	($)	($)		($	($)		($)		($)	($)		($)
Name and Principal Position (a)	(b)	(c)	(d)		(e)	(f)		(g)		(h)	(i)		(j)

James R. Crane	2006	$522,815	—		$324,030	$198,462		$0	(8)	—	$336,558	(13)	$1,381,865
Chairman of the Board of Directors and Chief Executive Officer of EGL, Inc.
Elijio V. Serrano	2006	$45,538	—		—	$98,335	(6)	—		—	$620	(14)	$144,493
Chief Financial Officer of EGL, Inc.
Charles H. Leonard	2006	$252,756	$37,500	(4)	—	$491,646		$162,501		—	$3,207	(15)	$947,610
Chief Financial Officer of EGL, Inc.
Janice Kerti	2006	$92,138	$100,000	(5)	—	$15,006	(7)	$26,511	(9)	—	$328,545	(16)	$562,200
Principal Financial and Accounting Officer of EGL, Inc.
Vittorio M. Favati	2006	$300,000	—		$216,020	$126,017		$93,000	(10)	—	$461,306	(17)	$1,196,343
President, Asia Pacific Region and Europe, Middle East and Africa Region of EGL, Inc.”
E. Joseph Bento	2006	$350,539	—		$216,020	$167,055		$86,823	(11)	—	$6,598	(18)	$827,035
Chief Marketing Officer and President of North America
Ronald E. Talley	2006	$300,115	—		$216,020	$171,442		$83,353	(12)	—	$36,268	(19)	$807,198
President of Select Carrier Group (a wholly-owned subsidiary of EGL, Inc.)

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS No. 123R. A description of the assumptions made in our valuation of stock and option awards is set forth in Notes 1 and 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”). As stated in Note 1 of our Notes to Consolidated Financial Statements, EGL adopted SFAS 123R as of January 1, 2006. EGL establishes fair values for its equity awards to determine its cost (according to Black Scholes for options and close price for restricted stock) and recognizes the related expense over the applicable vesting period.

(2)	EGL does not have a pension plan.

(3)	The returns for the EGL Deferred Compensation Plan (DCP) are tied to the separate account funds in the Nationwide and Pacific Life corporate-owned life insurance products. There are no above-market earnings on compensation that is deferred because the interest rate does not exceed 120% of any of the compounding periods of the federal long-term Applicable Federal Rates (AFR) noted in Rev. Rul. 2006-61 Table 1 of the Applicable Federal Rates for December 2006.

(4)	Signing bonus per Mr. Leonard’s offer letter.

(5)	The bonus is in connection with Mr. Kerti’s agreement to continue employment at EGL through May 12, 2006.

(6)	Mr. Serrano forfeited options to purchase 52,000 shares of common stock in connection with his resignation in February 2006.

(7)	Ms. Kerti forfeited options to purchase 5,700 shares of common stock in connection with her resignation in May 2006.

(8)	The amount of incentive bonus, if any, to be paid to Mr. Crane in respect of 2006 performance has not yet been determined by the Compensation Committee. The Compensation Committee anticipates making this determination in June 2007, consistent with the company-wide practice of mid-year performance evaluations, and the amount of any bonus will be disclosed under Item 5.02(f) of Firm 8-K.

(9)	Ms. Kerti deferred $23,859.50 of non-equity incentive plan compensation for 2006 and earned $1,076.20 on that deferral during 2006.

(10)	Mr. Favati deferred $46,500.00 of non-equity incentive plan compensation for 2006 and earned $3,417.55 on that deferral during 2006.

(11)	Mr. Bento deferred $21,705.86 of non-equity incentive plan compensation for 2006, and earned $1,435.87 on that deferral during 2006.

(12)	Mr. Talley deferred $26,928.00 of non-equity incentive plan compensation for 2006 and earned $1,949.77 on that deferral during 2006.

(13)	Other compensation for Mr. Crane includes $1,440 paid to Mr. Crane in January of 2007 in consideration for the amendment of certain options which management concluded had been granted on a date other than the date used to determine the grant price, as discussed in more detail below at “— Stock Option Review”. Other compensation for Mr. Crane also includes the personal use of EGL aircraft valued at $331,642.39, as required by current U.S. federal income tax regulations 66.84 hours of aircraft usage was included in Mr. Crane’s income for 2006. It also includes Company-paid Executive Life Insurance valued at $2,375.26. The incremental cost to EGL of personal use of EGL aircraft is calculated based on the average variable operating costs to EGL. Variable operating costs include fuel, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours the EGL aircraft flew to derive an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to derive the incremental cost to EGL. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. Mr. Crane may, on occasion, use discounted airline tickets for personal use, but these tickets have no incremental cost to EGL and therefore are not included in any benefits values. The total aircraft hours for 2006 was 248.73 at a cost of $1,216,236.88 making the per hour cost of the aircraft’s use $4,889.79. Of the 248.73 hours of use, Mr. Crane personally used 66.84 hours which is valued at $326,833.41. With additional mandatory taxes, Mr. Crane’s compensation for personal use of the EGL aircraft totaled $331,642.39. For fiscal year 2006, contributions made by EGL under our 401(k) profit sharing plan on behalf of Mr. Crane totaled $1,100. The executive must be employed on the last day of the year to be eligible to receive matching contributions. Employees vest in matching contributions over five years.

(14)	All Other Compensation for Mr. Serrano includes $620.35 in Company-paid Executive Life Insurance.

(15)	For fiscal year 2006, contributions made by EGL under our 401(k) profit sharing plan on behalf of Mr. Leonard totaled $1,064.20. The executive must be employed on the last day of the year to be eligible to receive matching contributions. Employees vest in matching contributions over five years. Additionally, All Other Compensation for Mr. Leonard includes $2,142.54 in Company-paid Executive Life Insurance.

(16)	Ms. Kerti received a lump sum of $325,712.50 in severance and $2,832.46 in Company-paid Executive Life Insurance.

(17)	Mr. Favati’s All Other Compensation includes $6,615 paid to Mr. Favati in January of 2007 in consideration for the amendment of certain options which management concluded had been granted on a date other than the date used to determine the grant price, as discussed in more detail below at “— Stock Option Review”. All Other Compensation for Mr. Favati also includes: $1,583.51 in Company-paid Executive Life Insurance, $11,943.91 in Car Allowance, $66,540.92 in Education Allowance, $15,219.05 in Club Fees, $26,238.94 in Home Leave Pay, $181,847.31 in Foreign Tax for Prior Years, $101,655.84 in Housing Allowance, $27,359.11 in Utilities, $6,338.58 in Medicare Gross Up and $9,340.61 in Storage Costs. These figures were paid in Singapore Dollars and have been converted to US Dollars using the exchange rate of 0.65164000. We recognized compensation expense (calculated in accordance with FAS 123R) of $5,523.46 associated with Mr. Favati’s participation in the Employee Stock Purchase

Program during 2006. Additionally, for fiscal year 2006, contributions made by EGL under our 401(k) profit sharing plan on behalf of Mr. Favati totaled $1,100. The executive must be employed on the last day of the year to be eligible to receive matching contributions. Employees vest in matching contributions over five years.

(18)	All Other Compensation for Mr. Bento includes $960 paid to Mr. Bento in January of 2007 in consideration for the amendment of certain options which management concluded had been granted on a date other than the date used to determine the grant price, as discussed in more detail below at “— Stock Option Review”. Additionally, for fiscal year 2006, contributions made by EGL under our 401(k) profit sharing plan on behalf of Mr. Bento totaled $1,100. The executive must be employed on the last day of the year to be eligible to receive matching contributions. Employees vest in matching contributions over five years. All Other Compensation for Mr. Bento also includes $1,051.55 in Company-paid Executive Life Insurance and $3,486.05 in club fees.

(19)	All Other Compensation for Mr. Talley includes (i) $720 paid to Mr. Talley in January of 2007 in consideration for the amendment of certain options which management concluded had been granted on a date other than the date used to determine the grant price, and (ii) $26,781.54 as reimbursement of IRC Section 409A tax liability associated with option exercises during 2006, each as discussed in more detail below at “— Stock Option Review”. Additionally, for fiscal year 2006, contributions made by EGL under our 401(k) profit sharing plan on behalf of Mr. Talley totaled $1,100. The executive must be employed on the last day of the year to be eligible to receive matching contributions. Employees vest in matching contributions over five years. All Other Compensation for Mr. Talley also includes $3,030.93 in Company-paid Executive Life Insurance and $4,635.67 in club fees.

During the fiscal year ended December 31, 2006, we were a party to employment agreements with each of the named executive officers except Mr. Leonard. Except for Mr. Crane and Ms. Kerti, the employment agreements do not establish an annual base salary to be paid to the named executive officer. Additionally, Ms. Kerti, who acted as principal financial officer from February 10, 2006 until she resigned from EGL effective May 12, 2006, was the only named executive officer with a specific severance and bonus arrangement outlined in the employment agreement. Ms. Kerti’s severance and bonus arrangement was triggered upon her departure and all amounts paid thereunder are included in, and described in footnotes to, the Summary Compensation Table. Each of the employment agreements provides that it continues in effect until terminated by EGL or the executive pursuant to its terms. Both EGL and the executive have the right to terminate the agreement without cause upon advance written notice specified in the agreement. We have the right to terminate the agreement without cause immediately upon notice to the executive of our decision to so terminate the executive. Each agreement includes a covenant of the executive not to compete with EGL during the term of the agreement and for a period following its termination as specified in the agreement.

Stock Option Review.  In connection with an internal review of the stock options granted and still outstanding under the EGL, Inc. Long Term Incentive Plan, EGL management concluded that certain options were granted on a date other than the date used to determine the grant price of the option. As a result, certain options had a grant price that was less than the fair market value of EGL stock on the revised grant date. Unless these options were amended by December 31, 2006 to make the grant price equal to at least the fair market value of EGL stock on the revised grant date, participants would have been subject to an additional 20% tax under Section 409A of the Internal Revenue Code (IRC) on the net proceeds of exercise of those options. To avoid the imposition of the additional IRC Section 409A tax, EGL proposed to amend each of the applicable options to increase the grant price to the fair market value of EGL stock on the revised grant date. EGL paid each participant who acknowledged and accepted the amendment additional compensation on or about January 31, 2007, in an amount equal to the difference between the original grant price and the fair market value on the revised grant date multiplied by the number of unexercised options. Messrs. Crane, Favati, Bento and Talley each agreed to the amendment of certain options and received in 2007 the following additional compensation as discussed above: Mr. Crane $1,440, Mr. Favati $6,615, Mr. Bento $960 and Mr. Talley $720. None of the compensation related to options granted in 2006.

Any participant that exercised options during 2006, that vested after December 31, 2004, and had a grant price that was less than the fair market value of EGL stock on the revised grant date, would potentially be subject to an additional 20% tax under IRC Section 409A on the net proceeds of exercise. Neither EGL nor the participants were aware of the additional IRC Section 409A liability at the time the options were exercised. Therefore, EGL agreed to pay the participants in this situation additional compensation on or about January 31, 2007, in an amount equal to 153% of the additional IRC Section 409A tax liability, so that after federal income tax at the maximum rate of 35%, participants would receive an amount equal to the additional IRC Section 409A tax liability as estimated by EGL. Mr. Talley received $26,781.54 in 2007 as reimbursement for IRC Section 409A tax liability associated with option exercises during 2006.

Grants of Plan-Based Awards

								All Other	All Other
		Estimated Future						Stock	Option
		Payouts Under			Estimated Future			Awards:	Awards:	Exercise or		Grant Date
		Non-Equity			Payouts Under			Number of	Number of	Base		Fair
		Incentive			Equity Incentive			Shares of	Securities	Price of	Close Price	Value of
		Plan Awards			Plan Awards			Stock or	Underlying	Option	of Option	Stock and
		Threshold	Target(2)	Maximum(3)	Threshold	Target	Maximum	Units(4)	Options(4)	Awards	Awards(5)	Option
Name	Grant Due	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)

James R. Crane(10)	3/16/2006	—	—	—	—	—	—	7,500	—	—	—	$0.00	(6)
Elijio V. Serrano		—	—	—	—	—	—	—	—	—	—	—
Charles H. Leonard		$0.00	$337,008.00	$337,008.00	—	—	—	—	—
Charles H. Leonard	3/27/2006	—			—	—	—	—	100,000	$44.5550	$44.7000	$1,921,340.00
Janice Kerti		—			—	—	—	—	—	—	—	—
Vittorio M. Favati		$0.00	$300,000.00	$300,000.00	—	—	—	—	—	—	—	—
Vittorio M. Favati	3/16/2006	—			—	—	—	5,000	—	—	—	$0.00	(7)
E. Joseph Bento		$0.00	$375,000.00	$375,000.00	—	—	—	—	—	—	—	—
E. Joseph Bento	3/16/2006	—	—	—	—	—	—	5,000	—	—	—	$0.00	(8)
Ronald E. Talley		$0.00	$306,000.00	$306,000.00	—	—	—	—	—	—	—	—
Ronald E. Talley	3/16/2006	—	—	—	—	—	—	5,000	—	—	—	$0.00	(9)

(1)	Granted under the 2006 Executive Management Incentive Bonus Plan.

(2)	The target incentive bonus payout under the 2006 Executive Management Incentive Bonus Plan was 100% of base salary. The for the 2007 Global Corporate Management and Staff Incentive Plan equals 100% of base salary for all named executive officers except Ms. Kerti.

(3)	The maximum incentive bonus payout under the 2006 Executive Management Incentive Bonus Plan was 100% of base salary. The maximum incentive bonus payout under the 2007 Global Corporate Management and Staff Incentive Plan will be 120% of base salary provided that aggregate bonus payouts under EGL’s incentive plans (other than sales incentive plans) cannot exceed 20% of operating income.

(4)	Granted under EGL’s Long Term Incentive Plan.

(5)	Until November 21, 2006, EGL’s Long Term Incentive Plan defined fair market value (FMV) as the average of high and low trading price of EGL’s common stock on the grant date. Options were granted at that price, rather than closing price, in accordance with the Plan as in effect on the date of grant. Effective November 21, 2007, FMV is defined in the Plan as the closing price of our common stock on the date of grant.

(6)	The grant date fair value of the 7,500 shares of restricted stock awarded to Mr. Crane was $328,567.50. No options were granted to Mr. Crane in 2006, but due to the option re-pricing described in the narrative of the Summary Compensation Table above, the grant price on 24,000 unexercised options originally granted to Mr. Crane on 12/12/2003 at a grant price of $18.2400 was amended to $18.3000 the fair market value on the revised grant date. The incremental fair value of these options as of the date of amendment was $605.

(7)	The grant date fair value of the 5,000 shares of restricted stock awarded to Mr. Favati was $219,045. No options were granted to Mr. Favati in 2006, but due to the option re-pricing described in the narrative of the Summary Compensation Table above, (i) the grant price on 3,000 unexercised options originally granted to Mr. Favati on 10/09/2002 at a grant price of $10.7900 was amended to $12.6750 the fair market value on the revised grant date, and (ii) the grant price on 16,000 unexercised options originally granted to Mr. Favati on 12/12/2003 at a grant price of $18.2400 was amended to $18.3000 the fair market value on the revised grant date. The incremental fair value of these options as of the date of amendment was $1,407.

(8)	The grant date fair value of the 5,000 shares of restricted stock awarded to Mr. Bento was $219,045. No options were granted to Mr. Bento in 2006, but due to the option re-pricing described in the narrative of the Summary Compensation Table above, the grant price on 16,000 unexercised options originally granted to Mr. Bento on 12/12/2003 at a grant price of $18.2400 was amended to $18.3000 the fair market value on the revised grant date. The incremental fair value of these options as of the date of amendment was $403.

(9)	The grant date fair value of the 5,000 shares of restricted stock awarded to Mr. Talley was $219,045. No options were granted to Mr. Talley in 2006, but due to the option re-pricing described in the narrative of the Summary Compensation Table above, the grant price on 12,000 unexercised options originally granted to Mr. Talley on 12/12/2003 at a grant price of $18.2400 was amended to $18.3000 the fair market value on the revised grant date. The incremental fair value of these options as of the date of amendment was $302.

(10)	Mr. Crane does not participate in any annual incentive bonus plan.

The 2006 Executive Management Incentive Bonus Plan was an annual plan calculated and paid quarterly pursuant to which executives at were entitled to receive up to 100% of base salary depending on EGL’s operating income performance and the executive’s performance against established individual goals. The amounts paid under this plan are reflected in column (g) of the Summary Compensation Table.

One fifth of the restricted stock awards disclosed in column (i) vested immediately upon award. One fifth vested on December 20, 2006. The remaining shares vest in equal installments on December 20, 2007, 2008 and 2009.

2006 Outstanding Equity Awards at Fiscal Year-End

	Option Awards							Stock Awards
											Equity
											Incentive	Equity Incentive
				Equity Incentive						Market	Plan Awards:	Plan Awards:
				Plan Awards:						Value(1)	Number of	Market or
	Number of	Number of		Number of				Number of		of Shares	Unearned	Payout Value of
	Securities	Securities		Securities				Shares or		or Units	Shares, Units	Unearned
	Underlying	Underlying		Underlying				Units of		of Stock	or Other	Shares, Units or
	Unexercised	Unexercised		Unexercised		Option	Option	Stock That		That	Rights	Other Rights
	Options (#)	Options (#)		Unearned		Exercise	Expiration	Have Not		Have Not	That Have	That Have Not
Name	Exercisable	Unexcercisable		Options (#)		Price ($)	Date	Vested (#)		Vested ($)	Not Vested (#)	Vested ($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)	(i)	(j)

James R. Crane	20,000	—		—		$25.0625	12/15/2007	—		—	—	—
James R. Crane	5,000	—		—		$8.8750	10/1/2008	—		—	—	—
James R. Crane	16,000	4,000	(2)	—		$14.5950	11/13/2009	—		—	—	—
James R. Crane	18,000	12,000	(3)	—		$16.4100	11/4/2010	—		—	—	—
James R. Crane	6,000	—		—		$18.2400	12/12/2010	—		—	—	—
James R. Crane	12,000	12,000	(4)	—		$18.3000	12/12/2010	—		—	—	—
James R. Crane	—	—		30,000	(5)	$37.2900	12/30/2012	—		—	—	—
James R. Crane	—	—		—		—	—	4,500	(6)	$134,010.00	—	$0.00
Elijio V. Serrano	—	—		—		—	—	—		—	—	—
Charles H. Leonard	0	100,000	(7)	—		$44.5550	3/27/2013	—		—	—	—
Janice Kerti	—	—		—		—	—	—		—	—	—
Vittorio M. Favati	4,000	—		—		$23.0000	5/1/2007	—		—	—	—
Vittorio M. Favati	3,000	—		—		$25.0625	12/15/2007	—		—	—	—
Vittorio M. Favati	5,000	—		—		$8.8750	10/1/2008	—		—	—	—
Vittorio M. Favati	2,000	—		—		$10.7900	10/9/2009	—		—	—	—
Vittorio M. Favati	12,000	8,000	(8)	—		$16.4100	11/4/2010	—		—	—	—
Vittorio M. Favati	4,000	—		—		$18.2400	12/12/2010	—		—	—	—
Vittorio M. Favati	2,000	1,000	(9)	—		$12.6750	10/9/2009	—		—	—	—
Vittorio M. Favati	8,000	8,000	(10)	—		$18.3000	12/12/2010	—		—	—	—
Vittorio M. Favati	—	—		25,000	(11)	$37.2900	12/30/2012	—		—	—	—
Vittorio M. Favati	—	—		—		—	—	3,000	(12)	$89,340.00	—	$0.00
E. Joseph Bento	25,000	—		—		$32.6875	2/1/2007	—		—	—	—
E. Joseph Bento	15,000	—		—		$25.0625	12/15/2007	—		—	—	—
E. Joseph Bento	1,000	—		—		$8.8750	10/1/2008	—		—	—	—
E. Joseph Bento	6,000	6,000	(13)	—		$14.5950	11/13/2009	—		—	—	—
E. Joseph Bento	12,000	8,000	(14)	—		$16.4100	11/4/2010	—		—	—	—
E. Joseph Bento	4,000	—		—		$18.2400	12/12/2010	—		—	—	—
E. Joseph Bento	8,000	8,000	(15)	—		$18.3000	12/12/2010	—		—	—	—
E. Joseph Bento	—	—		25,000	(16)	$37.2900	12/30/2012	—		—	—	—
E. Joseph Bento	—	—		—		—	—	3,000	(17)	$89,340.00	—	$0.00
Ronald E. Talley	1,000	—		—		$8.8750	10/1/2008	—		—	—	—
Ronald E. Talley	6,000	6,000	(18)	—		$14.5950	11/13/2009	—		—	—	—
Ronald E. Talley	4,000	8,000	(19)	—		$16.4100	11/4/2010	—		—	—	—
Ronald E. Talley	4,000	8,000	(20)	—		$18.3000	12/12/2010	—		—	—	—
Ronald E. Talley	—	—		25,000	(21)	$37.2900	12/30/2012	—		—	—	—
Ronald E. Talley	—	—		—		—	—	3,000	(22)	$89,340.00	—	$0.00

(1)	Market value of shares is based on closing price the last trade day of the year on December 29, 2006, at $29.7800.

(2)	4,000 vest on 11/13/2007

(3)	6,000 vest on 11/04/2007; 6,000 vest on 11/04/2008

(4)	6,000 vest on 12/12/2007; 6,000 vest on 12/12/2008

(5)	10,000 vest on 3/15/2007; 10,000 vest on 12/30/2007; 10,000 vest on 12/30/2008

(6)	1,500 vest on 12/20/2007; 1,500 vest on 12/20/2008; 1,500 vest on 12/20/2009

(7)	33,334 vest on 3/27/2007; 33,333 vest on 3/27/2008; 33,333 vest on 3/27/2009

(8)	4,000 vest on 11/04/2007; 4,000 vest on 11/04/2008

(9)	1,000 vest on 10/09/2007

(10)	4,000 vest on 12/12/2007; 4,000 vest on 12/12/2008

(11)	8,334 vest on 3/15/2007; 8,333 vest on 12/30/2007; 8,333 vest on 12/30/2008

(12)	1,000 vest on 12/20/2007; 1,000 vest on 12/20/2008; 1,000 vest on 12/20/2009

(13)	6,000 vest on 11/13/2007

(14)	4,000 vest on 11/04/2007; 4,000 vest on 11/04/2008

(15)	4,000 vest on 12/12/2007; 4,000 vest on 12/12/2008

(16)	8,334 vest on 3/15/2007; 8,333 vest on 12/30/2007; 8,333 vest on 12/30/2008

(17)	1,000 vest on 12/20/2007; 1,000 vest on 12/20/2008; 1,000 vest on 12/20/2009

(18)	6,000 vest on 11/13/2007

(19)	4,000 vest on 11/04/2007; 4,000 vest on 11/04/2008

(20)	4,000 vest on 12/12/2007; 4,000 vest on 12/12/2008

(21)	8,334 vest on 3/15/2007; 8,333 vest on 12/30/2007; 8,333 vest on 12/30/2008

(22)	1,000 vest on 12/20/2007; 1,000 vest on 12/20/2008; 1,000 vest on 12/20/2009

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercises (#)	Exercise ($)	(#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

James R. Crane	—	—	3,000	$109,099.50
Elijio V. Serrano	92,000	$1,881,867.55	—	—
Charles H. Leonard	—	—	—	—
Janice Kerti	49,800	$859,945.15	—	—
Vittorio M. Favati	—	—	2,000	$72,733.00
E. Joseph Bento	26,000	$662,491.00	2,000	$72,733.00
Ronald E. Talley	18,800	$423,367.50	2,000	$72,733.00

Pension Benefits

The Pension Benefits Table has been omitted intentionally. EGL did not have a pension plan in place in 2006 and does not currently have a pension plan in place.

2006 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in Last		Withdrawals/	Aggregate Balance
Name	Last FY ($)(1)	Last FY ($)(2)	FY ($)(3)		Distributions ($)(4)	at Last FYE ($)(5)
(a)	(b)	(c)	(d)		(e)	(f)

James R. Crane	$195,399.75	—	$36,432.76		—	$331,497.54
Elijio V. Serrano(6)	—	—	—		—	—
Charles H. Leonard(6)	—	—	—		—	—
Janice Kerti	$443,523.17	—	$94,382.08	(7)	—	$1,775,177.32	(8)
Vittorio M. Favati	$217,687.42	—	$54,793.13		—	$745,529.41
E. Joseph Bento	$38,418.97	—	$6,781.83		—	$102,519.81
Ronald E. Talley	$50,342.40	—	$7,064.36		—	$97,564.96

(1)	Contributions are included in the salary column (column (c)) of EGL’s Summary Compensation Table.

(2)	EGL did not contribute to the Plan in fiscal 2006, nor did EGL contribute to the Plan in any previous year.

(3)	None of the earnings in this column are reported in EGL’s Summary Compensation Table because none of the earnings are above-market.

(4)	No named executive officer had any withdrawals or distributions in fiscal 2006.

(5)	The Aggregate Balance at FYE is the total cumulative current balance of all compensation the executive has deferred and not yet received plus all earnings thereon, net of any withdrawals received, since inception. The table below reflects deferred amounts included in the Summary Compensation Table for the prior three years:

	Executive Compensation	Executive Compensation	Executive Compensation
Name	Deferral for 2004	Deferral for 2005	Deferral for 2006

James R. Crane	—	$195,399.75	—
Elijio V. Serrano	—	—	—
Charles H. Leonard	—	—	—
Janice Kerti	—	$23,174.43	$420,348.74
Vittorio M. Favati	—	$51,187.50	$166,499.91
E. Joseph Bento	—	$16,713.11	$21,705.86
Ronald E. Talley	—	$23,414.40	$26,928.00

(6)	While eligible, Messrs. Serrano and Leonard did not elect to participate in the Deferred Compensation Plan for fiscal 2006.

(7)	The aggregate earnings amount for Ms. Kerti includes earnings under the EGL Deferred Compensation Plan ($53,895.81), as well as the Circle International Deferred Compensation Plan ($40,486.27).

(8)	The aggregate balance amount for Ms. Kerti includes balances under the EGL Deferred Compensation Plan ($1,194,874.01), as well as the Circle International Deferred Compensation Plan ($580,303.31).

EGL Deferred Compensation Plan

The EGL Deferred Compensation Plan is intended to be a non-qualified, unsecured and unfunded plan maintained for the benefit of the highly compensated, management employees under ERISA and the Internal Revenue Code. Base salary may be deferred up to a maximum of 90%, bonuses and/or commissions may be deferred up to a maximum of 90% and the minimum annual deferral is $2,000. Executives are always 100% vested in the Plan and may elect to have their contributions allocated to various investment options all of which are tied to the separate account funds maintained by Nationwide and Pacific Life under their insurance products. The investment results credited to the executive’s account mirror the investment returns achieved by his/her investment choices. The investments, and associated earnings, are maintained only as hypothetical investments. Account balances grow based on hypothetical investments, which are tracked by EGL.

Retirement is defined as age 62, or age 55 if on the termination date age plus years of service is greater than or equal to 62. Generally, benefits are payable beginning in April in the year immediately following the participant’s retirement. Payout options for retired participants include a lump sum or annualized installments over 5, 10 or 15 years. Deferrals and earnings after December 31, 2004 are fully subject to IRC Section 409A. Deferrals occurring prior to December 31, 2004 and future earnings thereon are grandfathered under IRC Section 409A. The payout option is chosen at the time of each deferral election. For grandfathered balances, changes to retirement elections can be made, but must occur at least 12 months prior to termination or retirement to be valid. For balances subject to IRC Section 409A, payout election changes are only allowed with respect to in-service elections and only to the extent allowed under IRC Section 409A. Accelerated distributions are not allowed for balances subject to IRC Section 409A, but are allowed for grandfathered balances with a 10% penalty. If a participant applies in writing for an Unforeseeable Emergency as specified in the Plan, they may be eligible to receive a distribution. There is no penalty for a distribution in this case and distributions would be paid in a lump sum within 30 days of receipt of the necessary approval. In-service withdrawals must be designated at the time of election and the related withdrawal date must be at least two years after the date of deferral. The in-service distribution will be paid in the year elected in a lump sum or over four years.

Generally, upon termination prior to retirement, an executive’s account is distributed in a lump sum in April of the year following the participant’s termination. Participants and their beneficiaries are unsecured general creditors of EGL. EGL contributes deferrals to a trust. The trust provides assurance that assets contributed to the trust will be used to pay benefits under the Plan, unless EGL becomes insolvent. In the event of change in control or other triggering event, the trust will secure all future benefit payments under the Plan, but will not protect benefits from insolvency or bankruptcy of EGL.

The following figures represent approximate annualized rates of return for each named executive officer who participated in the EGL Deferred Compensation Plan in 2006: Mr. Crane 13.85%, Ms. Kerti 5.55%, Mr. Favati 13.07%, Mr. Bento 7.03% and Mr. Talley 10.48%. Amounts deferred are not actually invested in the investment fund elections; therefore, these returns are estimated based on the twelve month return of the elected fund and the portion allocated to each fund.

Circle International Deferred Compensation Plan

The account balance and earnings amounts for Ms. Kerti include amounts deferred and earnings under the Circle International Deferred Compensation Plan. Ms. Kerti was a participant in this plan when Circle International was acquired by EGL. This plan is frozen and no deferrals were allowed under the Plan during 2006. Account balances under the Circle plan were credited with 7.5% earnings in 2006. Under the Circle International Plan Ms. Kerti received a distribution of $319,587 in January of 2007 in connection with her resignation from EGL. The remaining account balance of $260,716 will be credited with interest until withdrawn or distributed in accordance with the terms of the Circle International Deferred Compensation Plan. Under the terms of the plan, one half of her remaining account balance will be paid in January of 2008 and the remaining amount will be paid in January of 2009. All 2006 deferrals for Ms. Kerti were under the EGL Deferred Compensation Plan as described above.

Potential Payments Upon Termination or Change in Control.

Certain of our named executive officers could receive payments upon a change in control of the Company. See “— Executive Compensation — Compensation Discussion and Analysis — Management Retention Agreements.”

2006 Director Compensation

Directors who are employees of EGL do not receive compensation for serving on the board or any of its committees. The following table and narrative disclosure provide information on our compensation for non-employee directors for 2006.

								Change in
								Pension Value
								and
								Nonqualified
							Non-Equity	Deferred
	Fees Earned or		Stock Awards		Option Awards		Incentive Plan	Compensation	All Other
Name	Paid in Cash ($)		($)(1)		($)(1)		Compensation ($)	Earnings(2)	Compensation ($)	Total ($)
(a)	(b)		(c)		(d)		(e)	(f)	(g)	(h)

Milton Carroll	$43,000.00	(3)	$34,996.20	(11)	$0.00	(18)	—	—	—	$77,996.20
James C. Flagg, Ph.D.	$84,000.00	(4)	$34,996.20	(12)	$0.00	(19)	—	—	—	$118,996.20
Frank J. Hevrdejs	$40,000.00	(5)	$63,765.03	(13)	$0.00	(20)	—	—	—	$103,765.03
Paul W. Hobby	$39,500.00	(6)	$52,247.86	(14)	$0.00	(21)	—	—	—	$91,747.86
Michael K. Jhin	$21,750.00	(7)	$56,584.87	(15)	$0.00	(22)	—	—	—	$78,334.87
Neil E. Kelley	$43,500.00	(8)	$75,282.20	(16)	$0.00	(23)	—	—	—	$118,782.20
Elijio V. Serrano	$1,500.00	(9)	—		—		—	—	—	$1,500.00
Sherman M. Wolff	$8,000.00	(10)	$72,694.78	(17)	$0.00	(24)	—	—	—	$80,694.78

(1)	Restricted stock awards to directors vest annually. Represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2006 in accordance with SFAS No. 123R. A description of the assumptions made in our valuation of stock and option awards is set forth in Notes 1 and 14 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”). As stated in Note 1 of our Notes to Consolidated Financial Statements, EGL adopted SFAS 123R as of January 1, 2006. EGL establishes fair values for its equity awards to determine its cost (according to Black Scholes for options and close price for restricted stock) and recognizes the related expense over the applicable vesting period.

(2)	No pension or deferred compensation plans are offered to directors.

(3)	The following represents the breakdown of Mr. Carroll’s fees earned or paid in cash during 2006: $7,000 reflects meeting fees earned in 2005, but paid in 2006; $25,000 reflects the 2006 annual cash retainer; $11,000 reflects meeting fees earned in 2006.

(4)	The following represents the breakdown of Dr. Flagg’s fees earned or paid in cash during 2006: $21,500 reflects meeting fees earned in 2005, but paid in 2006; $25,000 reflects the 2006 annual cash retainer; $10,000 reflects the 2006 Audit Committee Chair fee; $27,500 reflects meeting fees earned in 2006.

(5)	The following represents the breakdown of Mr. Hevrdejs’ fees earned or paid in cash during 2006: $12,500 reflects meeting fees earned in 2005, but paid in 2006; $27,500 reflects meeting fees earned in 2006.

(6)	The following represents the breakdown of Mr. Hobby’s fees earned or paid in cash during 2006: $13,000 reflects meeting fees earned in 2005, but paid in 2006; $12,500 reflects one half of the 2006 annual cash retainer (Mr. Hobby elected 50% of the annual cash retainer in restricted stock); $2,500 reflects one half of the 2006 Compensation Committee Chair fee (Mr. Hobby elected to take 50% of the Compensation Committee Chair fee in restricted stock); $11,500 reflects meeting fees earned in 2006.

(7)	The following represents the breakdown of Mr. Jhin’s fees earned or paid in cash during 2006: $7,000 reflects meeting fees earned in 2005, but paid in 2006; $6,250 reflects 25% of the 2006 annual cash retainer (Mr. Jhin elected to take 75% of the 2006 annual cash retainer in restricted stock); $8,500 reflects meeting fees earned in 2006.

(8)	The following represents the breakdown of Mr. Kelley’s fees earned or paid in cash during 2006: $23,500 reflects meeting fees earned in 2005, but paid in 2006; $20,000 reflects meeting fees earned in 2006.

(9)	Mr. Serrano ceased employment with EGL on February 10, 2006, but continued to serve as a non-employee director until March 15, 2006. $1,500 reflects meeting fees earned in 2006.

(10)	The following represents the breakdown of Mr. Wolff’s fees earned or paid in cash during 2006: $8,000 reflects meeting fees earned in 2006.

(11)	Mr. Carroll’s 2006 restricted stock award totals $34,996.20 ($35,000 annual award divided by the closing price on May 17, 2006, rounded to the nearest whole share, less the par value of the shares). As of December 31, 2006, Mr. Carroll had 747 unvested shares of restricted stock outstanding.

(12)	Dr. Flagg’s 2006 restricted stock award totals $34,996.20 ($35,000 annual award divided by the closing price on May 17, 2006, rounded to the nearest whole share, less the par value of the shares). As of December 31, 2006, Dr. Flagg had 747 unvested shares of restricted stock outstanding.

(13)	Mr. Hevrdejs’ 2006 restricted stock awards consist of: (i) $34,996.20 ($35,000 annual award divided by the closing price on May 17, 2006, rounded to the nearest whole share, less the par value of the shares), (ii) $28,768.83 representing shares issued at Mr. Hevrdejs’ election to take 100% of his $25,000 annual cash retainer in restricted stock, times 115%, divided by the closing price on May 16, 2006, rounded to the next whole share, less the par value of the shares). As of December 31, 2006, Hevrdejs had 1,344 unvested shares of restricted stock outstanding.

(14)	Mr. Hobby’s 2006 restricted stock awards consist of: (i) $34,996.20 ($35,000 annual award divided by the closing price on May 17, 2006, rounded to the nearest whole share, less the par value of the shares), (ii) $17,251.66 representing shares issued at Mr. Hobby’s election to take 50% of his annual cash retainer in restricted stock, or $12,500, times 115%, divided by the closing price on May 16, 2006, rounded to the next whole share, less the par value of the shares and 50% of his $5,000 Committee Chair Fee, or $2,500, times 115%, divided by the closing price on May 16, 2006, rounded to the next whole share, less the par value of the shares). As of December 31, 2006, Mr. Hobby had 1,105 unvested shares of restricted stock outstanding.

(15)	Mr. Jhin’s 2006 restricted stock awards consist of: (i) $34,996.20 ($35,000 annual award divided by the closing price on May 17, 2006, rounded to the nearest whole share, less the par value of the shares), (ii) $21,588.67 representing shares issued at Mr. Jhin’s election to take 75% of his $25,000 annual cash retainer in restricted stock, or $18,750, times 115%, divided by the closing price on May 16, 2006, rounded to the next whole share, less the par value of the shares. As of December 31, 2006, Mr. Jhin had 1,195 unvested shares of restricted stock outstanding.

(16)	Mr. Kelley’s 2006 restricted stock awards consist of: (i) $34,996.20 ($35,000 annual award divided by the closing price on May 17, 2006, rounded to the nearest whole share, less the par value of the shares), (ii) $40,286.00 representing shares issued at Mr. Kelley’s election to take 100% of his $25,000 annual cash retainer in restricted stock, times 115%, divided by the closing price on May 16, 2006, rounded to the next whole share, less the par value of the shares, and 100% of his $10,000 Lead Director Fee in restricted stock, times 115%, divided by the closing price on May 16, 2006, rounded to the next whole share, less the par value of the shares). As of December 31, 2006, Mr. Kelley had 1,583 unvested shares of restricted stock outstanding.

(17)	Mr. Wolff’s 2006 restricted stock awards consist of: (i) $49,993.71 ($50,000 award upon initial appointment to the Board divided by the closing price on August 18, 2006, rounded to the nearest whole share, less the par value of the shares), (ii) $22,701.07 representing shares issued at Mr. Wolff’s election to take 100% of his $19,750.00 pro-rated annual retainer in restricted stock, times 115%, divided by the closing price on August 18, 2006, rounded to the next whole share, less the par value of the shares. As of December 31, 2006, Mr. Wolff had 2,264 unvested shares of restricted stock outstanding.

(18)	At December 31, 2006, Mr. Carroll had 15,000 options outstanding, all of which are vested and exercisable.

(19)	At December 31, 2006, Dr. Flagg had 15,000 options outstanding, all of which are vested and exercisable.

(20)	At December 31, 2006, Mr. Hevrdejs had 17,500 options outstanding, all of which are vested and exercisable.

(21)	At December 31, 2006, Mr. Hobby had 17,500 options outstanding, all of which are vested and exercisable.

(22)	At December 31, 2006, Mr. Jhin had 12,500 options outstanding, all of which are vested and exercisable.

(23)	At December 31, 2006, Mr. Kelley had 5,000 options outstanding, all of which are vested and exercisable.

(24)	At December 31, 2006, Mr. Wolff did not have any options outstanding.

The following table provides information on compensation for independent directors, as in effect from January 1, 2006 to May 15, 2006, and since May 16, 2006.

Independent Director Compensation Table

	January 1, 2006 to	Since
	May 15, 2006	May 15, 2006

Restricted Stock Award Upon Initial Appointment or Election to Board	N/A	$50,000	(1)
Annual Retainer	$25,000	$25,000	(2)
Annual Restricted Stock Award	$20,000	$35,000	(3)
Board Meeting Fee (per meeting)	$1,500	$1,500
Committee Meeting Fee other than Audit Committee (per meeting)	$1,000	$1,000
Audit Committee Meeting — in person	$2,000	$2,000
Audit Committee Meeting — telephonic	$1,000	$1,000
Audit Committee Chair Fee	$10,000	$10,000
Non-Audit Committee Chair Fee	$5,000	$5,000
Lead Director (in lieu of Committee Chair Fee) Fee	$10,000	$10,000

(1)	The award is effective upon initial appointment or election to the Board of Directors. All terms and conditions of restricted stock awards are set forth in the applicable restricted stock award agreement and the 2003 Non-Employee Director Stock Plan. The award vests fully on the first anniversary of the award or upon a change in control. For purposes of independent director compensation, restricted stock is valued at the closing price of our common stock on the date of the award.

(2)	The Annual Retainer is due upon election at the Annual Meeting of the Shareholders and qualification to serve. Each independent director may elect to take the annual retainer in cash, restricted stock award, or a combination thereof. Any amount elected in the form of restricted stock will be at a 15% premium of the corresponding cash amount. For example, if a director elected to take the annual retainer entirely in the form of restricted stock, such director would receive $28,750 in restricted stock rather than $25,000 in cash. Alternatively, each independent director may have, in lieu of their annual retainer, up to 25 hours per year of personal usage of the EGL-owned airplane subject to the plane’s availability.

(3)	The Annual Stock Award is effective upon election at the Annual Meeting of the Shareholders and qualification to serve. All terms and conditions of restricted stock awards are set forth in the applicable restricted stock award agreement and the 2003 Non-Employee Director Stock Plan. Restricted stock awards fully vest on the earlier of the day before the first anniversary of the immediately preceding Annual Meeting of Shareholders and the first anniversary of the award or upon a change in control. For purposes of outside director compensation, restricted stock is valued at the closing price of our common stock on the date of the Annual Meeting of the Shareholders, which is the date of award. The Annual Stock Award, if awarded, for 2007 will be $50,000, pursuant to a plan approved in 2006 to raise the value of the Annual Stock Award from $20,000 to $50,000 over two years.

In addition to the foregoing, all directors are reimbursed for travel and lodging expenses of attending meetings. While the following benefit has never been used by any of the independent Board members, on August 5, 2005, our Board of Directors approved, in lieu of additional director cash compensation that would make the existing compensation package more competitive, prospective limited personal usage of the EGL-owned airplane (in addition to any airplane use in lieu of cash retainer) by the independent directors, without reimbursement. Personal usage of the aircraft by the directors was subject to availability, with priority given to our business usage, and the cumulative number of hours allowed for all directors was not to exceed 100 hours per year. Given that EGL has sold the airplane, this element of compensation has been removed from EGL’s independent director compensation plan effective February 28, 2007.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2006, the Compensation Committee of the Board of Directors was comprised of Messrs. Hobby, Jhin, Hevrdejs and Carroll. None of these individuals was an officer or employee of EGL or any of its subsidiaries at any time during 2006 or at any other time. Additionally, none of these individuals had during 2006 any relationship requiring a disclosure under Item 404 of Regulation S-K (§229.404).

Further, none of EGL’s executive officers have:

•	served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Company’s Compensation Committee;

•	served as a director of another entity, one of whose executive officers served on our Company’s Compensation Committee; or

•	served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our Company.

Audit Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee’s purpose is to assist the Board of Directors in its oversight of EGL’s internal controls over financial reporting, preparation of EGL’s financial statements and the audit process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as required by applicable standards of the SEC and the NASDAQ Global Select Market. The Audit Committee operates pursuant to a written charter adopted by our Board of Directors.

Management is responsible for the preparation, presentation and integrity of EGL’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. EGL’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an audit of the consolidated financial statements in accordance with generally accepted auditing standards.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, as amended and currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee also has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and has discussed with the registered public accounting firm its independence.

During 2006, the Audit Committee was kept apprised of the progress of the subsequent testing and evaluation of EGL’s internal control over financial reporting and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of

EGL’s internal controls over financial reporting. The Audit Committee also reviewed the report of management included in EGL’s Annual Report on Form 10-K related to its audit of (i) consolidated financial statements and financial statement schedules, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.

In overseeing the preparation of EGL’s financial statements, the Audit Committee met with both management and PricewaterhouseCoopers LLP to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in EGL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

THE AUDIT COMMITTEE1
James C. Flagg
Frank J. Hevrdejs
Sherman Wolff

Certain Relationships and Related Transactions
and Director Independence

Proposed Acquisition

On March 18, 2007, EGL entered into an Agreement and Plan of Merger with Talon Holdings Corp., a Delaware limited liability company (Talon Parent), and Talon Acquisition Co., a Texas corporation and a wholly-owned subsidiary of Parent (Talon Merger Sub). Under the terms of the Merger Agreement, Talon Merger Sub would be merged with and into EGL, with EGL continuing as the surviving corporation and a wholly-owned subsidiary of Talon Parent. Talon Parent was owned by a group formed by James R. Crane and the investment funds affiliated with Centerbridge Partners, L.P. and The Woodbridge Company Limited. On May 24, 2007 the board of directors, pursuant to the unanimous recommendation of the special committee, terminated the merger agreement and paid Talon Parent a $30 million termination fee in accordance with the terms of the agreement. A portion of this fee was to be allocated among members of EGL’s management and Sterling, as described in “The Merger — Interests of Certain Persons in the Merger — Termination Fee under the Talon Merger Agreement.”

Aircraft usage payments

On July 18, 2005, the Compensation Committee of the Board of Directors of EGL approved, in lieu of incremental cash compensation, an arrangement to provide James R. Crane or his designees with up to an aggregate of 150 hours per year of personal use of our Company-owned aircraft without reimbursement by Mr. Crane. Mr. Crane actually used 158.7 hours in 2005. On March 15, 2006, the Compensation Committee of the Board of Directors approved the 8.7 hours of overage and reduced the amount allowed for personal usage in 2006 by 8.7 hours to 141.3 hours. In 2006, Mr. Crane’s personal usage amounted to 62.6 hours.

We included usage of 62.6 hours in Mr. Crane’s taxable income for 2006, as required by current U.S. federal income tax regulations. The U.S. federal income tax regulations also restrict the amount of corporate tax deductions for operating costs and tax depreciation attributable to personal use of the EGL plane. The amount of non-deductible personal use expense is reduced by the imputed income recognized by the employee.

On August 5, 2005, the Board of Directors of EGL approved, in lieu of additional director cash compensation that would make the existing compensation package more competitive, an arrangement to provide the independent members of the Board of Directors with limited personal usage of our aircraft,

  1On August 18, 2007, Mr. Wolff replaced Neil Kelley as a member of the Audit Committee. On April 26, 2007, Mr. Hevrdejs resigned his position as a member of the Audit Committee.

without reimbursement by the directors. Personal usage of the aircraft by the directors is subject to availability, with priority given to our usage, and the cumulative number of hours allowed for all directors may not exceed 100 hours per year. The directors have not utilized the EGL plane for personal use.

In the second quarter of 2006, we made a decision to sell the EGL-owned aircraft as it was not utilized to the extent anticipated when purchased. As of June 30, 2006, we had designated the aircraft as an asset held for sale. We reclassified $11.4 million, which represented the net realizable value of the aircraft as of June 30, 2006, from property, plant and equipment to assets held for sale. We recognized an impairment loss on the asset of $369,000, which is the difference of the carrying value of the asset and the net realizable value of the asset at June 30, 2006. In December 2006, we sold the aircraft to an unrelated third party for an aggregate cash purchase price of $11.5 million. We recognized a loss of $55,000, which is included in other income on our condensed consolidated statement of income for fiscal year 2006.

On November 13, 2006, we entered into a Non-Exclusive Aircraft Lease Agreement with JRC Citation, LLC for the lease of one 2006 Cessna Citation X aircraft. JRC Citation, LLC is controlled by James R. Crane. We plan to use the aircraft for business travel by our employees and directors. The lease has a one-year term and each party has the right to terminate the lease without cause upon thirty days written notice. The lease is non-exclusive, and JRC Citation, LLC may also lease the aircraft to other parties during the term of the lease. Our use of the aircraft is on an “as needed” basis and we are not committed to any minimum usage of the aircraft. We will pay rent on the aircraft based on each flight hour of use of the aircraft at the rate of $2,200 per flight hour. We are also obligated to obtain or supply all services and supplies necessary to the operation, maintenance and storage of the aircraft, including paying for fuel, maintenance costs and storage fees and obtaining the services of pilots for operation of the aircraft when used by us. JRC Citation, LLC is obligated to maintain bodily injury and property damage liability insurance on the aircraft. We have agreed to defend and indemnify JRC Citation, LLC and its shareholders, members, directors, officers, managers and employees against any claims, damages or liabilities arising from our operation, maintenance, storage or other use of the aircraft.

Shared employees

Certain of our current and former employees performed services for companies owned by Mr. Crane. We were reimbursed for these services based upon an allocation percentage of total salaries agreed to by us and Mr. Crane. We received reimbursements totaling $80,000 for 2006.

Relatives of EGL’s Executive Officers and Directors

Robert Kelley is the brother of Neil Kelley, a member of our Board of Directors. Robert Kelley is a logistics manager for our company and received total compensation of $89,000 in 2006. Patrick Bento is the brother of E. Joseph Bento, President of North America and Chief Marketing Officer. Patrick Bento is a global account director for our company and received a total compensation of $374,000 in 2006. Dan Getty is the brother-in-law of E. Joseph Bento. Dan Getty is the managing director of one of our stations and received total compensation of $151,000 in 2006.

Related Party Transaction Policies and Procedures

Under Nasdaq rules, the Audit Committee or another committee of the board comprised solely of independent directors is required to review related party transactions for potential conflicts of interest and all such transactions must be approved by that committee. For this purpose, related party transactions are transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. To identify related party transactions, among other measures, we submit and require our executive officers and directors to complete questionnaires identifying transactions with us in which the executive officer or director or their family members may have an interest. Our Audit Committee Charter provides for the Audit Committee to the extent necessary or appropriate, to evaluate and approve insider and affiliated party transactions and conflicts of interest, and review disclosure of such transactions and/or conflicts. In addition, our Corporate Governance Guidelines which are applicable to our executive officers and directors provide that all decisions involving the business or affairs of EGL should be made solely in the best interests of EGL, as a whole, and not based on personal relationships or benefits. Similarly, our Corporate Governance Guidelines provide that (1) if an actual or potential conflict of interest arises for a director, the director is to promptly inform the Chairperson of the Board of the Governance/Nominating Committee, (2) if a significant conflict exists and cannot be resolved, the director is to resign, (3) all directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests and (4) the board is to resolve any conflict of interest question involving the CEO or any other executive officer.

Principal Accounting Fees and Services

Our consolidated financial statements for the year ended December 31, 2006 have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. The Audit Committee is scheduled to select, later this year, the independent registered public accounting firm to perform our audit for the year ending December 31, 2007; accordingly, no independent registered public accounting firm has yet been selected for the year ending December 31, 2007, although PricewaterhouseCoopers LLP has been engaged to provide review services in connection with the quarter ended March 31, 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Fees of PricewaterhouseCoopers LLP

Services Rendered	2005	2006

Audit Fees (includes fees billed related to audits and reviews of financial statements that EGL is required to file with the SEC, statutory audits of the financial statements for certain of EGL’s subsidiaries as required under local regulations and other services provided as EGL’s principal auditor)	$5,292,908	$5,293,648
Audit-Related Fees (includes fees billed primarily to employee benefit plan audits and consultations concerning financial accounting and reporting standards for EGL)	$44,000	$21,000
Tax Fees (includes fees billed primarily related to tax compliance, tax advice, and tax planning)	$571,674	$1,231,130
All Other Fees (includes fees billed related to software licensing agreements)	$3,900	$3,900

Total	$5,912,482	$6,549,678

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services include audit services, audit-related services, tax services and all other services. The Audit Committee has adopted a policy for the pre-approval of such services to be provided by the independent registered public accounting firm. Pre-approval for non-audit services may be waived when: (a) all such services do not aggregate to more than five percent (5%) of the total amount paid by EGL to its independent registered public accounting firm in the fiscal year in which such services are provides; (b) the services were not recognized as non-audit services at the time of the engagement; and (c) the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit. All of the fees paid by EGL to PricewaterhouseCoopers LLP in 2006 were for services pre-approved by the Audit Committee.

Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established by the Audit Committee. For each proposed service, the independent registered public accounting firm will provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent registered public accounting firm’s independence. Requests for services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the chief accounting officer, and must include a joint statement as to whether, in their view, the request is consistent with auditor independence standards as promulgated by the Securities and Exchange Commission.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

The following table sets forth, for the periods indicated, the high and low sale prices per share of EGL common stock, as reported on the NASDAQ Global Select Market, the principal market in which the common stock is traded.

	Price
	High	Low

2007
First Quarter	$40.27	$30.25
Second Quarter (through June 4, 2007)	47.00	39.07
2006
First Quarter	$45.56	$34.12
Second Quarter	53.80	40.80
Third Quarter	51.98	28.80
Fourth Quarter	40.76	28.57
2005
First Quarter	$32.98	$22.30
Second Quarter	23.29	16.20
Third Quarter	27.70	19.06
Fourth Quarter	39.19	24.97
2004
First Quarter	$18.25	$14.72
Second Quarter	26.60	17.88
Third Quarter	30.68	22.51
Fourth Quarter	34.94	28.11

On December 29, 2006, the last trading day before the proposal contemplated by the Talon merger agreement was publicly disclosed, the high and low sales prices of EGL common stock were $29.93 and $29.60, respectively. On          , 2007, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of EGL common stock were $      and $     , respectively. You are urged to obtain a current market price quotation for EGL common stock.

Since its initial public offering in November 1995, EGL has not paid cash dividends on its common stock. It is the current intention of EGL’s management, as a publicly traded company, to retain earnings to finance the growth of EGL’s business in lieu of paying dividends. EGL’s credit facility and senior secured notes contain covenants that restrict its ability to pay dividends unless it maintains certain leverage ratios.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The table below sets forth information concerning the shares of EGL common stock beneficially owned, as of April 20, 2007, by each director, each named executive officer, all executive officers and directors as a group and persons or entities known by EGL to own beneficially in excess of 5% of EGL common stock. Except as indicated, each individual or entity has sole voting power and sole investment power over all shares listed.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership(1)	of Stock

Directors and Named Executive Officers(2)
James R. Crane(3)	7,189,563	18.19%
Elijio V. Serrano(4)	-0-	*
Charles H. Leonard(5)	-0-	*
Janice Kerti(6)	-0-	*
Vittorio Favati(7)	81,471	*
E. Joseph Bento(8)	66,469	*
Ronald E. Talley(9)	27,804	*
Frank J. Hevrdejs(10)	53,503	*
Michael K. Jhin(11)	20,264	*
Neil E. Kelley(12)	92,420	*
Paul W. Hobby(13)	26,719	*
Milton Carroll(14)	25,517	*
James C. Flagg(15)	20,693	*
Sherman Wolff	2,764	*
Bruno Sidler(16)	10,000	*
Greg Weigel(17)	32,754	*
Keith Winters(18)	18,403	*
Directors and Named Executive Officers as a Group (17 persons)	7,670,978	18.79%

*	Less than 1%.

(1)	The table includes shares of common stock that can be acquired through the exercise of options, warrants or convertible securities within 60 days of April 20, 2007. The percent of the class owned by each person has been computed assuming the exercise of all options, warrants and convertible securities deemed to be beneficially owned by that person, and assuming no options, warrants or convertible securities held by any other person have been exercised.

(2)	The business address of each director and named executive officer is c/o EGL, Inc., 15350 Vickery Drive, Houston, Texas 77032.

(3)	Includes 30,000 shares held by the James R. Crane Charitable Foundation, 87,000 shares issuable upon the exercise of stock options, 3,000 shares held in separate 1,500 share joint tenancies with Crystal Crane and Jared Crane (Mr. Crane’s children), respectively.

(4)	Mr. Serrano resigned as our Chief Financial Officer on February 10, 2006, and resigned from the Board of Directors on March 17, 2006.

(5)	Mr. Leonard resigned as Chief Financial Officer on March 9, 2007.

(6)	Ms. Kerti acted as principal financial officer from February 10, 2006, until she resigned from EGL effective May 12, 2006.

(7)	Includes 44,334 shares issuable upon the exercise of stock options.

(8)	Includes 48,334 shares issuable upon the exercise of stock options.

(9)	Includes 23,334 shares issuable upon the exercise of stock options.

(10)	Includes 17,500 shares issuable upon the exercise of stock options.

(11)	Includes 12,500 shares issuable upon the exercise of stock options.

(12)	Includes 5,000 shares issuable upon the exercise of stock options.

(13)	Includes 17,500 shares issuable upon the exercise of stock options, 432 shares held as a beneficiary of a trust and 468 shares held by Mr. Hobby’s minor children.

(14)	Includes 15,000 shares issuable upon the exercise of stock options.

(15)	Includes 15,000 shares issuable upon the exercise of stock options.

(16)	Includes 10,000 shares issuable upon the exercise of stock options.

(17)	Includes 30,267 shares issuable upon the exercise of stock options.

(18)	Includes 16,067 shares issuable upon the exercise of stock options.

ADJOURNMENT OF THE ANNUAL MEETING

We may ask our shareholders to vote on a proposal to adjourn the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the merger agreement. We currently do not intend to propose adjournment at our annual meeting if there are sufficient votes to approve the merger agreement. If the proposal to adjourn our annual meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, such approval requires the affirmative vote of the holders of a majority of the shares of EGL common stock present or represented by proxy and entitled to vote.

The board of directors recommends that you vote FOR the adjournment of the annual meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Annual Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any other matters in accordance with their best judgment.

Future Shareholder Proposals

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we expect to hold a 2008 annual meeting of shareholders. Rule 14a-8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when EGL holds an annual or special meeting of shareholders. Under Rule 14a-8, proposals that shareholders intend to have included in EGL’s proxy statement and form of proxy for the 2008 annual meeting of shareholders must be received by EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before          , 2008. However, if the date of the 2008 annual meeting of shareholders changes by more than 30 days from the date of the 2007 annual meeting of shareholders, the deadline is a reasonable time before EGL begins to print and mail its proxy materials, which deadline will be set forth in a quarterly report on Form 10-Q or will otherwise be communicated to shareholders. Shareholder proposals must also be otherwise eligible for inclusion.

If a shareholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the shareholder must follow the procedures set forth in EGL’s bylaws. EGL’s bylaws generally provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify EGL and provide certain pertinent information at least 80 days before the meeting date (or within 10 days after public announcement of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance). If the date of the 2008 annual meeting of shareholders is the same as the date of the 2007 annual meeting of shareholders, shareholders who wish to nominate directors or to bring business before the 2008 annual meeting of shareholders must notify EGL at 15350 Vickery Drive, Houston, Texas 77032 on or before          , 2008.

Householding of Annual Meeting Materials

The Securities and Exchange Commission permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

A number of brokerage firms have instituted householding. As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one annual report and proxy statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report and/or proxy statement in the future, or if any such beneficial shareholder that elected to continue to receive separate annual reports and/or proxy statements wishes to receive a single annual report and/or proxy statement in the future, that shareholder should contact their broker or send a request to our Corporate Secretary at: EGL, Inc., 15350 Vickery Drive, Houston, TX 77032, telephone number (281) 618-3100. We will deliver, promptly upon written or oral request to the Corporate Secretary, a separate copy of the 2006 annual report and this proxy statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at http://www.sec.gov. You can find information we filed with the SEC by reference to our corporate name or to our SEC file number, 1-06446. You may also read and copy any document we file at the SEC’s public reference room located at:

100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges.

The information concerning EGL contained in this document has been provided by EGL and the information concerning Parent and Acquisition Co. contained in this document has been provided by Parent.

You should rely only on the information contained in this proxy statement to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated          , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of the proxy statement to shareholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting. The representatives will have an opportunity to make statements if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Annex A

AGREEMENT AND PLAN OF MERGER
among
CEVA Group Plc,
CEVA Texas Holdco Inc.,
and
EGL, Inc.
Dated as of May 24, 2007

A-i

A-ii

EXHIBIT A — Term Sheet for Retention Bonus Plan

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 24, 2007 (this “Agreement”), is among CEVA Group Plc, a public company limited by shares incorporated in England and Wales (“Parent”), CEVA Texas Holdco Inc., a Texas corporation and a direct or indirect wholly-owned subsidiary of Parent (“Merger Sub”), and EGL, Inc., a Texas corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (with abstentions) (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, the Board of Directors of Merger Sub and Parent have each unanimously approved this Agreement and declared it advisable for Merger Sub and Parent, respectively, to enter into this Agreement;

WHEREAS, certain existing shareholders of the Company may desire to contribute Shares (as hereinafter defined) to CEVA Investments Limited immediately prior to the Effective Time (as hereinafter defined) in exchange for common stock of CEVA Investments Limited, of which Parent is a wholly-owned subsidiary;

WHEREAS, the Board of Directors of the Company (on the unanimous recommendation of the Special Committee) has determined that the terms of this Agreement constitute a Superior Proposal (as defined in the Agreement and Plan of Merger by and among the Company, Talon Holdings Corp. and Talon Acquisition Co. dated as of March 18, 2007 (the “Talon Merger Agreement”)), the Company and its Board of Directors and the Special Committee have taken all such actions as are necessary and proper to terminate the Talon Merger Agreement, and the Talon Merger Agreement has been validly terminated and is no longer in force or effect; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Texas Business Corporation Act (the “TBCA”) and the Texas Business Organizations Code (the “TBOC”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Corporation”) and a direct or indirect wholly owned subsidiary of Parent.

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the fifth Business Day after the satisfaction or waiver (to the extent permitted by applicable Law (as hereinafter defined)) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, that at the direction of Parent the Closing can be delayed to the last day of the then current interest period of the Company’s floating rate senior secured notes (the “Notes”) in which the conditions set forth in Article VI would be satisfied or waived.

Section 1.3  Effective Time.  On the Closing Date, the Company shall cause the Merger to be consummated by executing and filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Texas in accordance with Article 5.04 of the TBCA and Section 10.153 of the TBOC, as required. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas and a certificate of merger is issued by the Secretary of State of the State of Texas, or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Articles of Merger in accordance with the TBCA and TBOC (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the TBCA and TBOC.

Section 1.5  Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

Section 1.6  Directors.  Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7  Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock.  Subject to Sections 2.1(b), 2.1(d) and 2.1(e), each issued and outstanding share of common stock, par value $0.001 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Shares held by any direct or indirect wholly-owned subsidiary of the Company, which Shares shall remain outstanding except that the number of such Shares shall be appropriately adjusted in the Merger (the “Remaining Shares”), any Cancelled Shares (as defined, and to the extent provided in, Section 2.1(b)) and any Dissenting Shares (as defined, and to the extent provided in, Section 2.1(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $47.50 in cash without any interest thereon (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Parent and Merger Sub-Owned Shares.  Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (including all Shares acquired pursuant to the Rollover Commitments) or held by the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement; provided that Parent may elect for any Shares acquired pursuant to the Rollover Commitments by Parent or CEVA Investments Limited or a subsidiary of Parent or CEVA Investments Limited to remain outstanding, subject to appropriate adjustment, and be deemed Remaining Shares.

(c) Conversion of Merger Sub Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall with the Remaining Shares constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments.  If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any dividend or distribution of stock, cash or property with a record date during such period, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(e) Dissenters’ Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Articles 5.12 and 5.13 of the TBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares,” and together with the Cancelled Shares, the “Excluded Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Articles 5.12 and 5.13 of the TBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Articles 5.12 and 5.13 of the TBCA), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to receive the fair value of such shares of Company Common Stock under the TBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1(a), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands to exercise dissenter’s rights in respect of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by the Company relating to shareholders’ dissenter’s rights and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the TBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which dissenter’s rights have been perfected shall be returned to Parent upon demand.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  At or essentially simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent and approved by the Company in writing (such approval not to be unreasonably withheld) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options (as hereinafter defined) cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Remaining Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the Option Consideration (as hereinafter defined) payable pursuant to Section 5.5 (such cash referred to in subsections (a)(i) and (a)(ii) being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof which are reasonably acceptable to Parent) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company shall reasonably determine) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration and (y) to each holder of a Company Stock Option, a check in an amount due and payable to such holder pursuant to Section 5.5 hereof in respect of such Company Stock Option.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer or stock records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

(iii) The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares or holder of Company Stock Options such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”), or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to and subject to the requirements of this Article II.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Certificates or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates or Book-Entry Shares.

(e) No Liability.  Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund.  The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Company Stock Options pursuant to this Article II and Section 5.5(a). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates.  In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

Section 2.3  Timing of Equity Rollover.  For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares to Parent pursuant to the Rollover Commitments shall be deemed to occur prior to the Effective Time and prior to any other above-described event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) other than with respect to Sections 3.1(a) and 3.2(a), in the Company SEC Documents filed on or after December 31, 2006 and prior to the date of this Agreement (excluding any disclosures included therein to the extent that they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents) or (ii) in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule,” it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall also be deemed to be disclosure with respect to any other section of this Article III to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1  Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The organizational or governing documents of the Company and each of its Subsidiaries, as previously provided to Parent, are in full force and effect. Neither the Company nor any Subsidiary is in violation of its organizational or governing documents.

(c) As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Company Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but shall not include (i) facts, circumstances, events, changes, effects or occurrences generally affecting the industry in which the Company operates or the economy or the financial or securities markets in the United States or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, except to the extent any fact, circumstance, event, change, effect or occurrence that, relative to other industry participants, disproportionately impacts the assets, properties, business, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement of the execution of this Agreement or the consummation of the transactions contemplated hereby (provided, however, that this clause (ii) shall not diminish the effect of, and shall be disregarded for purposes of, any representations or warranties herein), (iii) fluctuations in the price or trading volume of shares of Company Common Stock; provided, that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Company Material Adverse Effect, (iv) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in Law or in GAAP (or the interpretation thereof) after the date hereof, (v) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided, that the exception in this clause (v) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect.

Section 3.2  Capital Stock.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of May 3, 2007, (i) 40,813,161 shares of Company Common Stock were issued and outstanding, (ii) 5,718,606 shares of Company Common Stock were held in treasury, (iii)(A) 1,155,779 shares of Company Common Stock were reserved for issuance under the Circle International Group, Inc. 1994 Omnibus Equity Incentive Plan, none of which were subject to outstanding options issued pursuant to such plan, (B) 45,500 shares of Company Common Stock were reserved for issuance under the Circle International Group, Inc. 1999 Stock Option Plan, of which 1,000 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (C) 4,052,597 shares of Company Common Stock were reserved for issuance under the Company’s Long Term Incentive Plan, of which 1,528,271 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (D) 157,203 shares of Company Common Stock were reserved for issuance under the Company’s Amended and Restated Nonemployee Director Stock Plan, of which 82,500 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (E) 165,137 shares of Company Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan and (F) 154,100 shares of Company Common Stock were reserved for issuance under the Circle International Group, Inc. 2000 Stock Option Plan, of which 1,000 shares of Company Common Stock were subject to outstanding options issued pursuant to such plan, (the plan described in clause (a)(iii)(E) above, the “Stock Purchase Plan”) and (iv) no shares of Company Preferred Stock were issued or outstanding. One right to purchase Series A Junior Participating Preferred Stock (each, a “Company Right”) issued pursuant to the Rights Agreement, dated as of May 23, 2001 (the “Company Rights Agreement”), as amended, between the Company and Computershare Investor Services, L.C. is associated with and attached to each outstanding share of Company Common Stock. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and issued in compliance with all applicable securities Laws. No shares of Company Common Stock are owned by any Subsidiaries of the Company.

(b) Except as set forth in subsection (a) above, or as permitted after the date hereof by Section 5.1(b), (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after May 3, 2007 upon exercise of Company Stock Options outstanding as of May 3, 2007 and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests (including securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock) or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Except for the awards to acquire shares of Company Common Stock under the Company Stock Plans and Stock Purchase Plan of the Company or any of its Subsidiaries listed in Section 3.2(a) above, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(d) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company is otherwise aware with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) No holder of securities in the Company or any of its Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries, as the case may be, other than pursuant to the Shareholder’s Agreement dated October 1, 1994 among the Company, James R. Crane, Daniel S. Swannie, Douglas A. Seckel and Donald P. Roberts.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth a complete and correct list of all outstanding Restricted Shares and Company Stock Options granted under the Company Stock Plans, Company Benefit Plans or otherwise, the number of shares of Company Common Stock issuable thereunder or with respect thereto, the exercise prices (if any), and the names of the holders thereof. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action. The per share exercise price of each

Company Stock Option was equal to or greater than the fair market value of a share of Company Common Stock on the applicable grant date. The Company has not knowingly granted, and there is no and has been no Company policy or intentional practice to grant, Company Stock Options prior to, or otherwise intentionally coordinate the grant of Company Stock Options with, the release of material information regarding the Company or its Subsidiaries.

Section 3.3  Subsidiaries and Joint Ventures.  Section 3.3 of the Company Disclosure Schedule lists all Subsidiaries and Joint Ventures of the Company together with the jurisdiction of organization of each such Subsidiary and Joint Venture. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, claims, deeds of trust, options, rights of first refusal, restrictive covenants, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under applicable law, including the Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). All of the outstanding shares of capital stock of, or other equity interests in, each Joint Venture of the Company owned directly or indirectly by the Company have been duly authorized and validly issued and are fully paid and nonassessable. Other than the Subsidiaries and the Joint Ventures, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

Section 3.4  Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, and, except for (i) the Company Shareholder Approval and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. Each of the Board of Directors of the Company and the Special Committee of the Board of Directors has resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby (including the Special Committee’s recommendation, the “Recommendation”), provided that a withdrawal or modification after the date hereof by the Board or the Special Committee of its Recommendation consistent with Section 5.3(d) shall not be deemed a breach of the foregoing sentence of this Section 3.4(a). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and any implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

(b) Other than in connection with or in compliance with (i) the TBCA (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and (iv) competition approvals in foreign countries (collectively, the “Company Approvals”) no authorization, consent or approval of, or filing with, any United States or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated hereby, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by the Company will not,

(i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation, payment of any consent or similar fee, or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, Company Permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 3.4(b) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, required consent, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company has provided Parent with a true and complete copy of the Talon Merger Agreement, including all schedules and exhibits thereto. The Talon Merger Agreement, effective as of the signing of this Agreement, has been validly terminated.

Section 3.5  Reports and Financial Statements.

(a) The Company and its Subsidiaries have filed all forms, documents, statements and reports required to be filed prior to the date hereof by them with the Securities and Exchange Commission (the “SEC”) since January 1, 2005 (the forms, documents, statements and reports filed with the SEC since January 1, 2005 and those filed with the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied, and each of the Company SEC Documents filed subsequent to the date of this Agreement will comply, as to form, in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Documents so filed or that will be filed subsequent to the date of this Agreement contained or will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in or incorporated by reference into the Company SEC Documents fairly presented, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows and changes in shareholders equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements or foreign Subsidiaries, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.6  Internal Controls and Procedures.

(a) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The

Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect the Company’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since January 1, 2005, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has a “significant deficiency” or “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in the Company’s internal controls over financial reporting.

Section 3.7  No Undisclosed Liabilities.  Except (i) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents filed at least two (2) Business Days prior to the date hereof, (ii) for liabilities and obligations arising under this Agreement and transactions contemplated by this Agreement, (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2006, (iv) for any action specifically permitted by the exceptions in the covenants in Section 5.1(b), (v) for liabilities or obligations under Company Material Contracts, other than in the case of material breach by the Company and (vi) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether known or unknown and whether due or to become due, that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since the later of January 1, 2005 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law, (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company, nor any of its Subsidiaries, nor any of their Affiliates or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in the case of clauses (i), (ii) or (iii) where such action, violation or noncompliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), (ii) all Company

Permits are in full force and effect, (iii) no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, (iv) the Company and its Subsidiaries are not, and since January 1, 2005 have not been, in violation or breach of, or default under, any Company Permit and (v) no event or condition has occurred or exists which would reasonably be expected to result in a violation of, breach of or loss of a benefit under any Company Permit (in each case, with or without notice or lapse of time or both).

(d) The representations and warranties set forth in this Section 3.8 shall not apply to Environmental Law (which is the subject of Section 3.9), ERISA (which is the subject of Section 3.10) or Laws relating to Taxes (which are the subject of Section 3.15).

Section 3.9  Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses and are in compliance with all applicable Environmental Laws (as hereinafter defined) and, while owned by the Company, each of the former Subsidiaries conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) there has been no release of any Hazardous Substance by the Company or by any of its Subsidiaries, or by former Subsidiaries while owned by the Company, or from any properties while owned by the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, or as a result of any operations or activities of the Company or any of its Subsidiaries or former Subsidiaries while owned by the Company, in any manner or for which the Company or any of is Subsidiaries would be responsible that could reasonably be expected to give rise to any remedial obligation, corrective action requirement or other liability of any kind under applicable Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any written notices, demand letters or written requests for information from any federal, state, local or foreign or provincial Governmental Entity asserting that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law, and (iv) neither the Company, its Subsidiaries nor any of their respective properties are, or, to the Knowledge of the Company, are threatened to become, subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date hereof.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.10  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists all material Company Benefit Plans as of the date of this Agreement. “Company Benefit Plans” means all compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retirement, pension, deferred compensation, change in control, savings benefits or any other benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries has any obligation to sponsor, maintain or contribute to, for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries and all employee and consultant agreements providing compensation, vacation, severance, change in control or other benefits to any current or former officer, employee or consultant of the Company or any of its Subsidiaries.

(b) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan by any current or former employee, officer or director of the Company or any of its Subsidiaries, (y) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan.

(c) Each Company Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole. Each Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to affect adversely the qualified status of any such Company Benefit Plan. All material contributions required to be made by the Company or one of its Subsidiaries or any of their respective ERISA Affiliates to any Company Benefit Plan and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period have been timely made or paid in full.

(d) There are no Company Benefit Plans subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(e) None of the Company Benefit Plans provides that the execution of this Agreement or consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (whether contingent or otherwise), (i) entitle any current or former director, employee, independent contractor, consultant or officer of the Company or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, compensation or benefit except as expressly provided in this Agreement or as required by applicable Law, (ii) accelerate the time of payment or vesting, result in any funding, or increase the amount of any payment, compensation or benefit due any such director, employee, independent contractor, consultant or officer, except as expressly provided in this Agreement, or (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director, independent contractor, consultant or officer, (iv) result in any limitation or restriction on the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Benefit Plan, (v) result in any new or increased contribution required to be made to any Company Benefit Plan or (vi) provide for any director, officer, employee or service provider to be entitled to a gross-up, make whole or other payment as a result of the imposition of taxes under Section 280G, 4999 or 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries. No payment or benefit which has been, will be or may be made by the Company or any of its Subsidiaries with respect to any present or former employee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement could result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or nondeductibility under Section 162(m) of the Code.

(f) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, all Company Benefit Plans subject to the Law of any jurisdiction outside of the United States (i) have been established and maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with applicable Law.

(g) With respect to each Company Benefit Plan, the Company has provided to Parent a true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) the most recent documents constituting the Company Benefit Plan and all amendments thereto, (ii) any related trust agreement or other funding instrument (iii) the most recent Internal Revenue Service determination or opinion letter, (iv) the most recent summary plan description, (v) the most recent actuarial report, (vi) the most recent required Internal Revenue Service Form 5500, and (vi) the most recent certified financial statement.

(h) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and neither the Company, its Subsidiaries nor any other entity which together with the Company or any of its Subsidiaries would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (each, an “ERISA Affiliate”) has during the last six (6) years sponsored or contributed to, or had any liability or obligation in respect of, any Multiemployer Plan, or Multiple Employer Plan.

(i) No event has occurred and, to the Knowledge of the Company, except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries taken as a whole, no condition exists that would, either directly or by reason of the Company’s or any Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of its Subsidiaries to any tax, fine, lien, penalty or other liability imposed by ERISA or, with respect to each Company Benefit Plan, the Code or other applicable Laws.

(j) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, the proposed regulations issued thereunder and the Internal Revenue Service Notice 2005-1.

(k) Neither the Company nor any of its Subsidiaries or ERISA Affiliates (taken as a whole) has any material liability with respect to an obligation to provide health or other non-pension benefits to any Person beyond their retirement or other termination of service other than coverage mandated by Section 4980B of the Code or state Law.

Section 3.11  Interested Party Transactions.  Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Document filed prior to the date hereof or Company Benefit Plans, Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of the contracts, arrangements that are in existence as of the date of this Agreement or transactions under which the Company or any of its Subsidiaries has any existing or future liabilities (an “Affiliate Transaction”), between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of the Company or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Shares as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of any such executive officer, director or owner (other than the Company or any of its Subsidiaries). Parent has been provided with true and complete copies of any such contracts or arrangements, all of which shall be terminated on or prior to the Closing except as set forth on Schedule 3.11 of the Company Disclosure Schedule.

Section 3.12  Absence of Certain Changes or Events.  Since December 31, 2006, (a) except as otherwise required or expressly contemplated by this Agreement, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice (it being understood that, for purposes of this Section 3.12, the taking of any action specifically permitted by the exceptions in the covenants contained in Section 5.1(b) shall be deemed to be in the ordinary course of business consistent with past practice) and (ii) there have not been any facts, circumstances, events, changes, effects or occurrences that have had or would have, individually or in the aggregate a Company Material Adverse Effect and (b) prior to the date hereof, neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that were it to be taken from and after the date hereof would require approval of Parent pursuant to Section 5.1(b) to (i) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, (ii) waive, release, assign, settle or compromise any claim, action or proceeding or (iii) implement or adopt any material change in its Tax or financial accounting principles, practices or methods.

Section 3.13  Investigations; Litigation.  There are no (i) investigations or proceedings pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries or (ii) actions, suits or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries , or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity against the Company or any of its Subsidiaries, in each case of clause (i) or (ii), which would have (if adversely determined), individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14  Proxy Statement; Other Information.  None of the information contained in the Proxy Statement (as hereinafter defined) will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), and at the time of any amendments thereof or supplements thereto, will, at the time of its filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that no representation is made by the Company with respect to information supplied by or on behalf of, or related to, Parent or any of its Affiliates (other than the Company and its Subsidiaries). The Proxy Statement will comply as to form in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or on behalf of, or related to, Parent or any of its Affiliates (other than the Company and its Subsidiaries). The letter to shareholders, notice of meeting, proxy statement and forms of proxy to be distributed to shareholders in connection with the Merger to be filed with the SEC in connection with seeking the approval of this Agreement are collectively referred to herein as the “Proxy Statement.”

Section 3.15  Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have timely paid all Taxes that are required to be paid by any of them (whether or not shown on any Tax Return), except with respect to matters contested in good faith and for which adequate reserves have been established on the financial statements of the Company and its Subsidiaries in accordance with GAAP, (iii) the U.S. consolidated federal income Tax Returns of the Company through the tax year ending 2005 have been examined by the Internal Revenue Service and such examinations have been completed or settled (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired), (iv) all assessments for Taxes due with respect to completed and settled examinations or any concluded litigation have been fully paid, (v) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable, (vii) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) (A) occurring during the two-year period ending on the date hereof, or (B) that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger, (viii) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party and is in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection therewith, (ix) none of the Company or any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1), (x) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Tax or Tax asset (other than an agreement or arrangement solely among members of a group the common parent of which is the Company) or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision of Law), by contract, agreement or otherwise, (xi) no waivers or extensions of any statute of limitations have been granted or requested with respect to any Taxes of the Company or any of its Subsidiaries, (xii) no issue has been raised in writing by a taxing authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a deficiency for any subsequent taxable period, (xiii) no claim has been in writing made by a taxing authority in a jurisdiction where either the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction, and (xiv) neither the Company nor any of its Subsidiaries (A) is subject to any private letter ruling of the IRS or comparable rulings of any taxing authority with respect to income Taxes or (B) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, in each case, within the preceding three taxable years or that may otherwise be in effect at any time after the Effective Time of the Merger with respect to income Taxes.

(b) As used in this Agreement, (i) “Tax” or “Taxes” means (A) any and all federal, state, local or foreign or provincial taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with respect thereto, and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Law) or otherwise, and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.16  Labor Matters.  Except for such matters which would not have individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no (and have not been during the two year period preceding the date hereof) strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Employees”), (ii) to the Knowledge of the Company, there is no (and has not been during the two year period preceding the date hereof) union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no (and has not been during the two year period preceding the date hereof) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is no (and has not been during the two year period preceding the date hereof) slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to Employees and (v) the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local law as a result of any action taken by the Company that would have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements.

(b) Except as would not have, individually or in the aggregate a Company Material Adverse Effect, all individuals that have been or that are classified by the Company as independent contractors, including without limitation drivers, have been and are correctly so classified, and none of such individuals could reasonably be classified as an employee of the Company.

Section 3.17  Intellectual Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, Internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any person alleging infringement by the Company or any of its Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of the Company, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, and (iv) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of its Subsidiaries. To the Knowledge of the Company, upon the consummation of the transactions contemplated herein, the Company shall own or have the right to use all Intellectual Property on the same terms and conditions as the Company and its Subsidiaries enjoyed prior to such transaction, except where the failure to so own or have the right to use would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.18  Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its leased properties free and clear of all Liens (except in all cases for Liens permissible under any applicable loan agreements and indentures and for title exceptions, defects, encumbrances, liens, charges, restrictions, restrictive covenants and other matters, whether or not of record, which in the aggregate do not materially affect the continued use of the property for the purposes for which the property is currently being used (assuming the timely discharge of all obligations owing under or related to the owned real property, the personal property and leased property) by the Company or a Subsidiary of the Company). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property are valid and effective against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or event which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto. The representations and warranties set forth in this Section 3.18 shall not apply to Intellectual Property, which is the subject of Section 3.17.

Section 3.19  Insurance.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in the amounts set forth on Section 3.19 of the Company Disclosure Schedule. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force on the date hereof and will be (or equivalent replacement insurance will be) outstanding and duly in force on the Closing Date. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action which could permit termination or material modification of, any material insurance policies, and (ii) no notice in writing of cancellation or termination has been received with respect to any material insurance policy and no such policy shall terminate or give rise to a right of cancellation by reason of the execution, delivery and performance of this Agreement.

Section 3.20  Opinion of Financial Advisor.  The Board of Directors of the Company and the Special Committee have received the opinion of Deutsche Bank Securities Inc., dated as of the date of this Agreement, to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of the Company Common Stock (other than those that are parties to a Rollover Commitment, Parent and Merger Sub) from a financial point of view. The Company will provide Parent (solely for informational purposes) a true, correct and complete copy of such opinion promptly following receipt thereof.

Section 3.21  Required Vote of the Company Shareholders.  The affirmative vote of the holders of outstanding shares of Company Common Stock, voting together as a single class, representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to approve this Agreement, the Merger and the other transactions contemplated hereby (the “Company Shareholder Approval”).

Section 3.22  Material Contracts.

(a) As of the date of this Agreement, except for this Agreement, the Company Benefit Plans, Contracts filed with the SEC prior to the date hereof or as set forth on Section 3.22(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any Contract (whether written or oral) which is (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract, lease, license or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness or other obligation to make payment in an amount in excess of $5 million individually, (iii) a contract, which to the Knowledge of the Company purports to materially limit the right of the Company or any of its Affiliates to engage or compete in any line of business in which the Company or its Subsidiaries is engaged or to compete with any person or operate in any location, (iv) a contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company or its Subsidiaries taken as a whole, (v) settlement or similar agreement with any governmental entity or order or consent of a governmental entity to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and any of its Subsidiaries taken as a whole (all contracts of the type described in this Section 3.22(a), together with Contracts with the top 24 transportation suppliers and top 22 customers of the Company (as measured by annual spend or revenues, respectively, which supplier and customer Contracts are set forth in Section 3.22 of the Company Disclosure Schedule (the “Material Customer/Supplier Contracts”)), being referred to herein as “Company Material Contracts”).

(b) Other than as a result of the expiration or termination of any Company Material Contract in accordance with its terms and except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, and (iii) neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries or their counterparties under any such Company Material Contract. Since December 31, 2006, other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has received any written notice that any counterparty to a Material Customer/Supplier Contract (i) has reduced or will reduce the use of products or services of the Company or any of its Subsidiaries, or (ii) has sought to terminate or amend the terms of a Material Customer/Supplier Contract, including in each case as a result of the Agreement or the transactions contemplated hereby.

Section 3.23  Finders or Brokers; Transaction Fees.  Except for Deutsche Bank Securities Inc., neither the Company nor any of its Subsidiaries has engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the other transactions contemplated hereby. Section 3.23 of the Company Disclosure Schedule contains the Company’s good faith estimate as of the date of this Agreement of all fees, expenses or commissions that will be paid or will be payable by the Company or any of its Subsidiaries to financial, legal and other advisors for the provision of services to the Company in connection with the consummation of the transactions contemplated hereby, including litigation regarding the transactions contemplated hereby, excluding any fees or expenses incurred pursuant to Section 5.10 (“Transaction Fees”). The Company and its Subsidiaries have, prior to the date hereof, paid or committed to pay only those Transaction Fees which have been or will be incurred by the Company or by the Company’s directors in their capacity as directors, and no Transaction Fees have been paid or committed to be paid by the Company or its Subsidiaries for services rendered to other Persons. The Company has provided to Parent a copy of its agreement regarding payment of fees and expenses to Deutsche Bank Securities Inc.

Section 3.24  State Takeover Statutes; Rights Plan.  The Company has taken all actions necessary for purposes of Article 13.03 of the TBCA to ensure that the restrictions of such provision are not applicable to the Merger, the Rollover Commitments or other transactions contemplated hereby, and no other “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States is applicable to the Company with respect to the Merger, the Rollover Commitments or other transactions contemplated hereby. The Company has amended and taken all other actions necessary to (a) render the Company Rights Agreement inapplicable to this Agreement, the Merger, the Rollover Commitments or other transactions contemplated hereby, (b) ensure that (i) none of Parent, Merger Sub or any other interestholder or Subsidiary of Parent is an Acquiring Person (as defined in the Company Rights Agreement) pursuant to the Company Rights Agreement and (ii) a Distribution Date or a Triggering Event (as such terms are defined in the Company Rights Agreement) does not occur, in the case of clauses (a) and (b)(i) and (ii), solely by reason of the execution of this Agreement, or the Rollover Commitments, or the consummation of the transactions contemplated thereby, including the Merger, and (c) provide that the Expiration Date (as defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time.

Section 3.25  Disclaimer

(a) Except for the representations and warranties contained in this Article III and referenced in Articles VI or VII of this Agreement, Parent acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent. Except in the case of fraud or willful misrepresentation, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or use by Parent of, any such information, including any information, documents, projections, forecasts or other material made available to Parent in certain “data rooms”, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement.

(b) In connection with investigation by Parent of the Company and its Subsidiaries, Parent has received or may receive from the Company and/or the Company’s Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto. Accordingly, Parent acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1  Qualification; Organization.

(a) Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign business entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”). The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

Section 4.2  Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Other than in connection with or in compliance with (i) the provisions of the TBOC, (ii) the Exchange Act, (iii) the HSR Act, and (iv) competition approvals in foreign countries (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof by Parent and Merger Sub will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) assuming that the consents and approvals referred to in Section 4.2(b) are duly obtained, conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, required consent, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3  Proxy Statement; Other Information.  None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (other than the Company and its Subsidiaries) which is included or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Company Meeting (as such Proxy Statement shall have been amended or supplemented as of the date of the Company Meeting), and at the time of any amendments thereof or supplements thereto, will, at the time of filing with the SEC, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.4  Financing.  Section 4.4 of the Parent Disclosure Schedule sets forth true, accurate and complete copies of (i) an executed equity commitment letter to provide equity financing to Parent and/or Merger Sub (the “Equity Commitment Letter”) and (ii) executed debt commitment letters and related term sheets (the “Debt Commitment Letters” and, together with the Equity Commitment Letter referred to in clause (i), the “Financing Commitments”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent or the Surviving Corporation with loans in the amounts described therein, the proceeds of which may be used to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing” and, together with the equity financing referred to in clause (i), the “Financing”); provided, however, that in the event any terms of the Financing Commitments are set forth in one or more fee letters containing information regarding fees and compensation payable to parties providing the Financing that Parent and Merger Sub have agreed to keep confidential, the copies of such fee letters may be redacted to delete such compensation information that is not material to an assessment of the likelihood of the Financing being consummated. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Parent or Merger Sub and, to Parent’s Knowledge, the other parties thereto. As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate) or otherwise amended or modified in any respect and neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a material breach or failure to satisfy a condition precedent set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub with any term or condition of the Financing Commitments. As of the date of this Agreement, Parent has no reason to believe it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it pursuant to the Financing Commitments. The proceeds from the Financing, together with the Rollover Commitments, and available cash of Parent and the Company on the Closing Date, constitute all of the financing required for the consummation of Merger and the other transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the Option Consideration, and the payment of all fees and expenses reasonably expected to be incurred in connection herewith. Parent or Merger Sub has fully paid any and all commitment fees or other fees on the dates and to the extent required by the Financing Commitments. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. Notwithstanding anything in this Agreement to the contrary, the Financing Commitments may be superseded at the option of Parent or Merger Sub after the date of this Agreement but prior to the Effective Time by the New Financing Commitments in accordance with Section 5.10. In such event, the term “Financing Commitment” as used herein shall be deemed to include the New Financing Commitments to the extent then in effect.

Section 4.5  Ownership and Operations of Merger Sub.  As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub has not conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby and the financing of such transactions.

Section 4.6  Finders or Brokers.  Prior to the Effective Time, neither the Company nor any of its Subsidiaries shall have any liability for any fee or commission to be paid to any investment banker, broker or finder engaged by Parent or by any of Parent’s Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.7  Ownership of Shares.  Neither Parent, as of the date hereof, nor Merger Sub owns any Shares, beneficially, of record or otherwise. Immediately prior to the Effective Time, Parent or Merger Sub will own only those Shares subject to the Rollover Commitments.

Section 4.8  Certain Arrangements.  Section 4.8 of the Parent Disclosure Schedule sets forth, as of the date hereof, all Contracts between Parent, or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement. Parent has provided the Special Committee and the Board of Directors of the Company with true, correct and complete copies of the Contracts in Section 4.8 of the Parent Disclosure Schedule. Prior to the Board of Directors of the Company approving this Agreement, the Merger, the Rollover Commitments and the other transactions contemplated thereby for purposes of Article 13.03 of the TBCA or the Company Rights Agreement, neither Parent nor Merger Sub, alone or together with any other person, has taken any action that would cause Article 13.03 of the TBCA to be applicable to this Agreement, the Merger or any transactions contemplated by this Agreement.

Section 4.9  Investigations; Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or Affiliates (other than the Company or any of its Subsidiaries, as to which Parent and Merger Sub make no representation), other than any such suit, claim, action, proceeding or investigation that would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.10  No Other Information.  Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

Section 4.11  Access to Information; Disclaimer.  Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to the books and records of the Company and its Subsidiaries, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, whether express or implied, other than the representations and warranties of the Company expressly contained in Article III or referenced in Articles VI or VII of this Agreement and that all other representations and warranties are specifically disclaimed.

Section 4.12  Solvency.  As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (ii) the representations and warranties of the Company set forth in Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge,” materiality or “Company Material Adverse Effect” qualification or exception) including, without limitation, the representations and warranties set forth in Section 3.5(b), and (iii) estimates, projections or forecasts provided by the Company to Parent prior to the date hereof are true, correct and complete in all material respects as of the date hereof and as of the Closing Date and have been prepared in good faith on assumptions that were and continue to be reasonable, and (iv) the Financing has been obtained on terms substantially comparable to or not materially worse than those reflected in the Financing Commitments, and after giving effect to all of the transactions contemplated by this Agreement, including without limitation the Financing, any alternative financing and the payment of the aggregate Merger Consideration, any contemplated repayment or refinancing of debt and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Section 4.12, the term “Solvent” when used with respect to the Surviving Corporation means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation will, as of such date, exceed (i) the value of all “liabilities of the Surviving Corporation, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1  Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, (iii) as expressly contemplated or expressly permitted by this Agreement or (iv) as disclosed in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course consistent with past practices, and use commercially reasonable best efforts to maintain and preserve intact its business organization and significant business relationships and to retain the services of its key officers and key employees; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. In the event that (i) the Company requests the written consent of Parent to take any action otherwise prohibited by this Section 5.1 and (ii) Parent does not grant such consent, any fact, circumstance, event, change, effect or occurrence resulting directly from the failure of the Company to be able to take such action as result of the failure of Parent to grant its written consent shall not constitute, or be considered in determining the existence or occurrence of, a Company Material Adverse Effect; provided, however, that this exception in clauses (i) and (ii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence (A) has resulted in a Company Material Adverse Effect or (B) may be a breach of a representation, warranty or covenant of the Company, in each case to the extent such fact, circumstance, effect or occurrence existed prior to the time the Company requests an action to be taken with Parent’s consent.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(i) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire or encumber, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except in connection with cashless exercises or similar transactions pursuant to the exercise of stock options or other awards issued and outstanding as of the date hereof under the Company Stock Plans; provided, that this Section 5.1(b)(ii) shall not apply to (A) dividends or distributions paid by wholly-owned Subsidiaries of the Company to the Company or to other wholly-owned Subsidiaries or (B) dividends or distributions paid by Subsidiaries of the Company, other than wholly-owned Subsidiaries, that are not within the discretion or control of the Company or its Subsidiaries;

(iii) grant any person any right to acquire any shares of its capital stock except as required under any existing agreement as listed in Section 5.1(b)(iii) of the Company Disclosure Schedule;

(iv) issue, deliver, sell, grant, or pledge any (A) shares of capital stock except pursuant to the exercise of stock options or other awards issued under the Company Stock Plans issued and outstanding as of the date hereof and in accordance with the terms of such instruments; provided, that the Company shall not issue any Shares under the Stock Purchase Plan; (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any shares of its capital stock or securities, or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(v) except for hedging agreements entered into in the ordinary course of business consistent with past practice, purchase, sell, transfer, mortgage, encumber or otherwise dispose of any properties or assets having a value in excess of $5,000,000 in the aggregate, or if not in the ordinary course of business consistent with past practice, in excess of $1,500,000 in the aggregate;

(vi) make any capital expenditures in any fiscal quarter exceeding the Company’s capital expenditure budget (a copy of which has been previously provided to Parent) for such fiscal quarter (a) by more than 1% of the aggregate quarterly budget, or, (b) for each project category, by more than 15% of the quarterly budget for such category; provided that if the aggregate amount spent in any fiscal quarter is less than the aggregate amount set forth in the budget for that quarter, then the amount of such underspend may be spent in the immediately following fiscal quarter (but not in any subsequent quarters) based on a pro rata allocation of such underspend among the project categories based on the full-year total budget allocation among such categories. For purposes of this Section 5.1(b)(vi), the parties agree that the underspend amount for each project category for the first fiscal quarter of 2007 is as set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule, and the Company may carry forward these underspend amounts and apply them to the relevant project categories in the capital expenditure budget for the second fiscal quarter of 2007;

(vii) incur, assume, guarantee, or become obligated with respect to any indebtedness for borrowed money, other than (A) drawdowns under existing credit facilities made in the ordinary course of business consistent with past practice, provided that the aggregate amount of any such drawdowns may not at any time exceed $10,000,000 (but disregarding amounts borrowed in respect of payment by the Company of the $30,000,000 termination fee under the Talon Merger Agreement) or (B) issuances of letters of credit, surety bonds, guarantees of indebtedness for borrowed money and security time deposits made under existing credit facilities in the ordinary course of business consistent with past practice, subject to a $5,000,000 individual cap or, in the case of any such issuances which are related to a common project or business purpose, a $5,000,000 aggregate cap for such related issuances, and provided that the aggregate outstanding amount of any issuances of letters of credit, surety bonds, guarantees of indebtedness for borrowed money and security time deposits may not exceed $101,000,000 at any time;

(viii) make any acquisition (including by merger, consolidation or other business combination) of another Person or business in excess of $5,000,000 in the aggregate, or, if not in the ordinary course of business consistent with past practice, in excess of $1,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital (other than (A) capital contributions to wholly-owned Subsidiaries of the Company and (B) capital contributions to Subsidiaries of the Company, other than wholly-owned Subsidiaries, that are not within the discretion of the Company or its Subsidiaries), property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(ix) except in the ordinary course of business consistent with past practice, enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to indebtedness that would not be prohibited under clause (vii) of this Section 5.1(b);

(x) except to the extent required by Law or by Contracts in existence as of the date hereof, (A) increase in any manner the compensation or benefits of any of its present or former, employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice (including, for this purpose, the normal employee salary, and bonus compensation review process conducted each year); provided, however, that this exception shall not apply to the individuals listed on Section 5.1(b)(x) of the Company Disclosure Schedule, (B) pay, or increase the amounts payable under, any pension, severance, change in control, retirement or similar benefits not required by any existing plan or agreement to any such present or former employees, officers, directors, consultants, independent contractors or service providers, (C) enter into, renew, amend, alter, adopt, implement or otherwise commit itself to any compensation or benefit plan, program, policy, arrangement or agreement including any pension, retirement, profit-sharing, change in control, bonus or other employee benefit or welfare benefit plan, policy, arrangement or agreement or employment, change in control, retention severance, consulting or collective bargaining or similar agreement with or for the benefit of any present or former employee, officer, director, consultant or service provider (other than amendments to a Company Benefit Plan that do not materially increase the cost to the Company or any of its Subsidiaries of maintaining such plan, policy, arrangement or agreement), except to the extent necessary to satisfy the documentary compliance requirements of Section 409A of the Code or to avoid application of Section 409A of the Code, (D) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law;

(xi) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount reserved against in the financial statements contained in the Company SEC Documents, or that involve only the payment of monetary damages not in excess of $1,250,000 in the aggregate (excluding amounts to be paid under existing insurance policies) or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount, in each case, other than in the ordinary course consistent with past practice;

(xii) amend or waive any provision of the articles of incorporation and bylaws or other equivalent organizational documents of the Company or any of its material Subsidiaries or, in the case of the Company, enter into any agreement with any of its shareholders in their capacity as such;

(xiii) take or omit to take any action that is intended or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement;

(xiv) enter into any “non-compete”, “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its Subsidiaries or their ability to solicit customers or employees following the Effective Time;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity;

(xvi) implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by GAAP, applicable Law or regulatory guidelines;

(xvii) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(xviii) enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction which would be an Affiliate Transaction if such transaction occurred prior to the date hereof;

(xix) make any loans to any individual (other than advances of out-of-pocket business expenses to employees, contractors or consultants in the ordinary course of business and consistent with past practices) or make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $3,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or wholly-owned Subsidiaries of the Company, or (ii) as required by existing contracts set forth in Section 5.1(b)(xix) of the Company Disclosure Schedule;

(xx) incur or pay fees, expenses or commissions to be paid to financial, legal and other advisors in connection with consummation of the transactions contemplated by this Agreement other than as described in Section 3.23 of the Company Disclosure Schedule; or

(xxi) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.1(b).

Section 5.2  Access to Information.

(a) From the date hereof until the Effective Time and subject to the requirements of applicable Laws, the Company shall (i) provide to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request (including, to the extent practicable, furnishing to Parent the financial results of the Company in advance of any filing by the Company with the SEC containing such financial results), and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives (other than nonemployee directors) of the Company and its Subsidiaries to cooperate reasonably with Parent to obtain access to information concerning the Company and its Subsidiaries, as the case may be, except that nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries. Such access to information pursuant to this Section 5.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

(b) Parent hereby agrees that all information provided to it or its counsel, financial advisors, auditors and other authorized representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Confidential Information” to the extent such information would be considered “Confidential Information,” in each case, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of January 23, 2007, between the Company and Apollo Management VI, L.P. (the “Confidentiality Agreement”); provided, that Parent shall be entitled to share such Confidential Information with the parties providing the Financing, and prospective co-investors or limited partners of Apollo Management VI, L.P. and its affiliates on a confidential basis.

Section 5.3  No Solicitation.

(a) Subject to Sections 5.3(b)-(g), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall direct and use reasonable best efforts to cause its and their respective officers, directors, employees, agents and other representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by providing information) or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries, in connection with, or have any discussions with any person relating to, an actual or proposed Alternative Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Alternative Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, (v) amend, terminate, waive or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement, or (vi) resolve to propose or agree to do any of the foregoing; provided, however, that an action taken by a Representative in violation of the limitations of this Section 5.3(a) shall be deemed to be a breach by the Company if it materially and adversely affects Parent (including with respect to a Change in Recommendation) or the consummation of the Merger. Without limiting the foregoing, it is understood that any violation of this Section 5.3 by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.3 by the Company.

(b) The Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person (other than the parties hereto) that has made or indicated an intention to make an Alternative Proposal.

(c) Notwithstanding anything to the contrary in Section 5.3(a), prior to receipt of the Company Shareholder Approval, the Company may, in response to an unsolicited Alternative Proposal which did not result from or arise in connection with a breach of Section 5.3(a) and which the Board of Directors of the Company (acting through its Special Committee) determines, in good faith, after consultation with its outside counsel and financial advisors, may reasonably be expected to result in a Superior Proposal, (i) furnish information with respect to the Company and its Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement no less restrictive (including with respect to standstill provisions) of the other party than the Confidentiality Agreement and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, (i) that Parent shall be entitled to receive an executed copy of such confidentiality agreement prior to or substantially simultaneously with the Company furnishing information to the person making such Alternative Proposal or its Representatives and (ii) that the Company shall simultaneously provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.

(d) Subject to Section 7.1(c)(ii), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or resolve to or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation, (ii) approve or publicly propose to approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (iii) approve or recommend, resolve to or publicly propose to approve, endorse or recommend, any Alternative Proposal (any of the foregoing actions in clauses (i) through (iii), whether taken by the Board of Directors of the Company or a committee thereof, a “Change in Board Recommendation”). Notwithstanding the foregoing, but subject to Section 5.4(b), if, prior to receipt of the Company Shareholder Approval, (i) the Board of Directors of the Company or the Special Committee

determines in good faith, after consultation with its outside counsel and financial advisors, that withdrawal or modification of its Recommendation is necessary in order to comply with its fiduciary duties, (ii) the Board of Directors of the Company or the Special Committee provides Parent with advance written notice of the intention to make a Change in Board Recommendation, and (iii) if the Change in Board Recommendation is based on the receipt of an Alternative Proposal, such Alternative Proposal did not result from a breach of Section 5.3(a), then the Board of Directors of the Company or the Special Committee may withdraw or modify its Recommendation.

(e) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of (i) the receipt of any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries which, in the good faith judgment of the Board of Directors or the Special Committee of the Company, is reasonably likely to lead to an Alternative Proposal, (iii) the identity of the person making any such Alternative Proposal and (iv) the material terms of any such Alternative Proposal (including copies of any material document evidencing such Alternative Proposal or inquiry). The Company shall keep Parent reasonably informed on a current basis of any material change to the terms of any such Alternative Proposal.

(f) Notwithstanding the foregoing, other than in connection with a termination of this Agreement pursuant to Section 7.1(c)(ii) to accept a Superior Proposal, the Company shall not waive Article 13.03 of the TBCA or amend the Company Rights Agreement, redeem any of the Rights (as defined in the Company Rights Agreement), or otherwise take any action to render the provisions of the Company Rights Agreement inapplicable, with respect to any Person other than Parent, its shareholders and their respective Affiliates.

(g) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that neither the Company nor the Board of Directors of the Company (or any committee thereof) shall in any event be entitled to disclose a position under Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act other than the Recommendation unless the Board of Directors of the Company or the Special Committee determines in good faith, after consultation with its outside counsel and financial advisors, that a failure to so withdraw or modify its Recommendation is necessary in order to comply with its fiduciary duties, provided that nothing herein shall relieve the Company of its obligations under Section 5.3(d).

(h) As used in this Agreement, “Alternative Proposal” shall mean (i) any proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company of over 15% of its equity securities or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger.

(i) As used in this Agreement, “Superior Proposal” shall mean any Alternative Proposal, (i) on terms which the Board of Directors of the Company (or the Special Committee) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable from a financial point of view to the holders (other than those holders of Company Common Stock that are party to a Rollover Commitment), and excluding consideration of any interests that any holder may have other than as a stockholder of the Company entitled to receive the merger consideration) of Company Common Stock than the Merger, taking into account all the terms and conditions of such proposal, and this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement and the Merger during the applicable time periods specified in Section 7.1(c)(ii)) and (ii) that the Board of Directors (or the Special Committee) believes is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided that for purposes of the definition of “Superior Proposal,” the references to “15%” in the definition of “Alternative Proposal” shall be deemed to be references to “80%.”

Section 5.4  Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare the Proxy Statement, which shall, subject to Section 5.3(d), include the Recommendation. Parent and the Company shall cooperate with each other in connection with the preparation of the foregoing document. The Company will use its reasonable best efforts to have the Proxy Statement, cleared by the SEC as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the shareholders of the Company.

(b) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the TBCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Shareholder Approval (such meeting or any adjournment or postponement thereof, the “Company Meeting”), and (ii) subject to the Board of Directors of the Company’s or the Special Committee’s withdrawal or modification of its Recommendation in accordance with Section 5.3(d), use all reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1 and subject to compliance with Section 7.2, the Company, regardless of whether the Board of Directors (whether or not acting through the Special Committee, if then in existence) has approved, endorsed or recommended an Alternative Proposal or has withdrawn, modified or amended the Recommendation, will submit this Agreement for approval by the shareholders of the Company at such meeting.

Section 5.5  Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.

(i) Except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, each option or other award to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under any employee or director equity plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall (notwithstanding any provisions to the contrary in the Company Stock Plans or applicable option grants), as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option (or if there is not any such excess, zero) with the aggregate amount of such payment rounded to the nearest cent (the aggregate amount of such cash hereinafter referred to as the “Option Consideration”) less such amounts as are required to be withheld or deducted under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment.

(ii) [intentionally omitted]

(iii) Except as otherwise agreed in writing by the Company and Parent and the applicable holder thereof, and notwithstanding any contrary provisions, if any, in any plan or agreement or otherwise relating to such Restricted Shares, immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment.

(iv) At the Effective Time, the Company’s Stock Purchase Plan shall terminate. In connection with such termination, the Company shall refund to the participants in the Stock Purchase Plan any accumulated payroll deductions in respect of any Purchase Period ending after the Effective Time. The participants in the Stock Purchase Plan shall be entitled to continue to make purchases of Company Common Stock pursuant to the terms of the Stock Purchase Plan for any Purchase Period (as defined in the Company’s Stock Purchase Plan) in effect as of the date of this Agreement; provided, however, that if such Purchase Period terminates prior to the Effective Time or if there is no Purchase Period in effect as of the date of this Agreement, the Company’s Stock Purchase Plan shall be suspended and no new Purchase Period will commence under the Company’s Stock Purchase Plan prior to the termination of this Agreement. After the date hereof, no employee who is not a participant in the Company’s Stock Purchase Plan may become after the date hereof a participant in the Company’s Stock Purchase Plan and no participant in the Stock Purchase Plan may increase the percentage amount of his or her payroll deduction election from those in effect on the date hereof.

(v) Prior to the Effective Time, the Compensation Committee of the Board of Directors of the Company, or the Board of Directors of the Company, as appropriate, shall make such adjustments and amendments to, make such determinations or take such actions with respect to Company Stock Plans, Company Stock Options, Company Benefit Plans, Restricted Shares including obtaining consents where necessary, to implement the foregoing provisions of this Section 5.5.

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time, provided that nothing herein shall limit the right of the Company or Parent from amending or terminating such Company Benefit Plans, arrangements and agreements in accordance with their terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current employee of the Company and its Subsidiaries other than such employees covered by collective bargaining agreements (each, a “Company Employee”) compensation opportunities that are substantially comparable and benefits that in the aggregate are substantially comparable to the compensation opportunities and benefits (excluding equity-based compensation) provided to such Company Employee immediately before the Effective Time, it being understood that the total package of such compensation and benefits may be different from the compensation and benefits provided to the Company Employees prior to the Effective Time.

(ii) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time as required pursuant to this Section 5.5(b) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger (such plans, collectively, the “Old Plans”), and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue (or resume) the employment of any specific person.

(iv) Immediately following the date hereof, the Company shall adopt, and implement, a retention bonus plan in accordance with the terms set forth in Exhibit A to this Agreement, and the Company and Parent shall reasonably cooperate in further implementing the terms of such Exhibit A.

(v) Without limiting the generality of Section 8.10, no provision of this Section 5.5 shall be construed to create any third party beneficiary rights in any employee, officer, current or former director or consultant of the Company or its Subsidiaries, or any beneficiary of such employee, officer, director or consultant under a Company Benefit Plan or otherwise, and is not intended to constitute an amendment to any Company Benefit Plan.

(vi) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

Section 5.6  Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken, all actions, and to do promptly, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Merger under any Contract (other than de minimis amounts, amounts required to be paid to any Governmental Entity or if Parent and Merger Sub have provided adequate assurance of repayment).

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly as practicable after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state or foreign antitrust enforcement authorities or competition authorities, other Governmental Entities in connection with the HSR Act and foreign competition approvals, or other state or federal regulatory authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date (as hereinafter defined)), and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, use reasonable best efforts to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their Subsidiaries, from any third party and/or any Governmental Entity with respect thereto, allowing each other to review in advance any filing or written materials submitted to any Governmental Entity, and providing the other party and its counsel with advance notice of and, to the extent permitted by Law, the opportunity to participate in any discussion, telephone call or meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement.

(c) Subject to Section 5.11, and in furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means any and all state, federal and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws requiring notice to, filings with, or the consent or approval of, any Governmental Entity, or that otherwise may cause any restriction, in connection with the Merger and the transactions contemplated thereby, including (i) the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) any Law governing the direct or indirect ownership or control of any of the operations or assets of the Company and its Subsidiaries or (iii) any Law with the purpose of protecting the national security or the national economy of any nation.

(e) The Company shall cooperate with Parent with respect to, and use commercially reasonable best efforts to facilitate, possible alternative or supplemental structures (including internal restructurings by the Company or its Subsidiaries) for the acquisition of the Company and its Subsidiaries, provided that such structures do not impede or delay the Closing of the transaction or change the Merger Consideration or materially adversely affect the Company and its Subsidiaries, taken as a whole, should the Merger not occur.

Section 5.7  Takeover Statute.  If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the Merger, the Rollover Commitments or the other transactions contemplated, by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the Merger, the Rollover Commitments and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger, the Rollover Commitments and the other transactions contemplated hereby.

Section 5.8  Public Announcements.  Except with respect to a Change in Board Recommendation, the Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein (other than routine employee communications) and shall not issue any such press release or other public statement or comment prior to such consultation except as such party in its good faith judgment may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, it being understood that the final form of any release or statement shall be at the final discretion of the issuing party. Parent and the Company agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 5.9  Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification (including rights accruing under self-insurance arrangements in respect of deductibles, coverage limits or forgone third-party insurance) and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees (in their capacity as such or when serving at the request or for the benefit of the Company or its Subsidiaries, as a director, officer, partner, employee, agent or fiduciary of any other partnership, joint venture, trust, employee benefit plan or other entity or enterprise and not otherwise, including not as shareholders or option holders of the Company or its Subsidiaries), as the case may be, of the Company or its Subsidiaries as provided in any agreement (copies of which have been provided to Parent and are listed in Section 5.9(a) of the Company Disclosure Schedule) or in the articles of incorporation or bylaws or other organization documents of the Company or its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses and arrangement of self-insurance provisions of the Company’s and any of its Subsidiaries’ articles of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date hereof, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action (as hereinafter defined) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such persons serving as an officer, director or other fiduciary in the Company or any other entity if such service was at the request or for the benefit of the Company; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without either Parent’s or the Surviving Corporation’s prior written consent, and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation; provided, further, however, that if any Indemnified Party or group of Indemnified Parties is advised in writing by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party or group of Indemnified Parties and another Indemnified Party or group of Indemnified Parties, then the Surviving Corporation shall pay the fees and expenses of the minimum number of counsel as are required to eliminate such conflicts of interest. It shall be a condition to the advancement of any amounts to be paid in respect of legal and other fees and expenses that the Surviving Corporation receive an undertaking by the Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under applicable Law. Nothing in this Section 5.9(b) shall obligate Parent or the Surviving Corporation to have any indemnification obligation to any Indemnified Party with respect to losses incurred as a result of a breach of the duty of loyalty or other improper action, in each case involving a situation in which the Indemnified Party had a conflicting financial or other material interest (other than as a stockholder or employee or director of the Company).

(c) Parent hereby unconditionally guarantees the performance and satisfaction of the Surviving Corporation’s obligations pursuant to Section 5.9(b).

(d) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause the Surviving Corporation to provide substitute policies or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, such Persons shall not be required to pay with respect to such insurance policies in respect of any one policy year more than 200% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; and further provided that if the Surviving Corporation purchases a “tail policy” and the same coverage costs more than 200% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 200% of such last annual premium.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, self-insurance arrangement, the TBCA or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(f) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9.

Section 5.10  Financing.  Parent shall use its reasonable best efforts to obtain the Financing on the terms and conditions described in the Financing Commitments or terms more favorable to Parent, including using its reasonable best efforts (i) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) to satisfy all conditions applicable to Parent in such definitive agreements, including receipt of a solvency opinion, (iii) to comply with its obligations under the Financing Commitments, (iv) to enforce its rights under the Financing Commitments, and (v) to consummate the Financing at or prior to the Closing. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Financing Commitments or any termination of the Financing Commitments. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and provide to the Company copies of all material documents related to the Financing (other than any ancillary documents subject to confidentiality agreements). In connection with its obligations under this Section 5.10, Parent shall be permitted to amend, modify or replace the Financing Commitments with new Financing Commitments, including through co-investment by or financing from one or more other additional parties (the “New Financing Commitments”), provided Parent shall not permit any replacement of, or amendment or modification to be made to, or any waiver of any material provision or remedy under, (i) the Equity Commitment Letter unless Parent obtains the Company’s consent, or (ii) the Debt Commitment Letters if such replacement (including through co-investment by or financing from one or more other additional parties), amendment, modification, or waiver reduces the aggregate amount of the Debt Financing or adversely amends or expands the conditions to the drawdown of the Debt Financing in any respect that would make such conditions materially less likely to be satisfied or that can reasonably be expected to materially delay the Closing. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Financing unlikely to occur in the manner or from the sources contemplated in the Financing Commitments, Parent shall notify the Company and shall use its reasonable best efforts to arrange as promptly as practicable any such portion from alternative sources on terms and conditions no less favorable to Parent or Merger Sub. The Company shall provide, and shall cause its Subsidiaries, and shall cause each of its and their respective Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent in connection with the Financing and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) providing reasonably required information relating to the Company and its Subsidiaries to the parties providing the Financing, (ii) participating in meetings, drafting sessions and due diligence sessions in connection with the Financing, (iii) assisting in the preparation of (A) any offering documents for any of the Debt Financing, and (B) materials for rating agency presentations, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda, (iv) reasonably cooperating with the marketing efforts for any of the Debt Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos), (v) executing and delivering (or obtaining from its advisors), and causing its Subsidiaries to execute and deliver (or obtain from its advisors) , customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency matters), accounting comfort letters (including consents of accountants for use of their reports in any materials relating to the Debt Financing), legal opinions, surveys, title insurance or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing as may be reasonably requested by Parent in connection with the Financing, (vi) entering into one or more credit or other agreements on terms satisfactory to Parent and that are reasonably requested by Parent in connection with the Debt Financing immediately prior to the Effective Time, (vii) as promptly as practicable, furnishing Parent and its Financing sources with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent of a type generally used in connection with a syndicated bank financing as well as an offering pursuant to Rule 144A of the Securities Act of 1933 as applicable to Parent, (viii) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) within 30 days of the end of each month prior to the Closing Date, in the form customarily prepared by management prior to the date hereof, (ix) taking all actions necessary in connection with the pay off of existing indebtedness and the release of related Liens (including, without limitation, the prepayment of the Company’s existing Notes on or prior to the Closing Date), and (x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing, by the Surviving Corporation immediately following the Effective Time; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreement, certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. Upon the valid termination of this Agreement, other than in accordance with Sections 7.1(d)(i) or 7.1(d)(ii), Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket third party costs incurred by the Company in connection with this Section 5.10.

Section 5.11  Shareholder Litigation.  The Company shall give Parent the opportunity to participate, in full subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Merger or any other transactions contemplated hereby and no such settlement shall in any event be agreed to without Parent’s prior consent (not to be unreasonably withheld). Parent agrees that, promptly following the date hereof, it will cause the action pending in the 190th Judicial District of Harris County styled Apollo Management VI, L.P., v. EGL, Inc., et al., Cause No. 2007-18386, to be dismissed without prejudice.

Section 5.12  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. The Company shall notify Parent, on a reasonably current basis, of any events or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Affiliates (but excluding traffic violations and similar misdemeanors), and shall reasonably cooperate with Parent or its Affiliates in efforts to mitigate any adverse consequences to Parent or its Affiliates which may arise therefrom (including by coordinating and providing assistance in meeting with regulators).

Section 5.13  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.14  Rights Plan.  The Company Rights Agreement shall terminate upon the Effective Time, without payment of any amounts to any holders thereunder.

Section 5.15  Acquisition of Shares.  Prior to the Effective Time, neither Parent nor Merger Sub shall, directly or indirectly, purchase any shares of Company Common Stock or otherwise intentionally acquire the right to vote shares of Company Common Stock, without the Company’s prior written consent (other than pursuant to the Rollover Commitments).

Section 5.16  Control of Operations.  Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Upon the signing of this Agreement, the Board of Directors of the Company will establish an operating committee (“Operating

Committee”). From the date hereof until the Effective Time, the Operating Committee shall meet weekly, or more frequently in the event of unanticipated material developments at the Company, to discuss major developments at the Company, such as material personnel matters, material customer or supplier developments and significant financial matters, including with respect to material capital expenditures. A designated representative of the Operating Committee shall promptly notify Parent of any material disagreements among the members of the Operating Committee. The primary purpose of the Operating Committee is to ensure compliance with the terms of this Agreement and otherwise maintain operation of the Company in the ordinary course, while permitting the functional business heads to continue to perform their duties. Following receipt of approval pursuant to, or early termination of the waiting period under, the HSR Act, Parent may elect to designate an observer to the Operating Committee (the “Observer”) in the event material disagreements have occurred among the members of the Operating Committee, provided that the Observer shall have no authority to vote on matters pending before the Operating Committee. Further, the Company shall manage all of its business projects and activities substantially in accordance with the budgets provided to Parent and its representatives prior to the date hereof and under the supervision of the Operating Committee or such project managers as the Operating Committee may designate.

Section 5.17  Notes and Amounts Outstanding Under Credit Agreement.

At the direction of Parent, the Company shall give any notice to the Administrative Agent under the Company’s First Amended and Restated Credit Agreement, dated as of September 30, 2005 (the “Credit Agreement”) as is required in order for the Company to prepay all amounts outstanding under the Credit Agreement at such time as directed by Parent; provided, that any such notice shall not be required by the Company unless it may be made in accordance with the terms of the Credit Agreement and is subject to the consummation of the transactions contemplated by this Agreement. The Company shall prepay all Notes at or prior to the Closing Date.

Section 5.18  Non-Disparagement.  From and after the date hereof until the Effective Time, each of the Parent and its Affiliates and the Company shall not, and shall direct each of its officers and directors to not, (a) disparage the business, operations, services, practices, prospects following effectiveness of the transactions contemplated by this Agreement, management, employees, directors or officers of the Company, Parent, Merger Sub and any of their Affiliates, or (b) take any actions intended to impair the Company’s ongoing business reputation or its relationships with its customers, suppliers and employees following the Effective Time; provided, however, that the foregoing shall not preclude statements made in good faith in connection with legal proceedings or as required by Law. The Company shall use reasonable best efforts to enforce the compliance of each of its officers and directors with this Section 5.18.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Shareholder Approval shall have been obtained.

(b) No restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger and/or the other transactions contemplated by this Agreement shall be in effect.

(c) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and all competition approvals or notices required for the consummation of the transactions contemplated by this Agreement under the Laws of Argentina, the European Union or other Governmental Entities in countries in which the Company and its Subsidiaries did business in excess of $10,000,000 in revenues in 2006 shall have been received or made.

Section 6.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1 (Qualification, Organization) and Section 4.2(a) (Corporate Authority) shall be true and correct in all respects (except, in the case of Section 4.1(a) for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Parent Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

Section 6.3  Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment or waiver of the following conditions:

(a) (i) The representations and warranties of the Company contained in Section 3.1 (Qualification, Organization, Subsidiaries, etc.), Section 3.2 (Capital Stock), Section 3.3 (Subsidiaries), Section 3.4(a) (Corporate Authority), Section 3.12(a)(ii) (Absence of Certain Changes or Events), Section 3.21 (Required Vote of the Company Shareholders), and Section 3.24 (State Takeover Statutes; Rights Plan) shall be true and correct in all respects (except, in the case of Sections 3.1(a), 3.2 and 3.3 for such inaccuracies as are de minimis in the aggregate), in each case at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement (other than in clause (i) above) shall be true and correct in all respects (disregarding any materiality or Company Material Adverse Effect qualifiers contained therein) as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) or (ii) hereof, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(d) have been satisfied.

(d) Since the date of this Agreement there shall not have been a Company Material Adverse Effect;

Section 6.4  Frustration of Conditions.  No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

TERMINATION

Section 7.1  Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Effective Time shall not have occurred on or before November 1, 2007 (the “End Date”) and the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date; provided, however, that in the event the conditions set forth in Section 6.1(c) shall not have been satisfied on or before the End Date, either Parent or the Company may unilaterally extend, by notice delivered to the other party on or prior to the original End Date, the End Date until January 10, 2008, in which case the End Date shall be deemed to be for all purposes such date;

(ii) an injunction, other legal restraint or order shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to remove such injunction, other legal restraint or order in accordance with Section 5.6; or

(iii) the Company Meeting (including any adjournments thereof) shall have concluded and the Company Shareholder Approval contemplated by this Agreement shall not have been obtained, provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the Company Shareholder Approval is proximately caused by (a) a Change in Board Recommendation that is not permitted by Section 5.3(d) or (b) a breach by the Company of Section 5.4;

(c) by the Company, if:

(i) Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.3 not to be satisfied; or

(ii) prior to the receipt of the Company Shareholder Approval, (A) the Board of Directors of the Company (or the Special Committee) has received a Superior Proposal which did not result from a breach by the Company of Section 5.3(a), (B) in light of such Superior Proposal the Board of Directors of the Company (or the Special Committee) shall have determined in good faith, after consultation with its outside counsel and financial advisors, that withdrawal or modification of its Recommendation is necessary in order to comply with its fiduciary duties, (C) the Company has notified Parent in writing of the determinations described in clause (B) above which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, (D) at least five Business Days following receipt by Parent of the notice referred to in clause (C) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (C) above, such Superior Proposal remains a Superior Proposal and the Board of Directors of the Company (or the Special Committee) has again, following good faith negotiations with Parent during such five Business Day period, made the determinations referred to in clause (B) above (it being understood that in the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent pursuant to clause (C) above and to comply with the requirements of this Section 7.1(c)(ii) with respect to such new written notice, except that all references in this clause (D) to five Business Days shall be deemed to be references to three Business Days in such event), (E) the Company has previously paid (or concurrently pays) the Termination Fee and (F) the Board of Directors of the Company (or the Special Committee) has approved or concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

(d) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1, Section 6.3(a), Section 6.3(b) or Section 6.3(d) and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that the Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.2 not to be satisfied;

(ii) the Board of Directors of the Company or the Special Committee withdraws, modifies or qualifies in a manner adverse to Parent or Merger Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, its Recommendation, fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or approves, endorses or recommends, or resolves to or publicly proposes to approve, endorse or recommend, any Alternative Proposal, including in any disclosure made pursuant to Rule 14e-2(a) promulgated under the Exchange Act; or

(iii) since the date of this Agreement there shall have been a Company Material Adverse Effect that cannot be cured by the End Date.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement, and the provisions of Section 7.2 and Article VIII), and subject to Section 7.3, there shall be no other liability on the part of the Company or Parent and Merger Sub, or any of their respective stockholders, partners, members, directors, officers or agents, as the case may be; provided, however, that nothing in this Agreement shall relieve any party to this Agreement for any action for fraud, or as provided for in the Confidentiality Agreement.

Section 7.2  Termination Fee; Expenses.

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) then the Company shall pay to Parent a termination fee of $20,000,000 in cash (the “Termination Fee”); or

(ii) (x) at any time after the date of this Agreement, an Alternative Proposal shall have been made known to the Company or publicly disclosed, (y) this Agreement is terminated by Parent pursuant to Section 7.1(b)(i) and as of the date of such termination the conditions to Parent’s obligation to close set forth in Section 6.3(a) or Section 6.3(b) are not satisfied, or this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) (so long as, in the case of Section 7.1(b)(iii), the Alternative Proposal was publicly disclosed and not withdrawn at the time of the Company Meeting) and (z) within 12 months after this termination, the Company enters into an agreement in respect of any Alternative Proposal or a transaction pursuant to which any Alternative Proposal is consummated, then the Company shall pay to Parent the Termination Fee (provided, that, for purpose of this Section 7.2(a)(ii), the term

“Alternative Proposal” shall have the meaning assigned to such term in Section 5.3(h), except that the references to “15% or greater” and “15% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), then the Company shall pay to Parent all of the Expenses (as hereinafter defined) of Parent and Merger Sub and their affiliates, and thereafter the Company shall be obligated to pay to Parent the Termination Fee (net of the amount of any Expenses previously actually paid to Parent pursuant to this clause (iii) of Section 7.2(a)) in the event that, within 12 months after this termination, the Company enters into an agreement in respect of any Alternative Proposal or a transaction pursuant to which an Alternative Proposal is consummated (provided that for purpose of this Section 7.2(a)(iii), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 5.3(h), except that the references to “15% or greater” and “15% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively). As used herein, “Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates), up to $15,000,000 in the aggregate, incurred by Parent, Merger Sub and their Affiliates or on their behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Financing and all other matters related to the Merger; or

(iv) (A) at any time after the date of this Agreement, an Alternative Proposal shall have been made known to the Company or publicly disclosed and (y) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(iii) (so long as the Alternative Proposal was publicly disclosed and not withdrawn at the time of the Company Meeting) and no Termination Fee is yet payable in respect thereof pursuant to Section 7.2(a)(ii), then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub and their Affiliates, and thereafter the Company shall be obligated to pay to Parent the Termination Fee (net of the amount of Expenses previously actually paid to Parent pursuant to this sentence) in the event such fee is payable pursuant to Section 7.2(a)(ii) (provided, that, for purpose of this Section 7.2(a)(iv), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 5.3(h), except that the references to “15% or greater” and “15% or more” shall be deemed to be references to “50% or greater” and “50% or more,” respectively); or

(v) Parent shall terminate this Agreement pursuant to Section 7.1(d)(i) and the Company shall have willfully breached any of its representations, warranties or covenants in this Agreement as to give Parent the right to terminate pursuant to 7.1(d)(i), then the Company shall pay to Parent the Termination Fee.

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 7.1(b)(i) and the Effective Time shall not have occurred on or before the End Date as a result of Parent or Merger Sub’s failure to obtain and consummate the Financing or any alternative financing, then Parent shall pay or cause to be paid to the Company a termination fee of $40,000,000 in cash (the “Parent Termination Fee”); provided that this Section 7.2(b)(i) shall not be applicable in the event that the Financing cannot be consummated as a result of the failure of any condition set forth in Section 6.1 or Section 6.3 to have been satisfied; or

(ii) the Company shall terminate this Agreement pursuant to Section 7.1(c)(i) and Parent shall have willfully breached any of its representations, warranties or covenants in this Agreement as to give the Company the right to terminate pursuant to 7.1(c)(i), then Parent shall pay or cause to be paid to the Company a termination fee of $60,000,000 in cash (the “Parent Breach Termination Fee”).

(c) Any payment required to be made pursuant to clause (i) of Section 7.2(a) shall be made to Parent concurrently with, and as a condition to the effectiveness of, the termination of this Agreement by the Company pursuant to Section 7.1(c)(ii); any payment required to be made by the Company pursuant to clause (ii) of Section 7.2(a) shall be made to Parent promptly (and in any event not later than two Business Days following the consummation of the Alternative Proposal); any payment of Expenses required by clauses (iii) and (iv) of Section 7.2(a) shall be made promptly following termination of this Agreement; any payment of the Termination Fee required by clauses (iii) and (iv) of Section 7.2(a) shall be made to Parent promptly (and in any event not later than two Business Days following the Company’s entering into an agreement regarding or consummation of the Alternative Proposal); and, in circumstances in which Expenses are payable to Parent, such payment shall be made not later than two Business Days after delivery to the Company to make such payment of an itemization setting forth in reasonable detail all Expenses of Parent (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent. Any payment required to be made pursuant to Section 7.2(b)(i) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

(d) In the event that the Company shall fail to pay the Termination Fee and/or Expenses, or Parent shall fail to pay the Parent Termination Fee or Parent Breach Termination Fee required pursuant to this Section 7.2 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such owing party shall also pay to the owed party all of the owed party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee and/or Expenses, as the case may be. Parent and the Company acknowledge that the fees, Expense reimbursement and the other provisions of this Section 7.2 are an integral part of the Merger and that, without these agreements, Parent and the Company would not enter into this Agreement.

(e) The Company acknowledges that the Parent Termination Fee and Parent Breach Termination Fee, as applicable, are not penalties, but rather are liquidated damages in reasonable amounts that will compensate the Company for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.3, the Company’s right to receive payment of the Parent Termination Fee or Parent Breach Termination Fee, as applicable, pursuant to this Section 7.2 shall be the exclusive remedy of the Company against Parent, Merger Sub, or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents in respect of this Agreement and the transactions contemplated hereby, and upon payment of the Parent Termination Fee or Parent Breach Termination Fee, as applicable, in accordance with this Section 7.2, none of Parent, Merger Sub, or any of their respective stockholders, partners, members, directors, Affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by hereby (except that Parent also shall be obligated with respect to the provisions of Section 7.2(d), Section 5.2(b) and the last sentence of Section 5.10). Subject to Section 7.3, Parent and Merger Sub acknowledge and agree that, except in the case of a willful breach of any of the representations, warranties or covenants in this Agreement by the Company, receipt of the Termination Fee and Expenses and any fees due pursuant to Section 7.2(d) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, and shall in all cases be the sole and exclusive remedy against any of the Company’s stockholders, partners, members, directors, Affiliates, officers or agents.

Section 7.3  Specific Performance.

In addition to the other remedies set forth in this Agreement, the parties shall be entitled to seek specific performance of the terms of this Agreement and no party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement provided, however, that in the event of a termination of this Agreement by the Company pursuant to Section 7.2(b)(i) in circumstances in which Section 7.2(b)(i) provides for payment by Parent of the Parent Termination Fee, the sole and exclusive remedy of the Company, its Affiliates and stockholders for any loss or damage suffered in connection therewith shall be the payment of the Parent Termination Fee, and the Company shall not seek specific performance of the other terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  No Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2  Expenses.  Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 8.3  Counterparts; Effectiveness.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4  Governing Law.  This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware (other than with respect to matters governed by TBCA or TBOC, with respect to which such laws apply), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5  Jurisdiction; Enforcement.  The Company agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VII Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy which they are entitled at law or in equity. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE

PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7  Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

CEVA Group Plc
c/o Apollo Management VI, L.P.
9 West 57th Street, 43rd Floor
New York, New York 10019
Telecopy: (212) 515-3259
Attention: Stan Parker

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Telecopy: (212) 403-2269
Attention: Andrew J. Nussbaum

To the Company:

EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032
Telecopy: (281) 618-3287
Attention: General Counsel

with copies to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Telecopy: (713) 238-7135
Attention: Robert V. Jewell

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Telecopy: (713) 229-7778
Attention: Gene J. Oshman

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8  Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that, without written consent of any party hereto, (i) Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, (ii) Parent may assign any right to receive a payment by the Company of the Termination Fee or Expenses to any direct or indirect wholly-owned subsidiary of Parent, and (iii) Merger Sub and/or Parent may assign its rights hereunder as collateral security to any lender to Merger Sub and/or Parent or an Affiliate of Merger Sub and/or Parent, as the case may be, but, in each case, no such assignment shall relieve Merger Sub and/or Parent, as applicable, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, or any assignee thereof, to perform its obligations under this Agreement.

Section 8.9  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10  Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the exhibits and schedules hereto), and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in Section 5.9, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11  Amendments; Waivers.  At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (approved by the Special Committee), Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective (and, in the case of the Company, as approved by the Special Committee); provided, however, that after receipt of Company Shareholder Approval, if any such amendment or wavier shall by applicable Law or in accordance with the rules and regulations of the NASDAQ Stock Market require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12  Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13  Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any time materiality of effect is measured with respect to the Company and its Subsidiaries, the interests not owned directly or indirectly by the Company and its wholly owned Subsidiaries shall be excluded.

Section 8.14  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 8.15  Determinations by the Company.  Whenever a determination, decision or approval by the Company is called for in this Agreement, such determination, decision or approval must be authorized by the Special Committee or, if the Special Committee is not then in existence, the Company’s Board of Directors. Prior to the Effective Time or termination of this Agreement, the Company and its Board of Directors will ensure that the Special Committee is not disbanded or dissolved, the membership of the Special Committee is not modified (other than due to resignations by members of the Special Committee), and the authority of the Special Committee is not reduced, in each case unless the Board of Directors of the Company receives the prior written consent of Parent.

Section 8.16  Certain Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein:

(a) “Affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

(b) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder.

(c) “Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

(d) “Joint Venture” shall mean any corporation, partnership, association, trust or other form of legal entity of which 50% or less of the outstanding voting securities are on the date hereof directly or indirectly owned by such party.

(e) “Knowledge” means (x) with respect to Parent, the actual knowledge of the individuals listed on Section 8.16(e)(x) of the Parent Disclosure Schedule and (y) with respect to the Company, the actual knowledge, after reasonable inquiry, of the following individuals: (i) Jim Crane (Chairman & CEO), (ii) Joe Bento (President & Chief Marketing Officer), (iii) Vittorio Favati (President — International), (iv) Greg Weigel (Chief Operating Officer), (v) Keith Winters (Chief Administrative Officer), (vi) Mike Slaughter (Chief Accounting Officer), (vii) Dana Carabin (Chief Compliance Officer, General Counsel), (viii) Ronald E. Talley (President of The Select Carrier Group), (ix) Bruno Sidler and (x) Sam Slater.

(f) “Orders” or “orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(g) “person” or “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

(h) “Rollover Commitment” means the commitment made by a Person in an equity rollover letter to be executed, if any.

(i) “Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Merger Sub and are not members of the Company’s management, formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the transactions contemplated hereby, including the Merger.

(j) “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner.

(k) Each of the following terms is defined in the Sections set forth opposite such term:

Action	Section 5.9(b)
Affiliate Transaction	Section 3.11
Affiliates	Section 8.16(a)
Agreement	Preamble
Alternative Proposal	Section 5.3(h)
Articles of Merger	Section 1.3
Bankruptcy and Equity Exception	Section 3.4(a)
Book-Entry Shares	Section 2.2(a)
Business Day	Section 8.16(b)
Cancelled Shares	Section 2.1(b)
Certificates	Section 2.2(a)
Change in Board Recommendation	Section 5.3(d)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(b)(iii)
Company	Preamble
Company Approvals	Section 3.4(b)
Company Benefit Plans	Section 3.10(a)
Company Common Stock	Section 2.1(a)
Company Disclosure Schedule	ARTICLE III
Company Employee	Section 5.5(b)(i)
Company Material Adverse Effect	Section 3.1(c)
Company Material Contracts	Section 3.22(a)
Company Meeting	Section 5.4(b)
Company Permits	Section 3.8(c)
Company Preferred Stock	Section 3.2(a)
Company Right	Section 3.2(a)
Company Rights Agreement	Section 3.2(a)
Company SEC Documents	Section 3.5(a)
Company Shareholder Approval	Section 3.21

Company Stock Option	Section 5.5(a)(i)
Company Stock Plans	Section 5.5(a)(i)
Confidentiality Agreement	Section 5.2(b)
Contracts	Section 8.16(c)
Control	Section 8.16(a)
Credit Agreement	Section 5.17
Debt Commitment Letters	Section 4.4
Debt Financing	Section 4.4
Dissenting Shares	Section 2.1(e)
Dissenting Shareholders	Section 2.1(e)
Effective Time	Section 1.3
Employees	Section 3.16
End Date	Section 7.1(b)(i)
Environmental Law	Section 3.9(b)
Equity Commitment Letter	Section 4.4
ERISA	Section 3.10(a)
ERISA Affiliate	Section 3.10(h)
Exchange Act	Section 3.4(b)
Exchange Fund	Section 2.2(a)
Excluded Shares	Section 2.1(e)
Expenses	Section 7.2(a)(ii)
Financing	Section 4.4
Financing Commitments	Section 4.4
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
Hazardous Substance	Section 3.9(c)
HSR Act	Section 3.4(b)
Indemnified Party	Section 5.9(b)
Intellectual Property	Section 3.17
Joint Venture	Section 8.16(d)
Knowledge	Section 8.16(e)
Law	Section 3.8(a)
Laws	Section 3.8(a)
Lien	Section 3.3
Material Customer/Supplier Agreement	Section 3.22(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(h)
Multiple Employer Plan	Section 3.10(h)
New Financing Commitments	Section 5.10
New Plans	Section 5.5(b)(ii)
Notes	Section 1.2
Observer	Section 5.16
Old Plans	Section 5.5(b)(ii)

Operating Committee	Section 5.16
Option Consideration	Section 5.5(a)(i)
orders	Section 8.16(f)
Orders	Section 8.16(f)
Parent	Preamble
Parent Approvals	Section 4.2(b)
Parent Breach Termination Fee	Section 7.2(b)(ii)
Parent Disclosure Schedule	ARTICLE IV
Parent Material Adverse Effect	Section 4.1(b)
Parent Termination Fee	Section 7.2(b)(i)
Paying Agent	Section 2.2(a)
person	Section 8.16(g)
Person	Section 8.16(g)
Proxy Statement	Section 3.14
Recommendation	Section 3.4(a)
Regulatory Law	Section 5.6(d)
Remaining Shares	Section 2.1(a)
Representatives	Section 5.3(a)
Restricted Shares	Section 5.5(a)(iii)
Rollover Commitment	Section 8.16(h)
Sarbanes-Oxley Act	Section 3.6
SEC	Section 3.5(a)
Securities Act	Section 3.3
Share	Section 2.1(a)
Solvent	Section 4.12
Special Committee	Section 8.16(i)
Stock Purchase Plan	Section 3.2(a)
Subsidiaries	Section 8.16(j)
Superior Proposal	Section 5.3(i)
Surviving Corporation	Section 1.1
Talon Merger Agreement	Recitals
Tax Return	Section 3.15(b)
Taxes	Section 3.15(b)
TBCA	Section 1.1
TBOC	Section 1.1
Termination Date	Section 5.1(a)
Termination Fee	Section 7.2(a)
Transaction Fees	Section 3.23
WARN Act	Section 3.16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CEVA GROUP PLC

By:	/s/ Stan Parker
Name: Stan Parker

Title:	Director

CEVA TEXAS HOLDCO INC.

By:	/s/ Stan Parker
Name: Stan Parker

Title:	President

EGL, INC.

By:	/s/ Dana Carabin
Name: Dana Carabin

Title:	Secretary & General Counsel

Annex B

ARTICLES 5.11, 5.12 AND 5.13 OF
THE TEXAS BUSINESS CORPORATION ACT

Art. 5.11.  Rights of Dissenting Shareholders in the Event of Certain Corporate Actions

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

(1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

(2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

(3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

(1) the shares, or depository receipts in respect of the shares, held by the shareholder are part of a class or series, shares, or depository receipts in respect of the shares, of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

(a) listed on a national securities exchange;

(b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(c) held of record by not less than 2,000 holders;

(2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder’s shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

(3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder’s shares any consideration other than:

(a) shares, or depository receipts in respect of the shares, of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares, or depository receipts in respect of the shares, of which are:

(i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

(ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

(iii) held of record by not less than 2,000 holders;

(b) cash in lieu of fractional shares otherwise entitled to be received; or

(c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

Art. 5.12.  Procedure for Dissent by Shareholders as to Said Corporate Actions

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

(1)  (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder’s right to dissent will be exercised if the action is effective and giving the shareholder’s address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

(b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder’s right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder’s right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder’s shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

(2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

(3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder’s shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Art. 5.13.  Provisions Affecting Remedies of Dissenting Shareholders

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder’s rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder’s rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Annex C

Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005

May 24, 2007

The Special Committee of the Board of Directors
EGL, Inc.
15350 Vickery Drive
Houston, TX 77032

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to the Special Committee of the Board of Directors of EGL, Inc. (“EGL” or the “Company”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated May 24, 2007, among the Company, CEVA Group Plc (“Acquiror”) and CEVA Texas Holdco Inc., a wholly owned subsidiary of Acquiror (“Merger Sub”), which provides, among other things, for Merger Sub to merge with and into the Company (the “Transaction”) whereby each share of common stock of the Company (“Company Common Stock”) not owned directly or indirectly by the Company or Acquiror, other than any dissenting shares, will be converted into the right to receive $47.50 in cash (the “Consideration”), and as a result, the Company will become a wholly owned subsidiary of Acquiror. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested Deutsche Bank’s opinion, as investment bankers, as to the fairness, from a financial point of view, of the Consideration to the stockholders of EGL, other than any members of management of the Company who enter into rollover agreements to contribute their equity in the Company in exchange for equity in the Acquiror (the “Management Group”).

In connection with Deutsche Bank’s role as financial advisor to the Special Committee of the Board of Directors of EGL, Inc., and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they

C-1

have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank’s opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Company, Acquiror and Merger Sub contained in the Merger Agreement are true and correct, the Company, Acquiror and Merger Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of the Company, Acquiror and Merger Sub to consummate the Transaction will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained.

This opinion is addressed to and for the use and benefit of, the Special Committee of the Board of Directors of EGL and is not a recommendation to the stockholders to approve the Transaction. This opinion is limited to the fairness, as of the date hereof, from a financial point of view, to the stockholders of EGL, other than members of the Management Group, of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. The Board of Directors of the Company may accept this opinion as if the same were addressed to it.

Deutsche Bank will be paid a fee for its services as financial advisor to the Special Committee in connection with the Transaction, a significant portion of which is contingent upon the closing of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. The DB Group has provided advisory services and financing from time to time to entities controlled by an affiliate of Acquiror, for which it has been paid compensation.

Based upon and subject to the foregoing, it is Deutsche Bank’s opinion as investment bankers that the Consideration is, as of the date hereof, fair, from a financial point of view, to the stockholders of EGL, other than members of the Management Group.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

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EGL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                    , 2007

The undersigned hereby appoints Milton Carroll and Dana Carabin, jointly and severally, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EGL, Inc. (the “Company”) to be held on          ,          , 2007, at          , at   a.m., or at any adjournment thereof, hereby revoking any proxy heretofore given.

Please note that if you fail to vote, the effect will be the same as a vote against the approval of the merger agreement described on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF, AND OF THE PROXY STATEMENT AND ACCOMPANYING MATERIALS FOR, THE AFORESAID ANNUAL MEETING. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL ACTS THAT ANY OF THE SAID PROXY HOLDERS OR THEIR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

(Continued and to be dated and signed on the reverse side.)

Your shares will be voted as specified below. If no specification is made for a proposal and this proxy card is validly executed and returned, your shares will be voted “FOR” such proposal.

1.	Approval of the Agreement and Plan of Merger, dated as of May 24, 2007, among CEVA Group Plc, CEVA Texas Holdco Inc., and EGL, Inc., as it may be amended from time to time.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

2.	Approval of the adjournment of the annual meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve the Agreement and Plan of Merger, dated as of May 24, 2007, among CEVA Group Plc, CEVA Texas Holdco Inc., and EGL, Inc., as it may be amended from time to time.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

3.	Election of directors — Nominees: James R. Crane; Frank J. Hevrdejs; Paul William Hobby; Michael K. Jhin; Milton Carroll; Neil E. Kelley; James Flagg; and Sherman Wolff, as directors, except as indicated below.

☐ FOR

☐ WITHHELD

☐ FOR, except vote withheld from the following nominee(s):

4.	With discretionary authority as to such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

Date: _ _, 2007

(Signature)

(Signature)

Sign exactly as name appears hereon.  (Joint owners should each sign. When signing as attorney, executor, officer, administrator, trustee, or guardian, please give full title as such.)

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.